EXHIBIT 10.1

HINES VAF WESTWOOD OF LISLE II, L.P.,
as Landlord
AND
SXC HEALTH SOLUTIONS, INC.
as Tenant

LEASE AGREEMENT

Dated: March 24, 2006
Building: 2441 Warrenville Road, Lisle, Illinois

i

EXHIBIT A	Plan Showing Tenant’s Space
EXHIBIT B	Legal Description of Land
EXHIBIT C	Rules and Regulations
EXHIBIT D	Parking Rider
EXHIBIT E	Pre-Approved General Contractors
EXHIBIT F	Form of SNDA
EXHIBIT G	Expansion Space A
EXHIBIT H	Expansion Space B
EXHIBIT I	Building Signage Identification — Name/LOGO Depiction
EXHIBIT J	Cleaning Specifications
EXHIBIT K	HVAC Design Standards

LEASE AGREEMENT
     THIS LEASE AGREEMENT (this “Lease”) is made between Landlord and Tenant named in Article 1 as of the date set forth therein. Landlord and Tenant, in consideration of the covenants and agreements contained herein, agree as follows:
ARTICLE 1
REFERENCE DATA AND DEFINITIONS
     The following are definitions of terms used in this Lease, and each reference in this Lease to any of the following subjects shall be construed to incorporate the data, terms, covenants and provisions stated for that subject in this Article 1, subject to the terms of the balance of this Lease:

DATE OF EXECUTION OF THIS LEASE:	March , 2006.

LANDLORD	Hines VAF Westwood of Lisle II, L.P.

MANAGING AGENT:	Hines GS Properties, Inc.

LANDLORD’S ADDRESS:	Hines VAF Westwood of Lisle II, L.P. c/o Hines GS Properties, Inc. 2443 Warrenville Road Lisle, Illinois 60532

with a copy to:

Hines VAF Westwood of Lisle II, L.P. c/o Hines Interests Limited Partnership 300 Atlantic Street Suite 206 Stamford, Connecticut 06901 Attn: Alan Rubenstein

and to:

Hines Interests Limited Partnership One South Dearborn Suite 2000 Chicago, Illinois 60603 Attn: Thomas J. Danilek

TENANT:	SXC Health Solutions, Inc.

STATE OF TENANT’S FORMATION/ INCORPORATION:	Texas

TENANT’S ADDRESS:	2441 Warrenville Road Suite 600 Lisle, Illinois 60532 Attn: Joel Cesario cc: Chief Financial Officer

DEMISED PREMISES:	All of Floors 4 and 5 and a portion of floor 6, as shown on Exhibit A, agreed for all purposes of this Lease to be 65,782 square feet, subject to adjustment as hereinafter provided.

BUILDING:	2441 Warrenville Road, Lisle, Illinois, which includes all improvements, including the office building and parking areas, driveways and landscaped areas, located on the Land, which Building is agreed for all purposes of this Lease to contain 148,423 square feet of rentable area as of the date hereof.

LAND:	The land described on Exhibit B.

PROJECTED TURNOVER DATE:	Within five (5) business days after the mutual execution and delivery of this Lease by Landlord and Tenant.

COMMENCEMENT DATE:	February 1, 2007

EXPIRATION DATE:	January 31, 2018

TERM:	Eleven (11) Years

RENEWAL TERM:	One (1) renewal term of Five (5) Years

FIXED RENT:	Period	Monthly Fixed Rent	Annual Fixed Rent	Annual Fixed Rent Per RSF
	2/1/07 through 1/31/08	$75,375.21	$904,502.50	$13.75
	2/1/08 through 1/31/09	$78,116.13	$937,393.50	$14.25
	2/1/09 through 1/31/10	$80,857.04	$970,284.50	$14.75
	2/1/10 through 1/31/11	$83,597.96	$1,003,175.50	$15.25
	2/1/11 through 1/31/12	$86,338.88	$1,036,066.50	$15.75
	2/1/12 through 1/31/13	$89,079.79	$1,068,957.50	$16.25
	2/1/13 through 1/31/14	$91,820.71	$1,101,848.50	$16.75
	2/1/14 through 1/31/15	$94,561.63	$1,134,739.50	$17.25
	2/1/15 through 1/31/16	$97,302.54	$1,167,630.50	$17.75
	2/1/16 through 1/31/17	$100,043.46	$1,200,521.50	$18.25
	2/1/17 through 1/31/18	$102,784.38	$1,233,412.50	$18.75

RENTAL ABATEMENT:	Fixed Rent and Tenant’s Expense Charge shall be abated for the periods described in Section 3.6, subject to the terms set forth therein.

TENANT’S PROPORTIONATE SHARE:	44.321%, determined as set forth in Section 4.1(c).

DEFAULT RATE:	The lesser of (1) three percent (3%) above the Prime Rate, per annum, or (2) the maximum rate of interest permitted by law. For purposes of the foregoing, the “Prime Rate” shall mean the rate of interest announced from time to time by JPMorgan Chase, Chicago, Illinois (or any successor) as its “prime rate” or “corporate base rate”, changing as and when such rate changes, or if such rate is no longer in existence, then such other “prime rate” as may be designated by Landlord, in its reasonable discretion.

SECURITY DEPOSIT AMOUNT:	$300,000.00, as the same may from time to time be adjusted as provided in Section 3.4 below.

NORMAL BUSINESS HOURS:	Monday through Friday 8:00 A.M. to 6:00 P.M. Saturdays 8:00 A.M. to 1:00 P.M.

BROKER:	Staubach Midwest, LLC (“Tenant’s Broker”) and CB Richard Ellis (“Landlord’s Broker”)
ARTICLE 2
DEMISED PREMISES AND TERM
     Section 2.1. Demised Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Demised Premises, upon and subject to the covenants, agreements, terms, conditions, limitations, exceptions and reservations of this Lease.
     Section 2.2. Term. The term of this Lease (sometimes referred to herein as the “Term”) shall be the period of time specified in Article 1 hereof. Except as hereinafter provided, the Term shall commence on the Commencement Date as shown in Article 1 and shall expire without notice to Tenant on the Expiration Date as shown in Article 1, subject to any renewal options provided herein.
     Section 2.3. Tenant’s Entry upon Demised Premises before Commencement Date. Provided that Tenant complies at all times with the provisions and requirements of this Lease (other than the obligation to pay Fixed Rent and, except as provided for below in this Section 2.3, the obligation to pay Additional Rent (as defined in Section 3.2 hereof)), Tenant may enter upon the Demised Premises from and after the “Turnover Date” (as defined in

Section 25.1 hereof) and prior to the Commencement Date to perform the Tenant’s Work (as defined in Section 25.1 below), and to otherwise install trade fixtures and furnishings and to make the Demised Premises ready for the conduct of Tenant’s business, provided, however, that any contractors as Tenant may engage to undertake such installations and other preparatory work shall be subject to Landlord’s written approval prior to engagement (not to be unreasonably withheld, conditioned or delayed), and provided further, that Tenant shall undertake such installations and other preparatory work only with such labor organization affiliation or lack of affiliation as Landlord may reasonably approve. For purposes of the foregoing, Landlord hereby pre-approves those general contractors listed on Exhibit E. Any work performed under this Section 2.3 shall comply, in any event, with the terms and requirements set forth in Section 25.1 below. Any such occupancy of all or any portion of the Demised Premises prior to the Commencement Date shall be upon all of the terms and conditions set forth in this Lease relative to occupancy during the Term (other than the obligation to pay Fixed Rent and, except as provided below in this Section 2.3, Additional Rent hereunder). Utility costs (including, but not limited to, HVAC, other than after-hours HVAC as provided below) for utility services furnished to the Demised Premises which, if furnished during the Term, would be included as part of “Tenant’s Expense Charge” under this Lease (i.e., as opposed to being charged and payable separately by Tenant, such as in the case of electricity) (herein, “Base Building Utility Charges”), shall, from and after the Turnover Date, and through the day preceding the Commencement Date, be the responsibility of Landlord. The cost of any utilities (including but not limited to, electricity and after-hours HVAC) to the Demised Premises which, if furnished during the Term, would be payable separately by Tenant and not as part of “Tenant’s Expense Charge” under this Lease (herein, “Direct Utility Charges”), shall, from and after the Turnover Date, and through the day preceding the Commencement Date, be the responsibility of Tenant, and shall be paid for by Tenant either by paying any applicable utility company directly (i.e., if separately metered) or by paying Landlord its Building-standard rates (i.e., if not separately metered), which Building-standard rates, to the extent applicable, shall be based on Landlord’s actual costs therefor, without additional mark-up to Landlord on account thereof. Tenant shall be responsible for installation of separate metering for electricity, as a required part of the Tenant’s Work hereunder, if separate metering is not already present at the Demised Premises (or any portion thereof) as of the Turnover Date. Tenant shall have no right to occupy any portion of the Demised Premises for the conduct of business operations therefrom at any time prior to the Commencement Date, except as expressly provided below in this Section 2.3, or unless otherwise consented to by Landlord (at its sole discretion). Notwithstanding the foregoing, Tenant shall have the right to occupy the following areas of the Demised Premises prior to the Commencement Date, for the conduct of business therefrom, without Landlord’s consent thereto (but subject to the other terms of this Section 2.3): (i) that portion of the Demised Premises located on the 6th floor of the Building and known as Suite 620, comprised of 2,723 rentable square feet (the “Suite 620 Space”), and/or (ii) that portion of the Demised Premises located on the 6th floor of the Building and known as Suite 610, comprised of 10,532 rentable square feet (the “Suite 610 Space”). If Tenant occupies the Suite 620 Space prior to the Commencement Date for the conduct of business therefrom, Tenant shall have no obligation to pay Fixed Rent or Additional Rent relative thereto at any time prior to the Commencement Date (other than payment of Direct Utility Charges, as provided above). If Tenant occupies all or any portion of the Suite 610 Space prior to the Commencement Date for the conduct of business therefrom,

Tenant shall pay Landlord, in addition to payment of the Direct Utility Charges described above, a contribution toward Landlord’s operating costs, in an amount equal to $6.39 per square feet of rentable area of the overall Suite 610 Space per annum, calculated for the period of such occupancy (payable in monthly installments, in advance, prorated for any partial calendar month, at the same time and place as otherwise applicable to monthly payments of Fixed Rent during the Term hereof). The exact rentable area of any space leased as part of the Demised Premises or otherwise located at the Building from time to time, shall be determined by Landlord, measured in accordance with ANSI/BOMA Z65.1 1996 standards (it being understood and agreed that the rentable area of the Demised Premises and of the Building set forth in Article 1, and the rentable area of the Suite 610 Space and the Suite 620 Space as set forth above in this Section 2.3, have been determined based on such BOMA measurement standard, and the parties stipulate that such measurements shall remain binding on the parties hereunder during the entire Term for all purposes of this Lease, subject to the terms of Section 4. l(c) below). From and after the Commencement Date, Tenant shall pay Fixed Rent and Additional Rent (including Tenant’s Expense Charge and Direct Utility Charges) as otherwise provided in this Lease.
ARTICLE 3
RENT AND SECURITY DEPOSIT
     Section 3.1. Fixed Rent. Tenant shall pay to Landlord, without any prior demand therefor and without any deduction or set-off whatsoever (except as expressly provide in this Lease), the Fixed Rent set forth in Article 1. Fixed Rent shall be due and payable in monthly installments each equal to the Monthly Fixed Rent set forth in Article 1, in advance on the first day of each and every calendar month during the Term.
     Section 3.2. Additional Rent. Any sums or charges to be paid by Tenant pursuant to the provisions of this Lease, other than the Fixed Rent, shall be designated as “Additional Rent”. Any sums or charges to be paid by Tenant pursuant to the provisions of the Lease, other than Fixed Rent and Tenant’s Expense Charge payments (which Fixed Rent and Tenant’s Expense Charge payments shall be payable on a monthly regularly scheduled basis as set forth in Section 3.1 and Section 4.2(b) hereof), shall be payable within thirty (30) days after Landlord gives written notice that payment is due, unless otherwise provided in this Lease. Landlord shall have the same rights against Tenant for default in payment of Additional Rent as for default in payment of the Fixed Rent. As used in this Lease, the term “Rent” shall mean the Fixed Rent and Additional Rent. The payment of Rent hereunder is independent of each and every other covenant and agreement contained in this Lease.
     Section 3.3. Past Due Rent.
     (a) If Tenant shall fail to pay any installment of Rent within five (5) business days following the date when such Rent is due and payable (provided that, on the first two (2) occasion of late payment of Rent occurring in any calendar year, the hereafter described “Late Charge” shall not accrue unless Tenant fails to pay such Rent within ten (10) business days following the date when such Rent is due and payable), Tenant shall pay a charge (the “Late

Charge”) which shall be 3% of the amount of such unpaid installment of Rent. The parties agree that the amount of such Late Charge represents a reasonable estimate of the cost and expense that will be incurred by Landlord in processing each delinquent payment of Rent by Tenant and that such Late Charge shall be paid to Landlord as liquidated damages for each delinquent payment.
     (b) Unpaid Rent which is not paid within five (5) business days following the date when due shall bear interest at the Default Rate from the date due until paid (provided that, on the first two (2) occasions of late payment of Rent occurring in any calendar year, such interest shall not accrue unless Tenant fails to pay such delinquency within five (5) business days after Landlord gives written notice of such delinquency to Tenant, but on the third and any subsequent occasion of late payment of Rent occurring in any calendar year, no such notice from Landlord shall be required for Default Rate interest to accrue as otherwise provided in this Section 3). Payment of such interest shall not excuse or cure any default by Tenant under this Lease. The parties agree that the payment of interest and the payment of Late Charges provided for in Section 3.3(a) above are distinct and separate from one another in that the payment of interest is to compensate Landlord for its inability to use the money improperly withheld by Tenant, while the payment of Late Charges is to compensate Landlord for its additional administrative expenses in handling and processing delinquent payments.
     Section 3.4. Security Deposit. Concurrent with Tenant’s execution and delivery of this Lease to Landlord, and as an express condition of Landlord’s obligation to fund any portion of the “Allowance” under Section 25.2 below, or to disburse the “One Time Existing Lease Payment” under Section 33.1 below (and subject, in any event, to the terms of the last paragraph of this Section 3.4 regarding the form of the deposit hereunder and Tenant’s right, at any time, to deliver the same either as a letter of credit or in cash), Tenant shall deposit with Landlord an unconditional and irrevocable letter of credit (as the same may be decreased as hereinafter provided, the “Letter of Credit Security Deposit”) in the amount of $300,000.00 in form reasonably satisfactory to Landlord and issued by such bank with a Chicago, Illinois office reasonably satisfactory to Landlord, as security for the full and faithful performance of every provision of this Lease to be thereafter performed by Tenant (the Letter of Credit Security Deposit, together with (1) any cash from time to time held by Landlord as part of the security deposit following a draw on the Letter of Credit Security Deposit or (2) any cash from time to time held by Landlord as part of the security deposit following Tenant’s election, at its sole discretion, to deposit such cash as all or part of the required security deposit under this Section 3.4 (and subject, in any event, to the terms of the last paragraph of this Section 3.4 regarding the form of the deposit hereunder), is sometimes referred to herein as the “Security Deposit”). If Tenant defaults with respect to any provision of this Lease, including but not limited to the provisions relating to the payment of Rent, and such default remains uncured beyond applicable cure periods provided hereunder, then Landlord may, as applicable, (i) use, apply or retain all or any part of the Security Deposit which is then held by Landlord in the form of cash (herein, the “Cash Security Deposit”), or (ii) draw on the Letter of Credit Security Deposit, in whole or in part, but only to the extent necessary in Landlord’s good faith judgment to cure such default (provided that Landlord may draw upon any Letter of Credit Security

Deposit in whole in the event Tenant defaults in its obligation to timely deliver a replacement letter of credit as required hereunder), and Landlord may use, apply or retain all or any part of the proceeds thereof, for the payment of any Rent and any other sum in default, or for the payment of any other amount which Landlord may spend or become obligated to spend by reason of Tenant’s default or to compensate Landlord for any other loss or damage which Landlord may suffer by reason of Tenant’s default. If any portion of the Cash Security Deposit or proceeds from a draw on the Letter of Credit Security Deposit is so used or applied, Tenant shall, within ten (10) business days after written demand therefor, as applicable, deposit cash with Landlord in an amount sufficient to restore the Cash Security Deposit to its original amount or cause the issuing bank to restore the Letter of Credit Security Deposit to its original amount, and Tenant’s failure to do such shall be a material breach of this Lease, without any additional cure period hereunder. Landlord shall not be responsible for keeping any Cash Security Deposit or any proceeds from a draw on the Letter of Credit Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on either. If Tenant shall fully and faithfully perform every provision of this Lease to be performed by it through July 31, 2011, the Cash Security Deposit, the Letter of Credit Security Deposit, or any balance thereof, as applicable, shall be returned to Tenant (or at Landlord’s option to the last assignee of Tenant’s interest hereunder) no later than ten (10) days following Tenant’s request therefor from Landlord (which request shall be delivered no earlier than August 1,2011). Landlord shall deliver the Cash Security Deposit or the Letter of Credit Security Deposit to the purchaser of Landlord’s interest in the Building, in the event that such interest is sold, and, provided that such purchaser agrees in writing to be bound by the terms and conditions of this Lease with respect to such Security Deposit, thereupon Landlord shall be discharged from any further liability with respect to same. Tenant hereby agrees not to look to any mortgagee as mortgagee, mortgagee in possession, or successor in title to the Building for any Cash Security Deposit or Letter of Credit Security Deposit required by Tenant hereunder, unless such items have actually been received by said mortgagee as security for Tenant’s performance of this lease. Landlord agrees to deliver the Security Deposit required to be held by Landlord hereunder to any such mortgagee on or before such time as the mortgagee succeeds to Landlord’s interest hereunder. Nothing herein shall be construed to limit the amount of damages recoverable by Landlord or any other remedy to the Security Deposit.
     Any letter of credit delivered by Tenant hereunder as the Letter of Credit Security Deposit shall expire no earlier than twelve (12) months after issuance and all subsequent replacement letters of credit shall expire no earlier than twelve (12) months from the expiration date of the then outstanding and expiring letter of credit. Subject to the terms of the next succeeding paragraph relative to permitted reductions in the amount of the Security Deposit, Tenant shall ensure that at all times during the Term of this Lease and for fifteen (15) business days after expiration of the term, cash or an unexpired letter of credit in the amount of the Security Deposit required hereunder shall be in the possession of Landlord. During the Term, Tenant shall deliver cash or a replacement letter of credit to Landlord no later than fifteen (15) business days prior to the expiration date of then outstanding and expiring letter of credit; provided, however, that the replacement letter of credit shall not be required to have an effective date earlier than the expiration date of the then existing letter of credit (it being the intent that Tenant not be required to have two outstanding letters of credit at any one time). Failure by Tenant to deliver cash or any replacement letter of credit as required above shall entitle Landlord to draw under the outstanding letter of credit and to retain the entire proceeds thereof for application as the Security Deposit under this Lease (provided that Tenant shall thereafter continue to have the right and, if required by Landlord, the obligation, to substitute a Letter of Credit Security Deposit for such Cash Security Deposit then being held by Landlord, in accordance with the requirements of this Section 3.4). Each letter of credit shall be for the benefit of Landlord and its successors and assigns, shall be expressly transferable without any cost or fee payable by the transferor or transferee thereof, and shall entitle Landlord or its successors or assigns to draw from time to time under the letter of credit in portions or in whole as provided herein upon presentation of a sight draft.
     In the event that Tenant is not in default, with respect to any provision of this Lease as of any respective “Security Deposit Reduction Date,” hereinafter described, then, notwithstanding anything contained hereinabove to the contrary (but subject to the terms of the last paragraph of this Section 3.4 regarding the right to again take the benefit of the following reduction if various defaults are thereafter cured within applicable cure periods hereunder), (i) Landlord shall return to Tenant, no later than ten (10) days following Tenant’s request therefor (which request shall be given no earlier than the applicable Security Deposit Reduction Date), that portion of any Cash Security Deposit or Letter of Credit Security Deposit then being held by Landlord hereunder corresponding to the amount of the “Permitted Security Deposit Reduction” permitted as of such Security Deposit Reduction Date (as hereinafter set forth), or (ii) Tenant shall have the right to deliver an amendment to the then existing letter of credit as a supplement to any Letter of Credit Security Deposit then being held by Landlord hereunder, or a replacement letter of credit for any such Letter of Credit Security Deposit, which amended letter of credit or replacement letter of credit shall be in the amount of the “Remaining Balance of Security Deposit” corresponding to such Security Deposit Reduction Date (as hereinafter set forth).

	Permitted Security	Remaining Balance
Security Deposit	Deposit Reduction	of Security Deposit
August 1,2009	$150,000.00	$150,000.00
August 1,2010	$150,000.00	$0.00
     If Tenant is not entitled to the foregoing reduction in the Security Deposit solely because Tenant is in default under this Lease as described in the preceding paragraph, then Tenant shall not be entitled to any further reduction in the Security Deposit amount required hereunder; provided, however, that notwithstanding the foregoing, Tenant may again take the benefit of such reduction and subsequent reductions if and when such default and all other subsequent defaults have been cured within applicable cure periods provided hereunder.
     Notwithstanding anything herein to the contrary, Tenant shall have the right, at its sole election, to deposit the Security Deposit required from time to time hereunder with Landlord either in the form of a Cash Security Deposit or in the form of a Letter of Credit Security Deposit, in either case meeting the requirements otherwise set forth in this Section 3.4. relative to the requisite Security Deposit hereunder.
     Section 3.5. Rent Payments. All Rent payments shall be made to Landlord at the address set forth in Article 1, or at such other place designated by Landlord in writing, in lawful currency of the United States of America. Rent payments applicable to partial months falling within the Term or occurring as a result of the application of the Monthly Fixed Rent payable upon Lease execution shall be prorated.
     Section 3.6. Fixed Rent and Tenant’s Expense Charge Abatement. Notwithstanding the foregoing, (a) Fixed Rent and Tenant’s Expense Charge (as defined in Section 4.2 below) attributable to that portion of the initial Demised Premises hereunder situated on the 4th and 5th floors of the Building (the “Initial Full Floor Premises”) shall abate for each calendar month commencing with the Commencement Date and continuing through July 31, 2007 (each such calendar month, a “Full Floor Abatement Month”), and (b) Fixed Rent and Tenant’s Expense Charge attributable to that portion of the initial Demised Premises hereunder situated on the 6th floor of the Building (the “Initial Partial Floor Premises”) shall abate for each calendar month commencing with the Commencement Date and continuing through December 31, 2007 (each such calendar month, a “Partial Floor Abatement Month”); provided that Tenant shall remain responsible for all other obligations of Tenant hereunder during each of the aforedescribed Full Floor Abatement Months and Partial Floor Abatement Months (as the case may be), and provided further, that such applicable abatement of Fixed Rent and Tenant’s Expense Charge shall not apply for any Full Floor Abatement Month or Partial Floor Abatement Month (as the case may be) during which Tenant, at any time, is otherwise in default under this Lease, which default is not thereafter cured within any applicable cure periods hereunder. In connection with a default by Tenant under this Lease, which default is thereafter cured within applicable cure periods, the applicable abatement of Fixed Rent and Tenant’s Expense Charge shall then apply to the full amount of the balance thereof as of the date that such abatement was suspended or not applied.
ARTICLE 4
TENANT’S SHARE OF OPERATING COSTS AND TAXES
     Section 4.1. Definitions. As used herein:
     (a) “Operating Costs” shall mean any and all costs, charges, expenses and disbursements of every kind and nature which Landlord shall pay or become obligated to pay in connection with the operation, ownership, maintenance, management and repair of the Building and the Common Area, including, without being limited to, the following:
     (1) All wage, salary and labor costs of all persons engaged in the operation, maintenance, management and repair of the Building (including, without being limited to, all applicable taxes, insurance and benefits).
     (2) Costs of any utilities supplied by Landlord (including, without being limited to, heat, electricity, gas, water and sewer), fuel and Building supplies and materials and of the operation and maintenance of all Building systems (including, without being limited to, heating, ventilation and air-conditioning (“HVAC”) systems).
     (3) Costs of all insurance, including, without being limited to, casualty, workmen’s compensation, rental and liability insurance.
     (4) Costs of all maintenance and service agreements, including, without being limited to, window and other cleaning, snow removal, line painting, policing, elevator maintenance and janitorial service.
     (5) Costs of repairs, replacements, decorations, and general maintenance, including, without being limited to, exterior building maintenance, paving, curbs, drainage, lighting, sidewalks and landscaping.
     (6) Professional fees and expenses (including, without being limited to, legal, accounting, architectural and engineering fees).
     (7) All costs of making any alterations to the Building for life-safety systems or energy conservation or other capital improvements required by any governmental requirement enacted or amended after the date hereof or which are primarily for the purpose of reducing or stabilizing Operating Costs or providing additional or increased services to the tenants of the Building, amortized on a “straight-line” basis over the useful life of such improvements (as reasonably determined by Landlord consistent with generally accepted accounting principles), using an interest factor for purposes of such amortization equal to 2% over the Prime Rate described in Article 1 above, calculated as of the date the cost of such improvements was incurred). In the case of loss or damage to the Building due to fire or other casualty, the costs of repairing, restoring or replacing any portion of the Building which constitute capital improvements shall be included in Operating Costs (on an amortized basis as provided above) to the extent of (a) deductible amounts under insurance policies, or (b) other uninsured amounts (except for uninsured amounts that would have been covered by insurance had Landlord maintained the insurance required to be maintained by Landlord hereunder). Notwithstanding the foregoing, it is agreed that (A) the amortization amount in respect to any capital improvement for the purpose of reducing or stabilizing Operating Costs as described above in this subclause (7) which may be included in Operating Costs in any calendar year shall not exceed Landlord’s good faith estimate of the reduction in Operating Costs to be achieved for such year as a result of such capital improvement, and (B) there shall be no amount included in Operating Costs under this subclause (7), in any event, for the costs of any Turnover Noncompliance Work, as described in Section 6.4 of this Lease.
     (8) All property management fees, costs and expenses.

     (9) All fees or other charges incurred in conjunction with voluntary or involuntary membership in any energy conservation, air quality, environmental, traffic management or similar organizations.
     Notwithstanding the foregoing, Operating Costs shall not include: costs or other items included within the meaning of the term “Taxes” (as hereinafter defined), costs of alterations and other leasehold improvements and relocations of the premises of tenants of the Building; costs of any financial concessions, allowances, abatements or other inducements granted to tenants in the Building; costs of capital improvements to the Building other than those specifically included in subclause (7) set forth above; depreciation or amortization charges other than as provided in subclause (7) above; interest and principal payments on mortgages or any other fees related thereto; ground rental payments; legal fees in connection with negotiating leases with other tenants in the Building, or in connection with consenting to subleases or in connection with enforcing lease obligations of other tenants or subtenants in the Building; interest, fines and penalties on late payments or misconduct by Landlord; real estate brokerage and leasing commissions; any expenditures for which Landlord has been reimbursed by tenants (other than pursuant to tax and operating expense reimbursement provisions in leases); the costs of providing services to other tenants of the Building without a charge (other than through payment by such tenants of operating expenses and taxes, such as Operating Costs and Taxes) that are in excess of those services provided or made available to Tenant without a charge (other than through payment of Operating Costs and Taxes hereunder), to the extent of such excess; legal, appraisal and accounting fees, disbursements and charges incurred in connection with the leasing, sale or refinancing of the Building, or in connection with matters related to Landlord’s organization as a limited partnership (or other entity) or in connection with dealings with Landlord’s partners or members (i.e., as distinguished from matters relating to the ownership, operation, management, maintenance or repair of the Building); legal, appraisal and accounting fees, disbursements and charges incurred in connection with disputes with tenants or occupants of the Building or disputes with any mortgagee or with partners or members of Landlord; costs in performing any Turnover Noncompliance Work as described in Section 6.4 of this Lease; salaries paid to any executive employee above the grade of regional building manager and regional building engineer (which are includable only to the extent that such regional building manager and regional building engineer are engaged in servicing the Building; provided further, that in no event shall more than 20% of the overall respective annual salaries paid to any such regional building manager or regional building engineer ever be included as part of Operating Costs in any given calendar year hereunder); expenses for repairs, maintenance or replacements for which Landlord is reimbursed from or pursuant to insurance or condemnation proceeds (or for which Landlord would have been reimbursed had Landlord maintained any property insurance required to be maintained by Landlord hereunder); advertising, entertainment and promotional expenditures relating to leasing of space at the Building; costs of electricity furnished to individual tenant spaces to the extent such costs are separately charged and payable by such tenants (other than pursuant to provisions in such tenants’ leases providing for reimbursement of operating expenses and taxes of the Building, such as Operating Costs and Taxes); overhead and profit increment paid to subsidiaries or affiliates of Landlord for services to the Building, to the extent only that the cost of such services exceed competitive cost of such services were they not so rendered by a subsidiary or affiliate (provided that this exclusion shall in no way reduce or affect the management fee component of Operating Costs otherwise permitted hereunder); costs of acquisitions of fine art (as distinguished from decorative items and as distinguished from cleaning and maintenance costs for such fine art); rentals of Building systems, elevators or other equipment ordinarily considered to be of a capital nature, except to the extent such amounts would otherwise have been included as Operating Costs under subclause (7) above had such systems, elevators or other equipment been purchased by Landlord; damages awarded to a tenant of the Building against Landlord by reason of Landlord’s breach of that tenant’s lease; costs incurred with respect to Landlord’s sale, financing, re-financing, syndication, mortgaging, hypothecating or transfer of all or any portion of the Building or Landlord’s interest therein; costs for repairs, maintenance, replacements or services for which Landlord is reimbursed from any source (other than payments by tenants of operating expenses and taxes, such as Operating Costs and Taxes); management fees in excess of commercially reasonable management fees determined based upon the prevailing management fees then being charged by management agents of Class A office buildings in Lisle/Naperville, Illinois providing comparable levels of services as those being provided by the management agent for the Building and expensed to tenants of such buildings, provided, however, that “three percent (3%)” of gross rental income of the Building shall, for purposes of this subclause, be conclusively deemed a commercially reasonable management fee (it being understood that the management fees permitted to be included in Operating Costs shall be governed solely by the exclusion, and shall not be affected by any other exclusion described in this Section 4.1); the costs of any judgment, settlement or arbitration award resulting from Landlord’s liability for failure to perform its obligations under any lease or other contract by which it may be bound; costs incurred by Landlord resulting directly from Landlord’s tortious, negligent or other unlawful conduct; Landlord’s political or charitable contributions; and bad debt losses.
     If Landlord is not furnishing any particular work or service (the cost of which if performed by Landlord would constitute an Operating Cost) to a tenant who has undertaken to perform such work or service in lieu of the performance thereof by Landlord, Operating Costs shall be increased by an amount equal to the additional Operating Costs which would have been incurred during such period by Landlord if it had at its own expense furnished such work or services to such tenant. In determining the amount of Operating Costs for any calendar year, if less than 100% of the net rentable square feet of the Building shall have been occupied by tenant(s) at any time during such calendar year, Operating Costs shall be determined for such year by adjusting those components of Operating Costs which directly vary with the occupancy level of the Building, to be an amount equal to the like expenses which would have been incurred had such occupancy been 100% throughout such year.
     (b) “Taxes” shall mean the aggregate amount of real estate and personal property taxes and any special assessments levied, assessed or imposed upon the Land and/or the Building (but not including income or franchise taxes or any other taxes imposed upon or measured by the Landlord’s income or profits, except as provided herein), other than any water or sewer charge to the extent the same are included in Operating Costs for the applicable calendar year. If because of any change in the taxation of real estate, any other tax, assessment or surcharge of any kind or nature (including, without being limited to, any franchise, income, profit, sales, use, occupancy, gross receipts or rental tax) is imposed upon, against or with respect to Landlord, or the occupancy, rents or income therefrom, either in lieu of, in substitution for or in addition to any of the foregoing Taxes, such other tax, assessment or surcharge (which shall be measured as if the Land or the Building, as the case may be, were the only asset of Landlord or such owner) shall be deemed part of Taxes. With respect to any calendar year, all expenses, including attorney’s, accounting and experts’ fees and expenses, incurred in contesting the validity or amount of Taxes, the assessed valuation of the Land and/or Building or in obtaining a refund of Taxes shall be considered as part of Taxes for such year. For the purpose of determining Taxes for any given year, the amount to be included for such year shall be Taxes which are paid during such year rather than Taxes which are assessed or become a lien during such year.
     (c) “Tenant Proportionate Share” shall mean a fraction, the numerator of which is the rentable area of the Demised Premises from time to time (i.e., including the rentable area of any expansion space leased by Tenant from time to time hereunder), and the denominator of which is the rentable area of the Building (subject, in any event, to the terms set forth in Section 4.3(c) below).
     Section 4.2. Tenant’s Payment of Operating Costs and Taxes.
     (a) For each calendar year during the Term, Tenant shall pay to Landlord, as Additional Rent, at the times and in the manner provided below, Tenant’s Proportionate Share of the sum of (1) Operating Costs for such calendar year and (2) Taxes for such calendar year (collectively, “Tenant’s Expense Charge”).
     (b) At any time during the Term, Landlord shall have the right to compute and deliver to Tenant a written estimate (an “Estimate”) of Tenant’s Expense Charge for the applicable calendar year and, without further notice, Tenant shall pay to Landlord commencing with the next payment of Monthly Fixed Rent occurring not less than thirty (30) days after Tenant’s receipt of such statement and continuously thereafter with payments of Monthly Fixed Rent until delivery of the next Estimate, monthly installments equal to one-twelfth of the amount set forth in such Estimate, together with, in the case of the first such monthly payment, an amount equal to the difference between (i) the amount of such monthly installment times the number of months in such year preceding the first monthly payment, less (ii) the amount of any monthly installments in respect of the prior Estimate theretofore paid to Landlord. In the event Landlord is required under any mortgage of the Land or the Building to escrow Operating Costs and/or Taxes, Landlord may (without obligation) use the amount required to be escrowed as a basis for determining the Estimate. Without limitation of any of the terms set forth in this Article 4, it is hereby confirmed by Landlord that the estimated aggregate Operating Costs and Taxes for calendar year 2006, for information purposes only, as of the date hereof, is $8.89 per square foot of rentable area of the Building.

     (c) Landlord shall deliver to Tenant within 150 days after the end of each calendar year during the Term (or as soon thereafter as is reasonably practicable) a written statement (the “Statement”) setting out in reasonable detail Tenant’s Expense Charge for such year certified to be correct by Landlord. If the aggregate of the monthly installments actually paid by Tenant to Landlord on account of the estimated Tenant’s Expense Charge during any calendar year (the “Actual Payments”) differs from the amount of Tenant’s Expense Charge payable according to the Statement (the “Obligated Payments”), Tenant shall (1) if the Obligated Payments shall exceed the Actual Payments, pay to Landlord, within 30 days after the date of delivery of the Statement, an amount equal to such excess, or (2) if the Actual Payments shall exceed the Obligated Payments, then Landlord shall credit such excess to any Rent theretofore or next due and owing, as applicable; provided, however, that if the amount of the credit due to Tenant exceeds the amount of its next regularly scheduled monthly payment of Rent, then Landlord shall remit to Tenant the amount of such excess in cash, to be paid to Tenant no later than the date on which Tenant’s next regularly scheduled monthly payment of Rent is due. If this Lease shall expire or be terminated prior to full application of such excess, Landlord shall pay to Tenant, within thirty (30) days after expiration or termination of this Lease, the balance thereof not theretofore applied against Rent (except that Landlord may first offset such excess against any rental or other damages due and owing from Tenant resulting from any then existing default of Tenant under this Lease).
     (d) Tenant may examine, and Tenant’s Representatives (as hereinafter defined) may audit, at Tenant’s expense and at all reasonable times, Landlord’s books and records relating to items affecting Tenant’s Expense Charge as set forth in a Statement delivered by Landlord for any year for which Tenant’s Expense Charge payments become due; provided that Tenant’s right to examine and/or audit shall expire one hundred eighty (180) days following the delivery of the Statement pertaining to the items of Tenant’s Expense Charge which are being so examined or audited. If Tenant does not deliver a written notice to Landlord taking written exception to any item of Tenant’s Expense Charge, and specifying in detail the reasons for such exception, within said 180 day period, Landlord’s Statement of Tenant’s Expense Charge shall be considered as final and accepted by Tenant and Landlord. For purposes of the foregoing, the term “Representative” shall mean a nationally or regionally recognized independent certified public accounting firm licensed to do business in the State of Illinois. For each examination of Landlord’s books and records, the employees of Tenant or Tenant’s Representative who personally examine such books and records shall include a certified public accountant, but if deemed necessary or appropriate by the accountant may also include other real estate professionals who are experienced in management of Class-A office buildings. Tenant shall not retain its Representative on a contingent fee basis. In the event any such audit by Tenant’s Representatives determines that Landlord’s Statement of Tenant’s Expense Charge overstated such figure from the actual amount so required hereunder for any calendar year by an amount in excess of three percent (3%),

Landlord shall be responsible for the prompt payment of reasonable out-of-pocket audit fees incurred by Tenant under this subparagraph (d); otherwise, Tenant shall be responsible for the prompt payment of all audit fees incurred in connection with such audit and, in addition, Tenant shall also be responsible for payment to Landlord of all out-of-pocket costs and expenses incurred by Landlord in connection with such audit. Notwithstanding any exception timely made by Tenant, Tenant shall pay Landlord the full amount of Tenant’s Expense Charge as determined by Landlord, subject to readjustment at such time as any such exception may be resolved (i.e., either by agreement of Landlord or by a final determination of a court of competent jurisdiction) in favor of Tenant (and Landlord agrees to pay Tenant the amount of any over-payment made by Tenant on account of Tenant’s Expense Charge within thirty (30) days after any such final resolution thereof in favor of Tenant).
     Section 4.3. Refunds; Other Items.
     (a) In the event a refund of any Operating Costs or Taxes is obtained and actually paid to Landlord, Landlord, within thirty (30) days of receipt thereof, shall credit an appropriate portion thereof (after deducting any unrecouped expenses in connection with obtaining such refund) to the next installment(s) of Rent.
     (b) The rendering of a Statement for any year shall not preclude Landlord from issuing a correction thereto at a later time, including a correction for items not included in the original Statement.
     (c) If physical changes are made to the Demised Premises or Building (i.e., not including mere remeasurements at the Building), changing the number of rentable square feet contained in the Demised Premises or Building (as the case may be) from that set forth in Article 1 hereof, Landlord shall make an appropriate adjustment to Tenant’s Proportionate Share (i.e., based upon the same ratio of rentable square feet of the Demised Premises to rentable square feet of the Building as used in calculating Tenant’s Proportionate Share as of the date hereof); it being understood that, in the absence of Tenant’s leasing of additional space (i.e., in addition to the initial Demised Premises hereunder) at the Building, the rentable area of the “Demised Premises”, for purposes of this Lease, shall remain the square footage set forth in Article 1 hereof, and in the absence of physical changes to the rentable area of the Building resulting from casualty or condemnation events, the rentable area of the “Building”, for purposes of this Lease, shall remain the square footage set forth in Article 1 hereof.
     Section 4.4. Controllable Expenses. Notwithstanding anything contained herein to the contrary, for purposes of computing Tenant’s Proportionate Share of Operating Costs for any calendar year starting with calendar year 2008, the “Controllable Expenses” (as hereinafter defined) shall not increase by more than five percent (5%) per calendar year on a compounding and cumulative basis over the course of the Term. To illustrate the foregoing, if Controllable Expenses are Two and no/100 dollars ($2.00) per rentable square foot of the Building for calendar year 2007, then Controllable Expenses for calendar year 2008 shall not exceed Two and 10/100 dollars ($2.10) per rentable square foot of the Building, and Controllable Expenses for calendar year 2009 will not exceed Two and 21/100 Dollars ($2.21) per square foot of rentable area of the Building. For purposes hereof, the term “Controllable Expenses” shall mean all Operating Costs other than costs of capital improvements or other capital expenditures (to the extent same may be included in Operating Costs as provided above), security, insurance, utilities, snow removal and contracts negotiated pursuant to collective bargaining agreements.
     Section 4.5. Tenant’s Expense Charge Abatement. Notwithstanding anything herein to the contrary, Tenant shall be entitled to certain abatements of Tenant’s Expense Charge as and to the extent expressly set forth in Section 3.6 above.
ARTICLE 5
OCCUPANCY OF DEMISED PREMISES
     Section 5.1. Occupancy of Demised Premises. The occupancy of the Demised Premises or any part thereof for business by Tenant or anyone claiming by, under or through Tenant shall be conclusive evidence that (a) Tenant accepts possession; (b) the Demised Premises were in good and satisfactory condition; and (c) Landlord’s work, if any, was satisfactorily completed at the time such occupancy was so taken; provided that the foregoing shall not limit Landlord’s continuing maintenance and repair obligations as expressly set forth in this Lease, including but not limited to Sections 6.4 and 8.1 (a).
ARTICLE 6
CONDUCT OF BUSINESS BY TENANT
     Section 6.1. Use of Demised Premises. Tenant shall use the Demised Premises during the Term solely for general office use, including use for data processing center operations, and for other lawful ancillary purposes, provided that any such other lawful ancillary purpose is consistent with comparable Class-A office buildings in Lisle/Naperville, Illinois, and for no other purpose.
     Section 6.2. Compliance with Laws and Requirements of Public Authorities.
     (a) At all times during the Term, Tenant shall give prompt notice to Landlord of any notice Tenant receives of any violation of any law or requirement of a governmental authority affecting the Demised Premises or the Building or any regulation of the board of fire underwriters having jurisdiction over the Building (“Applicable Law”), and, at its sole cost and expense, shall comply with all Applicable Laws, including any violation, order or duty imposed upon Landlord or Tenant, arising from or relating to (1) Tenant’s use of the Demised Premises; (2) the manner or conduct of Tenant’s business or operation of its installations, equipment or other property therein; (3) any cause or condition created by or at the insistence of Tenant; or (4) breach of any of Tenant’s obligations hereunder. Notwithstanding the foregoing, but subject to the provisions of Section 6.2(c) regarding “Hazardous Materials” and subject to the terms of the last sentence of Section 6.4 below, (A) Tenant shall not be obligated (and instead, Landlord shall be obligated) to make any capital improvements or capital replacements required by changes in Applicable Laws following the Commencement Date, to the extent similar capital improvements or capital replacements will be required to be made in the Building as a whole as a result of such changes in Applicable Law (i.e., as distinguished from alterations or improvements made necessary by Tenant’s particular use of the Demised Premises or required to be made to, or made necessary by, Tenant’s Work or other Tenant Alterations), and all such capital improvements or capital replacements which are not so required to be made by Tenant shall instead be made by Landlord (subject to potential reimbursement as part of “Operating Costs”, as and to the extent permitted in Section 4.1), and (B) Tenant shall not be obligated to correct any violation existing at the Demised Premises as of the Turnover Date of any Applicable Laws in effect as of the Turnover Date, to the extent constituting “Turnover Noncompliance Work” which is Landlord’s obligation under Section 6.4 below.
     (b) Tenant shall not do, permit or suffer any act or thing to be done which is injurious to the Building or the Demised Premises, which is immoral, a nuisance, contrary to Applicable Law or in violation of the certificate of occupancy issued for the Building or which would result in the cancellation of, or any increase in premiums for, insurance maintained by Landlord with respect to the Building or the Demised Premises.
     (c) Tenant shall not use, maintain or allow the use or maintenance of the Demised Premises or any part thereof to treat, store, dispose of, transfer, release, convey or recover Hazardous Materials (as hereinafter defined) nor shall Tenant otherwise, in any manner, possess or allow the possession of any Hazardous Materials on or about the Demised Premises; provided, however, any Hazardous Material lawfully permitted and generally recognized as necessary and appropriate for general office use, including data process center usage, may be stored and used on the Demised Premises so long as (i) such storage and use is in the ordinary course of Tenant’s business permitted under this Lease; (ii) such storage and use is performed in compliance with all applicable laws and in compliance with the highest standards prevailing in the industry for the storage and use of such materials; and (iii) Tenant delivers prior written notice to Landlord of the identity of and information regarding such materials as Landlord may require. “Hazardous Materials” shall mean any solid, liquid or gaseous waste, substance or emission or any combination thereof which may (i) cause or significantly contribute to an increase in mortality or serious illness, or (ii) pose the risk of a substantial present or potential hazard to human health, to the environment or otherwise to animal or plant life, and shall include without limitation hazardous substances and materials described in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended;

the Resource Conservation and Recovery Act, as amended; and any other applicable federal, state or local laws. Tenant shall immediately notify Landlord of the presence or suspected presence of any Hazardous Materials on or about the Demised Premises and shall deliver to Landlord any notice received by Tenant relating thereto.
     (d) Tenant agrees that it shall not keep, use, sell or offer for sale in or upon the Demised Premises any article which may be prohibited by any then available standard forms of fire insurance policies with extended coverage. Tenant agrees to pay to Landlord any increase in premiums for insurance maintained by Landlord with respect to the Demised Premises or the Building resulting from the use of the Demised Premises by Tenant; provided that Landlord agrees that the foregoing shall not apply to Tenant’s use of the Demised Premises for general office use, including data processing center usage.
     (e) Tenant shall pay all costs, expenses, fines, penalties or damages which may be imposed upon Landlord by reason of Tenant’s failure to comply with the provisions of this Section 6.2.
     Section 6.3. Rules and Regulations. Tenant and its agents, employees, contractors and invitees shall faithfully observe and comply with the rules and regulations attached hereto as Exhibit C and incorporated herein by this reference, and such reasonable changes thereto, whether by modification, elimination or addition, as Landlord may, at any time and from time to time, make in respect of the Demised Premises and/or the Building (the “Rules and Regulations”). Such changes shall be effective upon notice thereof from Landlord to Tenant. In the case of any conflict or inconsistency between the provisions of this Lease and any of the Rules and Regulations, as originally promulgated or as changed, the provisions of this Lease shall control. Nothing contained in this Lease shall be construed to impose upon Landlord any duty or obligation to enforce the Rules and Regulations, or the provisions in any other lease, as against any other tenant; provided, however, that Landlord shall not enforce the Rules and Regulations so as unjustly to discriminate against Tenant. Landlord shall not be liable to Tenant for the nonperformance or violation thereof by any other tenant or anyone else.
     Section 6.4. Landlord Compliance. Without limiting Tenant’s obligations under Section 6.2 above, (A) Landlord shall comply with all Applicable Laws pertaining to the Common Areas of the Building, or otherwise relating to Landlord’s performance of any maintenance or repair obligations imposed upon Landlord hereunder, and (B) Landlord shall be responsible, within a reasonable time frame based on the circumstances, for the remediation or other compliance work (herein, “Turnover Noncompliance Work”) required on account of the Demised Premises not complying, as of the Turnover Date, with any Applicable Laws (including, without limitation, the Americans With Disabilities Act) as in effect as of the Turnover Date. For purposes of this Section 6.4, it is understood and agreed that (i) except for costs of Turnover Noncompliance Work (which shall be at no cost to Tenant), any costs incurred by Landlord relative to such compliance activities under this Section 6.4 may be included as part of “Operating Costs” hereunder (subject to the limitations expressly provided in the definition of Operating Costs in this Lease), and (ii) Tenant shall have no claim against Landlord relative to noncompliance of Applicable Laws under this Section 6.4 if any such noncompliance of Applicable Laws does not adversely impact Tenant’s use and quiet enjoyment of any portion of the Demised Premises in accordance with the terms of this Lease, and (iii) Tenant shall reasonably cooperate with Landlord in allowing access to the Demised Premises, subject to prior scheduling with Tenant, to enable Landlord to perform any compliance work under this Section 6.4 which is required within the Demised Premises.
ARTICLE 7
COMMON AREA
     Section 7.1. Control of Common Area.
     (a) As used in this Lease, the term “Common Area” shall mean that part of the interior and exterior of the Building (including, if applicable, certain areas external to the Building benefiting both the Building and the building commonly known as 2443 Warrenville Road, Lisle, Illinois) designated by Landlord for the common use of all tenants, which includes parking area, sidewalks, landscaping, curbs, driveways, delivery passages, loading areas, private streets and alleys, lighting facilities, drinking fountains, meeting rooms, public toilets and the like. Landlord grants Tenant a nonexclusive license for the Term, to use in common with the invitees of Landlord and Tenant and such other persons as Landlord and Tenant shall designate, the Common Area, subject to the terms and conditions of this Lease and to the Rules and Regulations.
     (b) Landlord reserves the right, at any time and from time to time, without incurring any liability to Tenant therefor, to change the arrangement, dimensions and/or location of public entrances, passageways, doors, doorways, corridors, elevators, stairs, toilets, parking areas or other parts of the Common Area; provided that, except to the extent required by Applicable Laws or in the case of an emergency, no action taken by Landlord under this subclause (b) shall materially adversely affect Tenant’s access to the Demised Premises or Tenant’s right to use and occupy the Demised Premises in accordance with the terms of this Lease. In such event, Landlord shall repair any physical damage caused to the Demised Premises.
     (c) Landlord reserves the right, at any time and from time to time, to use portions of the Common Areas for art and other displays, promotional events and other uses not inconsistent with the character of the Building.
     Section 7.2. Parking. Tenant shall have only such parking rights as are provided in the Parking Rider set forth as Exhibit D attached hereto.

ARTICLE 8
REPAIRS, ALTERATIONS AND MECHANICS’ LIENS
     Section 8.1. Repairs.
     (a) Landlord shall (i) keep the core and shell (as defined in Section 12.5), the roof, exterior walls, foundation and structural frame of the Building and the Common Area in good order, repair and condition (excluding, however, all repairs which Tenant is obligated to make or pay for pursuant to this Section 8.1 and all repairs which any other tenant of the Building is required to make pursuant to the terms of such tenant’s lease), consistent with comparable Class A office building standards, at all times during the Term, and (ii) keep in good order, condition and repair, consistent with comparable Class A office building standards, all outside windows of the Demised Premises and the base Building electrical, plumbing, heating, ventilating and air conditioning systems servicing the Demised Premises (other than as set forth in Section 8.1(b) below). Landlord’s repair obligations hereunder shall include the “replacement” of items for which Landlord is responsible for repair hereunder, as opposed to repairs to such items, if such items have reached the end of their useful life (as determined by Landlord, in good faith), and if the replacement (in lieu of repair) of such items would be the commercially reasonable course of action in accordance with comparable Class A office building standards. Tenant shall give Landlord prompt notice of any defective condition in any base Building plumbing, heating system or electrical lines located in, servicing or passing through the Demised Premises and following such notice, Landlord shall use commercially reasonable efforts where practicable to initiate all repairs promptly and to remedy the condition with due diligence, subject to unavoidable delay, but at the expense of Tenant if repairs are necessitated by any default by Tenant hereunder or by any negligence or willful misconduct attributable to Tenant, Tenant’s agents, employees, invitees or licensees; provided, however, that no liability of Landlord to Tenant shall accrue hereunder unless and until Tenant has given notice to Landlord of the specific repair to be made.
     (b) Tenant, at its sole cost and expense, shall (i) keep the Demised Premises (including all Tenant’s Work and other Alterations) in good order, repair and condition at all times during the Term, and (ii) promptly and adequately repair all damage to the Demised Premises, including damage to interior windows and to any portion of the Building air conditioning, heating, electrical, mechanical and plumbing systems which run through the Demised Premises and which serve the Demised Premises, to the extent caused by Tenant or its contractors, agents, employees or invitees (and to the extent not caused by Tenant or it contractors or agents, employees or invitees, then Landlord shall make such repairs as and to the extent provided in Section 8.1 (a) above). All repairs made by or on behalf of Tenant shall be made and performed in accordance with the provisions of Section 8.2 and shall be consistent in quality and design to Class A office buildings in Lisle/Naperville, Illinois. If Tenant fails to proceed with due diligence to make repairs required to be made by Tenant, and such failure shall continue for 10 business days after notice from Landlord (except that no such notice shall be required in the case of an emergency or in the event such failure materially impacts the occupancy of any other Building tenant or occupant or the core and shell [as defined in Section 12.5] of the Building), the same may, at Landlord’s sole discretion and without limiting other rights or remedies available to Landlord, be made by Landlord at the expense of Tenant and the actual costs so incurred by Landlord shall be paid to Landlord by Tenant within thirty (30) days of submission of a bill or statement therefor by Landlord.
     Section 8.2. Alterations. Tenant shall not make any alterations, additions or improvements (collectively, “Alterations”) in or to the Demised Premises without Landlord’s prior written consent (not to be unreasonably withheld, conditioned or delayed, as provided in Section 8.5 below). In the event Tenant requests Landlord to perform any construction management or supervisory services relative to any Alterations, and if Landlord in its sole discretion agrees to perform such services, then in addition to the cost of such Alterations, Tenant agrees to pay Landlord, as Landlord’s charges for all such services, a cost recovery fee in an amount mutually agreeable to Landlord and Tenant at such time; otherwise Tenant shall pay Landlord a cost recovery fee equal to Landlord’s actual out-of-pocket costs (including third-party architectural/engineering review costs) incurred in connection with Landlord’s performance of its customary level of supervision, review, approval and coordination for such type of Alteration (the “Out-of-Pocket Costs”). Tenant shall only utilize contractors approved by Landlord (not to be unreasonably withheld, conditioned or delayed). Tenant shall submit full and complete plans and specifications for any Alterations to Landlord, and shall obtain Landlord’s prior approval thereof, prior to commencing any such Alterations. Tenant shall, before making any Alterations, at its expense, obtain all permits, approvals and certificates required by any governmental or quasi-governmental bodies and (upon completion) certificates of final approval thereof and shall deliver promptly duplicates of all such permits, approvals and certificates to Landlord, and Tenant agrees to carry, and to cause Tenant’s contractors and sub-contractors to carry such workmen’s compensation, general liability, personal and property damage insurance as Landlord may reasonably require. Upon completion of any Alterations, Tenant shall deliver to Landlord one set of “as-built” plans and specifications therefor. All Tenant’s Work and all fixtures, paneling, partitions, railing and other Alterations, installed in the Demised Premises, either by Tenant or by Landlord on Tenant’s behalf, shall become the property of Landlord and shall remain upon and be surrendered with the Demised Premises upon the expiration or earlier termination of the Lease, unless Landlord, by notice to Tenant given at the time of approval of the plans and specifications therefor (or within a reasonable time after Landlord receives notice of any “Non-Consent Alterations” or any “Higher Price Interior Alterations” under Section 8.6 below), elects to have them removed by Tenant, in which event, the same shall be removed from the Demised Premises by Tenant on or before the Expiration Date or earlier termination hereof; provided, however, that such removal requirement shall only be imposed by Landlord if Landlord, in good faith, determines that such item or items would not be customary for office usage at comparable Class-A office buildings in Lisle/Naperville, Illinois or would be excessive costly or hazardous to remove. Nothing in this section shall be construed to give Landlord title to or to prevent Tenant’s removal of trade fixtures, moveable office furniture and equipment (all of which shall be removed by Tenant prior to the Expiration Date or earlier termination hereof), but upon removal of any such equipment and fixtures from the Demised Premises or upon removal of other installations (including, without limitation, items of Tenant’s Work and other Alterations) as may be required by Landlord pursuant to Landlord’s rights to so require removal as described in this Section 8.2, Tenant shall promptly and at its expense, repair and restore the Demised Premises to the condition existing prior to installation (subject to ordinary wear and tear) and repair any damage to the Demised Premises or the Building due to such removal. All property that was permitted or required to be removed by Tenant at the end of the Term but which remains in the Demised Premises for ten (10) business days after Tenant vacates the Demised Premises shall be deemed abandoned and may, at the election of Landlord, and without limitation on other rights or remedies available to Landlord, either be retained as Landlord’s property or may be removed from the Demised Premises by Landlord at Tenant’s expense. Without limitation of the foregoing, Tenant shall have no right or obligation to remove any fixtures, tenant improvements or other items located at the initial Demised Premises as of the Turnover Date hereunder.
     Section 8.3. Mechanics’ Liens. Tenant shall (a) pay before delinquency all costs and expenses of work done or caused to be done by Tenant in the Demised Premises; (b) keep the title to the Building, Land and every part thereof free and clear of any lien or encumbrance in respect of such work; and (c) indemnify and hold harmless Landlord against any claim, loss, cost, demand (including reasonable legal fees), whether in respect of liens or otherwise, arising out of the supply of material, services or labor for such work. Tenant shall immediately notify Landlord of any lien, claim of lien or other action of which Tenant has knowledge and which affects the title to the Building, Land or any part thereof. Tenant shall not permit any lien or claim for lien of any mechanic, labor or supplier or any other lien to be filed against the Building, or the Demised Premises or any part thereof, arising out of any Alterations or other work performed or alleged to be performed, by or at the direction of Tenant. If any such lien or claim for lien is filed, Tenant shall, within fifteen (15) business days of receiving notice of such lien or claim, (i) have such lien or claim for lien released of record, or (ii) deliver to Landlord a bond, title insurance or other security in form, content, and amount reasonably satisfactory to Landlord relative to such lien or claim for lien (whereupon, in the case of this subclause (ii), Tenant shall thereafter diligently contest such lien or claim for lien). Without limitation of the foregoing, Tenant shall indemnify, defend and hold harmless, Landlord from and against any such lien or claim for lien, and the foreclosure or attempted foreclosure thereof, and Tenant shall cause any such lien to be released of record, in any event, prior to final enforcement thereof. If Tenant fails to take the actions described in subclause (i) or subclause (ii) above, then Landlord, without investigating the validity of such lien or claim for lien and without limiting other rights or remedies available to it hereunder, may pay or discharge the same, and Tenant shall, as payment of Additional Rent hereunder, reimburse Landlord upon demand for the amount so paid by Landlord.
     Section 8.4. Indemnification. Without limitation of any other indemnification provisions contained in this Lease, Tenant hereby agrees to indemnify, protect, defend and hold harmless Landlord, and Landlord’s agents, employees, contractors, officers, trustees, directors, shareholders, partners and principles (disclosed or undisclosed) from and against all claims, liabilities, losses, damages and expenses of whatever nature arising out of or in connection with any Alterations, including, without limitation, the cost of any repairs to the Demised Premises or

Building necessitated by activities of Tenant or Tenant’s contractors and bodily injury to persons, except to the extent caused by the negligence or willful misconduct of Landlord or of said other parties.
     Section 8.5. Reasonable Consent. With respect to any Alterations, other than Non-Consent Alterations as described in Section 8.6 below, Landlord agrees not to unreasonably withhold, delay or condition its consent to such Alterations; provided, however, that Landlord shall not be deemed to have acted unreasonably if it withholds its consent because, in Landlord’s reasonable opinion, such work would adversely affect Building systems, the structure of the Building or the safety of its occupants; would increase Landlord’s cost of repairs, insurance or furnishing services or otherwise adversely affect Landlord’s ability to efficiently operate the Building or furnish services to Tenant or other tenants; involves toxic or hazardous materials in any unlawful manner; or requires entry into another tenant’s premises or use of public areas (other than use of public areas for prompt movement of materials to the Demised Premises), or otherwise adversely affects another tenant’s premises or the Common Areas. The foregoing reasons, however, shall not be exclusive of the reasons for which Landlord may withhold consent, whether or not such other reasons are similar or dissimilar to the foregoing. Landlord shall give its approval or disapproval (giving reasonably detailed reasons in case of disapproval) of the plans and specifications or other submissions for any Alterations (other than those constituting Tenant’s Work, which shall instead be governed by Article 25) within ten (10) business days after their delivery to Landlord with Tenant’s express written request for Landlord’s approval thereof (and, as to any subsequent revised plans and specifications or other submissions submitted by Tenant to Landlord, within five (5) business days after their delivery to Landlord with Tenant’s express request for Landlord’s approval thereof). In the event Landlord fails to give its approval or disapproval of such plans and specifications or other submissions within said 10-business day (or 5-business day, as applicable) period, then, to the extent Tenant’s request for approval expressly stated thereon that failure to respond within such 10-business day (or 5-business day, as applicable) period shall be deemed Landlord’s approval of such plans and specifications or other submissions, the plans and specifications or other submissions for such Alterations so submitted shall be approved by Landlord.
     Section 8.6. Non-Consent Alterations. Notwithstanding the foregoing provisions of this Section, Tenant may perform certain interior alterations (collectively, “Non-Consent Alterations”) to the Demised Premises such as, but not limited to, carpeting, painting (so long as the odors from the same do not materially or unreasonably interfere with any other tenant’s operations), hanging artwork or wall coverings, installing furniture systems, installing non-load bearing demountable partitions, or other similar interior decorating improvements, without (1) obtaining Landlord’s consent therefor, (2) obtaining Landlord’s approval of the contractors/service providers performing the same, or (3) payment of any cost recovery fee or other supervision fee to Landlord (but subject to the remaining requirements of this Section 8), but only if (i) such items do not affect the Building structure or HVAC, electrical or other Building systems, the public areas of the Building or any other tenant space, (ii) Tenant gives prior written notice to Landlord of such items, including a description of the contemplated work and the types of materials being used, (iii) the cost of such alterations do not exceed an aggregate of $100,000 in any 12-month period (the “Cost Limitation”), and (iv) the contractors/service providers performing such work are reputable and do not cause any labor disharmony at the

Building. Approval of plans and specifications shall not be required for the foregoing Non-Consent Alterations, where plans and specifications are not reasonably appropriate for the work to be performed. Without limitation of the foregoing, with respect to any such interior alterations which meet all of the criteria of “Non-Consent Alterations” described above in this Section 8.6 other than the Cost Limitation described in clause (iii) (herein, the “Higher Price Interior Alterations”), Landlord shall have the right to approve such Higher Price Interior Alterations, in accordance with the terms of Section 8.5 above, and all other terms of this Article 8 shall apply with respect thereto; provided that Landlord shall give its approval or disapproval (giving reasonably detailed reasons in case of disapproval) of such Higher Price Interior Alterations within five (5) business days after Tenant’s delivery of the items described in clause (ii) above relative to such items and Tenant’s express written request from Landlord’s approval thereof (and if Landlord fails to give its approval or disapproval within said 5-business day period, then to the extent Tenant’s request for approval expressly stated therein that failure to respond within such 5-business day period shall be deemed Landlord’s approval of such Higher Price Interior Alterations, then the Higher Price Interior Alterations shall be deemed approved by Landlord).
ARTICLE 9
UTILITIES AND BUILDING SERVICES
     Section 9.1. Heating, Ventilating and Air Conditioning.
     (a) Subject to limitations and restrictions imposed by federal, state and/or local authorities, Landlord shall furnish heating and air-conditioning to the Demised Premises during Normal Business Hours, when reasonably necessary to provide a temperature condition required for the comfortable occupancy of the Demised Premises under normal business operations, consistent with the HVAC design standards described in Exhibit K attached hereto. Wherever heat generating machines or equipment (other than standard office equipment, such as reproduction machines) are used in the Demised Premises which may affect the temperature which would otherwise be maintained by the Building air-conditioning system, Landlord reserves the right to install supplementary air-conditioning units for the Demised Premises at the expense of Tenant and the costs of operation and maintenance thereof shall be paid by Tenant to Landlord at rates determined by Landlord. Any air-conditioning units required for Tenant’s computer systems shall be installed at the expense of Tenant and the costs of operation and maintenance of same shall be paid by Tenant to Landlord at rates determined by Landlord.
     (b) Tenant recognizes that, outside of Normal Business Hours, Tenant may require overtime HVAC services in order to render the Demised Premises comfortable and tenantable and that Tenant shall have no claim against Landlord for the condition of the Demised Premises outside of Normal Business Hours, subject to the terms set forth below in this Section 9.1(b). Without limiting the foregoing, if Tenant desires air conditioning or heat during times or on days other than Normal Business Hours, Landlord shall provide such service to Tenant provided that (i) Tenant notifies Landlord on or before 2:00 p.m. on any business day on which Tenant desires air conditioning or heat after Normal Business Hours on such business day, or before 5:00 p.m. on the business day immediately preceding any holiday or weekend day for which Tenant desires such service other than during Normal Business Hours; and (ii) Tenant shall pay Landlord, Landlord’s then after-hours HVAC charges in connection with such after-hours service (which after-hours’ charges, as of the date hereof, are described in Section 9.6 below).
     Section 9.2. Cleaning Service. Landlord shall provide customary janitor and cleaning service in and about the Demised Premises and Common Areas of the Building in accordance with the specifications attached hereto as Exhibit J, with such changes thereto as may be elected by Landlord so long as such changes are consistent with janitorial cleaning services being furnished at comparable Class A office buildings located in the Lisle/Naperville, Illinois area, provided in no event shall the service levels be decreased below what is provided in Exhibit J (provided that Landlord shall have no obligation to provide cleaning services to the Demised Premises prior to the Commencement Date hereunder, except as it relates to the Suite 620 Space and/or the Suite 610 Space described in Section 2.3 above, for which Landlord shall furnish such cleaning services to such respective spaces from and after any earlier date in which Tenant notifies Landlord that Tenant has commenced the conduct of business operations therefrom). Tenant shall not provide any cleaning services without Landlord’s consent and then only at Tenant’s sole responsibility and expense and by cleaning contractors or employees and in a manner at all times satisfactory to Landlord. Tenant shall pay to Landlord the cost of removal of any of Tenant’s refuse and rubbish to the extent that such refuse and rubbish removed by Landlord exceeds the refuse and rubbish normally attendant upon the use of the Demised Premises as offices. Landlord’s obligations under the terms of this Section 9.2 are subject to the terms of Article 34 below relative to certain “Secured Areas” as expressly described therein.
     Section 9.3. Elevator Service. Landlord shall furnish non-attended automatic elevator service during Normal Business Hours, except that one (1) elevator shall be subject to call at all times.
     Section 9.4. Electricity.
     (a) The Demised Premises shall be separately metered for electrical use. Electricity shall be distributed to the Demised Premises either by the electric utility company serving the Building or, at Landlord’s option, by Landlord, and Landlord shall permit Landlord’s wire and conduits, to the extent available, suitable and safely capable, to be used for such distribution. If and so long as Landlord is distributing electricity to the Demised Premises, Tenant shall obtain all of its electricity from Landlord and shall pay all of Landlord’s charges (at rates which shall not exceed the reasonably competitive rates for such service charges to tenants by other electrical utility providers in Lisle/Naperville, Illinois for space comparable in size to the space leased to Tenant). If the electric utility company is distributing electricity to the Demised Premises, Tenant at its cost shall make all necessary arrangements with the electric utility company for metering and paying for electric current furnished to the Demised Premises. Tenant’s use of electricity in the Demised Premises shall be for the operation of building standard lighting, electrical fixtures, computers, other data processing or storage equipment and other office machines and lamps (expressly excluding high electrical consumption business machines and space heaters) and shall not at any time exceed the capacity of any of the electrical conductors and equipment in or otherwise serving the Demised Premises. For information purposes, the electrical capacity (lights and outlets) for the Demised Premises is as follows: electrical lighting and electronic equipment load of six (6) watts/square foot (Demand Load) of floor area. If Tenant determines that it requires additional electrical capacity, Landlord shall reasonably cooperate with Tenant’s reasonable requests and proposals to obtain such extra power; provided that (a) such cooperation, as well as any actions taken by Tenant relative to such additional power needs, shall be at no cost, expense or liability to Landlord, (b) Tenant’s proposed method of obtaining additional power shall not adversely affect Building operations or any other tenant’s space or any Building systems, Common Areas or other core and shell components and (c) any work required to obtain such additional electrical capacity shall be performed by Tenant, at its expense, in accordance with the terms and requirements of Article 8 (including all approval rights of Landlord as set forth therein).
     (b) Tenant shall not, without Landlord’s prior written consent in each instance (not to be unreasonably withheld, conditioned or delayed in accordance with the standards of reasonableness set forth in Section 8 above), connect any additional fixtures, appliances or equipment (other than normal office electrical fixtures, lamps, computers, other data processing or storage equipment and similar office machines) to the Building’s electric distribution system or make any alterations or additions to the electric system of the Demised Premises existing at the commencement of the Term (it being understood that in no event shall any lighting or other fixtures, appliances or equipment, whether of the types described in this clause (b) or otherwise, exceed the overall electrical capacity for the Demised Premises described in the last sentence of Section 9.4(a) above). If Landlord grants such consent, the cost of all additional risers and other equipment required therefor shall be paid as Additional Rent by Tenant to Landlord upon demand.
     (c) Landlord, at Tenant’s expense, shall purchase and install all light bulbs, fluorescent and other lighting tubes, ballasts and any incandescent lamps used in Building-standard lighting fixtures installed by Landlord in the Demised Premises upon notification from Tenant that such installation is required, provided that such changes are at market rates. Tenant shall use only such electrical lighting fixtures and lamps as may be approved by Landlord. Tenant shall replace, as necessary, all bulbs and fluorescent tubes in non-Building- standard lighting fixtures, if any, installed in the Demised Premises. If Tenant shall fail to make any such replacement within five (5) days after written notice from Landlord, Landlord may make such replacement and charge the cost of labor and materials involved therein to Tenant as additional rent.
     Section 9.5. Interruption of Services. Subject to Section 11.5 hereof, Tenant agrees that neither Landlord, nor any of Landlord’s constituent partners or owners, nor any of their respective agents, partners, owners, members or employees, shall be liable for damage or injury to person, property or business or for loss or interruption of business, or for any other matter, in the event there is any failure, delay, interruption or diminution in furnishing any service. Subject to Section 11.5 hereof and except as expressly provided below in this Section, no such failure, delay, interruption or diminution shall be deemed to constitute an eviction or disturbance of Tenant’s use or possession of the Demised Premises, in whole or in part, actual or constructive, nor entitle Tenant to any claim for set-off, abatement or reduction of Rent, nor render Landlord liable for damages, nor relieve Tenant from the performance of or affect any of Tenant’s obligations under this Lease. Notwithstanding the foregoing, if the services described in Sections 9.1, 9.3 or 9.4 (but, as to Section 9.4, only to the extent Landlord has elected to furnish electricity directly to Tenant as provided therein or to the extent the electricity interruption is caused solely by Landlord’s negligence or willful misconduct or Landlord’s failure to maintain and repair the base Building electrical systems as required under this Lease) above, are interrupted, such that Tenant is not able and actually ceases to conduct any of its customary business activities in the Demised Premises or any portion thereof for a period of three (3) consecutive business days, then, Base Rent and Tenant’s Expense Charge shall abate with respect to those portions of the Demised Premises so rendered untenantable as of the fourth (4th) consecutive business day and thereafter until such time as service is restored so that Tenant is able to or actually resumes occupancy of the Demised Premises (or such affected portion thereof, as applicable) for any of its customary business activities. Landlord shall use commercially reasonable efforts to minimize such failure, delay, interruption or diminution in furnishing the services described in Sections 9.1, 9.3 and 9.4 (but, as to Section 9.4, only to the extent Landlord has elected to furnish electricity directly to Tenant as provided therein) above. Notwithstanding any of the foregoing provisions of this Section, untenantability by reason of damage by fire or other casualty shall be governed by the provisions of Article 12 hereof. Subject to Section 11.5 hereof, in the case of any untenantability of the Demised Premises or any portion thereof as a result of the matters described in this Section, the remedies expressly set forth hereinabove in this Section shall constitute Tenant’s sole and exclusive remedies as against Landlord with respect to such untenantability.
     Section 9.6. Overtime Services. In the event Tenant requires any utilities or services described in this Article 9 during periods other than as provided in this Article 9 and provided that Tenant shall have given Landlord notice no later than 2:00 P.M. of the last business day prior to Tenant’s need for such services, Landlord shall provide Tenant with such services and Tenant shall pay Landlord, as Additional Rent, Landlord’s then existing charges in respect thereto (it being acknowledged that, as of the date hereof, for information purposes only, Landlord’s after-hours charges for HVAC are $4.00 per hour per heat pump).

ARTICLE 10
PROPERTY AND OTHER TAXES
     Section 10.1. Tenant’s Property. In addition to the Rent and other charges to be paid by Tenant hereunder, Tenant shall reimburse Landlord, upon demand, for any and all taxes payable by Landlord whether or not now customary or within the contemplation of the parties hereto, levied, assessed or imposed: (1) upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the Demised Premises or any portion thereof; (2) upon the measured value of Tenant’s personal property owned, installed, used or located in the Demised Premises, it being the intention of Landlord and Tenant that, to the extent possible, such personal property taxes shall be billed to and paid directly by Tenant; (3) upon the leasehold interest or any right of occupancy of Tenant in the Demised Premises; or (4) upon this transaction. Any reimbursement referred to above shall be collectible by Landlord as Additional Rent hereunder.
     Section 10.2. Increased Value of Improvements. If the tenant improvements in the Demised Premises, whether installed or paid for by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, are assessed for real property tax purposes at a valuation higher than the valuation at which tenant improvements conforming to Landlord’s “Building Standard” in other space in the Building are assessed, then the real property taxes and assessment levied against Landlord, or against the Building or any portion thereof, by reason of such excess assessed valuation shall be deemed to be taxes levied against personal property of Tenant and shall be governed by the provisions of Section 10.1 above. If the records of the tax assessor having jurisdiction over the Building are available and sufficiently detailed to serve as a basis for determining whether such tenant improvements are assessed at a higher valuation than Landlord’s “Building Standard,” such records shall be binding on both Landlord and Tenant; otherwise, the actual cost of construction shall be the basis for such determination.
ARTICLE 11
INSURANCE AND INDEMNITY
     Section 11.1. Tenant’s Insurance. At all times from and after the Turnover Date and thereafter during the Term hereof (but subject to the terms set forth below in this Section 11.1 regarding the “Delayed Insurance Delivery”), Tenant shall keep in full force and effect a policy of commercial general liability and property damage insurance with respect to the Demised Premises, in such limits as may be reasonably required from time to time by Landlord (provided that any limits requested by Landlord shall be consistent with the limits required by landlords of comparable Class A office buildings in the Lisle/Naperville, Illinois area for tenants of comparable size and financial leased premises). The limits of commercial general liability insurance on the Commencement Date shall be not less than $3,000,000 for death or injury to any number of persons or for property damage, for each occurrence. Additionally, Tenant, for the mutual benefit of Landlord and Tenant (when used in this Section 11.1 the term “Landlord” shall include Landlord, its constituent partners and the members, partners, directors, officers, agents, servants and employees of each of them), shall keep in force and effect insurance on all alterations, additions, and improvements located at the Demised Premises, and on all personal property located in the Demised Premises, protecting Landlord and Tenant (including Tenant’s partners, directors, officers, agents, servants and employees) from damage or other loss caused by fire or other casualty, including but not limited to vandalism and malicious mischief, perils covered by extended coverage, theft, sprinkler leakage, water damage (however caused), explosion malfunction or failure of heating and cooling or other apparatus, and other similar risks in amounts not less than the full insurable replacement value of such property. Such property insurance shall provide that it is specific and non-contributory and shall contain a replacement cost endorsement. In no event shall the limits of any coverage maintained by Tenant pursuant to this Section 11.1 be considered as limiting Tenant’s liability under this Lease. These policies shall name Landlord, any person, firms or corporations (including, without being limited to, any mortgagee or lessor of Landlord) designated by Landlord and Tenant as insureds, shall include blanket contractual liability coverage which insures contractual liability under the indemnifications set forth in Section 11.2 hereof and shall contain a clause that the insurer will not cancel or change the insurance without first giving Landlord 30 days prior written notice. The insurance shall be written by an insurance company, licensed and qualified to do business in the State in which the Building is located, which is reasonably acceptable to Landlord. An original copy of the policy or a certificate of insurance shall be delivered to Landlord upon the execution and delivery of this Lease and replacement certificates shall be delivered not less than ten (10) days prior to the expiration of any then existing coverage; provided that Tenant shall have ten (10) business days following the mutual execution and delivery of this Lease by both parties to deliver such insurance policy or certificate of insurance to Landlord (the “Delayed Insurance Delivery”). In no event shall Tenant have the right to begin performance of any Tenant’s Work or other alterations or to otherwise commence any other business activities at the Demised Premises prior to delivery of the requisite insurance policy or certificate of insurance to Landlord. The insurance which Tenant is required to maintain in force and effect under this Section 11.1 shall be primary insurance as respects Landlord (and any other additional insureds designated by Landlord) and not excess over or contributory with any other available insurance. Certificates of insurance evidencing the liability insurance coverage required under this Section 11.1 shall contain an endorsement to such effect. In addition, at all times during the Term hereof, Tenant shall procure and maintain Worker’s Compensation Insurance in accordance with the laws of the State in which the Building is located.
     Section 11.2. Indemnity and Non-Liability.
     (a) Neither Landlord nor Landlord’s agents (including, without being limited, to the Managing Agent), employees, contractors, officers, trustees, directors, shareholders, partners or principals (disclosed or undisclosed) shall be liable to Tenant or Tenant’s agents, employees, contractors, invitees or licensees or any other occupant of the Demised Premises, and Tenant shall save Landlord, its successors and assigns and their respective agents, employees, contractors, officers, trustees, directors, shareholders, partners and principals (disclosed or undisclosed) harmless from any loss, cost, liability, claim, damage, expense (including reasonable attorneys’ fees and disbursements), penalty or fine incurred in connection with or arising from any injury to Tenant or to any other person or for any damage to, or loss (by theft or otherwise) of, any of Tenant’s property or of the property of any other person, irrespective of the cause of such injury, damage or loss (including the acts or negligence of any tenant or of any owners or occupants of adjacent or neighborhood property or caused by operations in construction of any private, public or quasi-public work), except, however, to the extent of any personal injury or property damage resulting from the negligence or willful misconduct of Landlord or Landlord’s agents or employees. However, even if such loss or damage is caused by the negligence or willful misconduct of Landlord, its agents or employees, Tenant waives, to the full extent permitted by law, any claim for consequential damages in connection therewith. To the extent of Tenant’s insurance coverage, and to the fullest extent permitted by law, Landlord, and its agents and employees, shall not be liable, for any loss or damage to any person or property due to the negligence of Landlord, its agents or employees.
     (b) Neither any (1) performance by Landlord, Tenant or others of any repairs, improvements, alterations, additions, installations, substitutions, betterments or decorations in or to the Building, the Building equipment and systems, the Common Areas or the Demised Premises, (2) failure of Landlord or others to make any such repairs or improvements, (3) damage to the Building, the Building equipment and systems, the Common Areas, the Demised Premises or Tenant’s property, (4) injury to any persons, caused by other tenants or persons in the Building, or by operations in the construction of any private, public, or quasi-public work, or by any other cause, (5) latent defect in the Building, the Building equipment and systems, the Common Areas or the Demised Premises, nor (6) inconvenience or annoyance to Tenant or injury to or interruption of Tenant’s business by reason of any of the events or occurrences referred to in the foregoing subdivisions (1) through (5) shall impose any liability on Landlord to Tenant, other than, subject to Section 24.10 hereof, such liability relative to injury to persons or property damage as may be imposed upon Landlord by law for Landlord’s negligence or the negligence of Landlord’s agents or employees in the operation or maintenance of the Building, the Building equipment and systems or the Common Areas or for the breach by Landlord of any express covenant of this Lease on Landlord’s part to be performed. No representation, guaranty or warranty is made or assurance given that the communications or security systems, devices or procedures of the Building will be effective to prevent injury to Tenant or any other person or damage to, or loss (by theft or otherwise) of, any of Tenant’s property or of the property of any other person, and Landlord reserves the right to discontinue or modify at any time such communications or security systems or procedures without liability to Tenant.
     (c) Subject to the terms of this Section 11.2 and Section 11.3 below, in addition to and without limiting or being limited by any other indemnity in this Lease, but rather in confirmation and furtherance thereof, to the extent not prohibited by law, Tenant agrees to indemnify, defend by counsel reasonably acceptable to Landlord and hold Landlord, Landlord’s constituent owners, and each such party’s respective agents, employees, contractors, officers, directors, shareholders, owners, partners, members, or principals, harmless of, from and against any and all losses, damages, liabilities, claims, liens, costs and expenses, including court costs and reasonable attorneys’ fees and expenses, in connection with injury to or death of any person occurring within or about the Demised Premises, or with respect to damage to or theft, loss or loss of the use of any property, occurring in or about the Demised Premises, but only to the extent that the foregoing losses, damages, liabilities, claims, liens, costs and expenses arise from or are caused by the undertaking by Tenant or its agents or contractors of Tenant’s Work or other Tenant Alterations or repairs at the Demised Premises, or from any breach or default on the part of Tenant in the performance of any covenant or agreement on the part of Tenant to be performed pursuant to the terms of this Lease, or from any negligent act or omission or willful misconduct of Tenant, or any of its employees, agents, licensees, invitees or contractors. No persons or entities other than Landlord and such other indemnified parties shall be deemed third party beneficiaries of the indemnitees set forth in this Section 11.2(c). Tenant’s obligations under this Section 11.2(c) shall survive the expiration or earlier termination of this Lease.
     (d) Tenant shall pay to Landlord as Additional Rent, within thirty (30) days after submission by Landlord to Tenant of bills or statements therefor, sums equal to all losses, costs, liabilities, claims, damages, fines, penalties and expenses referred to in this Section 11.2.
     Section 11.3. Waiver of Subrogation.
     (a) Landlord and Tenant shall each use commercially reasonable efforts to procure an appropriate clause in, or endorsement to, each of its policies for fire and extended coverage insurance, pursuant to which the insurance company effectively waives subrogation or consents to waiver of its right of recovery against the other party, which, in the case of Tenant, shall be deemed to include any subtenant in the Demised Premises, and having obtained such clause or endorsement of waiver of subrogation or consent to a waiver of the right of recovery, such party hereby agrees that it will not make any claim against or seek to recover from the other for any loss or damage to its property or the property of others covered by such fire or extended coverage insurance; provided, however, that the release, discharge and covenant not to sue herein contained shall be limited by the terms and provisions of the waiver of subrogation clause or endorsement, or the clause or endorsement consenting to a waiver of right of recovery, and shall be co-extensive therewith.
     (b) If either party hereto shall not be able to obtain such clause or endorsement on a particular policy after using reasonable efforts to do so, then that party shall so notify the other party hereto at least 15 days prior to the date the policy is to take effect. If a party shall fail to give notice of inability to obtain such clause or endorsement, then that party shall be deemed to have waived its right of recovery from the other party with respect to any loss or damage insured against by the policy with respect to which notice was not given as provided above.
     Section 11.4. Landlord Insurance/Landlord Indemnity.
     (a) Landlord shall carry during the Term hereof replacement cost property insurance on the Building core and shell (as defined in Section 12.2 below) (including all base Building improvements at the Building, but excluding the Tenant’s Work and all other alterations, additions or improvements to the Demised Premises) against fire and other extended coverage perils in an amount sufficient to prevent Landlord from being deemed a co-insurer of the risks insured under the policy. Landlord shall also carry, during the Term hereof, liability insurance, contractual liability insurance, rent loss insurance and workers’ compensation insurance consistent with insurance coverages maintained by other landlords of other Class A office buildings in Lisle/Naperville, Illinois and otherwise in accordance with all applicable laws.
     (b) Subject to the terms of Sections 11.2 and 11.3 above, in addition to and without limiting or being limited by any other indemnity in this Lease, but rather in confirmation and furtherance thereof, to the extent not prohibited by law, Landlord agrees to indemnify, defend by counsel reasonably acceptable to Tenant and hold Tenant harmless of, from and against any and all losses, damages, liabilities, claims, liens, costs and expenses, including court costs and reasonable attorneys’ fees and expenses, imposed on them in connection with injury to or death of any person, occurring within the Common Areas of the Building, or with respect to damage to or theft, loss or loss of the use of property of third (3rd) parties, occurring within the Common Areas of the Building, but only to the extent that the foregoing losses, damages, liabilities, claims, liens, costs and expenses arise from or are caused by any breach or default on the part of Landlord in the performance of any covenant or agreement on the part of Landlord to be performed pursuant to the terms of this Lease, or from any negligent act or omission or willful misconduct of Landlord, or any of its employees, agents, officers, directors, partners or contractors. No persons or entities other than Tenant shall be deemed third party beneficiaries of the indemnities set forth in this Section 11.4(b).
     Section 11.5. Landlord’s Negligence. Subject to the provisions of Section 11.3 hereof, no agreement of Tenant in this Lease shall be deemed to exempt Landlord from liability or damages for injury to persons or damage to property caused by or resulting from the negligence, gross negligence or willful misconduct of Landlord, its agents or employees, in the operation or maintenance of the Demised Premises or Building.

ARTICLE 12
DAMAGE BY CASUALTY
     Section 12.1. Termination of Lease; Repair by Landlord. If the Demised Premises or the Building (including any portion of the Building providing necessary access to the Demised Premises) shall be damaged by fire or other casualty and if such damage does not render all or a substantial portion of the Demised Premises or the Building untenantable, then Landlord shall proceed with reasonable promptness to repair and restore the core and shell of the Building and the Demised Premises so as to render the Demised Premises tenantable, subject to reasonable delays for insurance adjustments and delays caused by matters beyond Landlord’s reasonable control, and also subject to zoning laws and building codes then in effect. If any such damage renders all or a substantial portion of the Demised Premises or the Building (including any portion of the Building providing necessary access to the Demised Premises) untenantable, Landlord shall, within sixty (60) days after the occurrence of such damage, estimate the length of time that will be required to substantially complete the repair and restoration of the core and shell of the Building and the Demised Premises, as the case may be, necessitated by such damage and shall by notice advise Tenant of such estimate. If it is so estimated that the amount of time required to substantially complete such repair and restoration will exceed two hundred forty (240) days from the date such damage occurred, then either Landlord or Tenant (but Tenant shall have such right only if all or a substantial portion of the Demised Premises [or any portion of the Building providing necessary access to the Demised Premises] is rendered untenantable and the estimated time, in Landlord’s reasonable business judgment, required for Landlord to substantially complete such repair or restoration to render the Demised Premises tenantable will exceed such two hundred forty (240) day period, and only if the damage was not caused by the negligence or willful misconduct of Tenant, its agents, contractors, employees or invitees) shall have the right to terminate this Lease as of the date of notice of such election by giving notice to the other at anytime within twenty (20) days after Landlord gives Tenant the notice containing said estimate (it being understood that Landlord may, if it elects to do so, also give such notice of termination together with the notice containing said estimate). Unless this Lease is terminated as provided in the preceding sentence, Landlord shall proceed with reasonable promptness to repair and restore the core and shell of the Building or the Demised Premises so as to render the Demised Premises tenantable, subject to reasonable delays for insurance adjustments and delays caused by matters beyond Landlord’s reasonable control, and also subject to zoning laws and building codes then in effect. Landlord shall have no liability to Tenant, and Tenant shall not be entitled to terminate this Lease (except as hereinafter provided) if such repairs and restoration are not in fact completed within the time period estimated by Landlord, as aforesaid, or within said two hundred forty (240) days. However, if such repairs and restoration are not completed by a date (“Outside Date”) which is three hundred sixty (360) days after the date of such fire or other casualty (or one hundred twenty (120) days after the expiration of the time period estimated by Landlord as aforesaid, if longer than two hundred forty (240) days and neither party terminated the lease as permitted), which Outside Date shall be extended (as to Tenant’s ability to terminate only) by all periods of delay attributable to the acts or omissions of Tenant or Tenant’s agents, employees or contractors, then, to the extent either party initially had the right to terminate as provided above (or would have had the right to so terminate if the initial estimate exceeded 240 days, as described above), then such party shall again have the right to terminate this Lease, effective as of the date of notice of such election, by giving written notice to the other party within thirty (30) day period after said Outside Date as extended as aforesaid, but prior to substantial completion of repair or restoration; provided, however, that Tenant shall have no right to so terminate this Lease if the only portions of the core and shell which have not then been completed are those which, due to sequencing of the work, cannot be completed until Tenant repairs or restores the portions of the Demised Premises so required by Tenant hereunder, and provided that Landlord shall have no right to so terminate this Lease if the failure to substantially complete the repairs and restoration is a result of Landlord’s failure to take reasonable actions to diligently pursue such repairs and restoration. Notwithstanding anything to the contrary herein set forth: (i) Landlord shall have no duty pursuant to this Article 12 to repair or restore any portion of the Tenant’s Work or any other Alterations or other improvements, additions or alterations made by or on behalf of Tenant in the Demised Premises; (ii) Landlord shall not be obligated (but may, at its option, so elect) to repair or restore the Demised Premises or Building (A) if the damage is due to an uninsurable casualty, or (B) if insurance proceeds are insufficient to pay for such repair or restoration (after taking into account any deductible maintained by Landlord, which deductible amount shall not be considered for purposes of determining whether the insurance proceeds are insufficient for purposes of this clause (ii)), and if Landlord had otherwise maintained the insurance required to be maintained by Landlord hereunder, or (C) if any mortgagee applies proceeds of insurance to reduce its loan balance, and the remaining proceeds, if any, available to Landlord are not sufficient to pay for such repair or restoration (provided that if Landlord elects not to so repair or restore the Demised Premises as a result of any matter described in this clause (ii), Landlord shall promptly notify Tenant of such election, and, to the extent such damage rendered a substantial portion of the Demised Premises [including any portion of the Building providing necessary access to the Demised Premises] untenantable, Tenant shall thereafter have the right to terminate this Lease effective upon written notice thereof to Landlord given not later than fifteen (15) business days after Tenant’s receipt of notice of such election by Landlord, in which event this Lease shall be deemed to have expired by lapse of time as of the tenth (10th) business day following delivery of such termination notice, as if such date was the stated expiration date of the Term hereof); and (iii) if any such damage rendering all or substantial portion of the Demised Premises or Building (including any portion of the Building providing necessary access to the Demised Premises) untenantable shall occur during the last year of the Term and Tenant has not then validly exercised any option hereunder to renew the Term hereof for a further renewal period hereunder, either party (but as to Tenant’s right, only if all or a substantial portion of the Demised Premises is rendered untenantable and if such damage was not caused by the negligence or willful misconduct of Tenant, its agents, contractors, employees or invitees) shall have the option to terminate this Lease by giving written notice to the other within thirty (30) days after the date such damage occurred, and if such option is so exercised, this lease shall terminate as of the date of such notice.
     Section 12.2. Repair by Tenant. If this Lease is not terminated pursuant to this Article 12, Tenant shall, in accordance with Section 8, proceed with reasonable promptness to repair and restore all Tenant’s Work and other Alterations and all other alterations, additions and improvements in the Demised Premises, other than any repairs or restoration required to be made by Landlord pursuant to Section 12.1 above, to as near the condition which existed prior to the fire or other casualty as is reasonably possible. Tenant agrees and acknowledges that Landlord shall be entitled to the proceeds of any insurance coverage carried by Tenant relating to improvements and betterments to the Demised Premises if this Lease terminates.

Notwithstanding anything herein to the contrary, Tenant shall be entitled to all insurance proceeds from insurance which it carries relating to its furnishings, trade fixtures and other items of personalty, irrespective of whether this Lease terminates, and Landlord shall have no claim relative thereto.
     Section 12.3. Abatement of Rent; Notices of Status of Repairs/Restoration. In the event any such fire or casualty damage renders the Demised Premises untenantable and if this Lease shall not be terminated pursuant to the foregoing provisions of this Article 12 by reason of such damage, then Rent shall abate during the period beginning with the date of such damage and ending with the date when Landlord substantially completes its repair or restoration required hereunder. Such abatement shall be in an amount bearing the same ratio to the total amount of Rent for such period as the portion of the Demised Premises which is untenantable and not used by Tenant from time to time bears to the rentable area of the entire Demised Premises. In the event of termination of this Lease pursuant to this Article 12, Rent shall be apportioned on a per diem basis and be paid to the date of the termination. At Tenant’s request from time to time, Landlord shall update Tenant as to the status of the repair or restoration work being performed by Landlord under this Article 12, and as to the then estimate of the time remaining to substantially complete such work.
     Section 12.4. Untenantability. As used in this Article 12, the term “untenantable” means reasonably incapable of being occupied for its intended use due to damage to the Demised Premises or Building. Notwithstanding anything contained to the contrary in this Article 12, the Demised Premises or any portion of the Demised Premises, as applicable, shall be deemed tenantable, for purposes of this Article 12, unless Landlord, pursuant to this Article 12, is required to repair or restore any of the core and shell items located therein. Further, if Landlord, pursuant to this Article 12, is required to repair or restore any of the core and shell items located within the Demised Premises, then the Demised Premises, or portion thereof, as applicable, shall be deemed tenantable following such time as Landlord has substantially completed the repair and restoration work relative to core and shell items located within the Demised Premises required to be performed by Landlord under this Article 12). Notwithstanding the foregoing or anything herein to the contrary, the Demised Premises or any portion thereof, as applicable, shall, in any event, be deemed tenantable for purposes of this Article 12 if Tenant continues to conduct a substantial part of its customary business operations from the subject portion of the Demised Premises.
     Section 12.5. Core and Shell. The term “core and shell” shall include all structural components of the Building (i.e., whether located within the Demised Premises or otherwise), the roof of the Building, all base building electrical, plumbing, heating, ventilating and air conditioning systems (other than those utility systems the maintenance and repair of which are the responsibility of Tenant as set forth in this Lease), and all Common Areas of the Building, but specifically excludes the Tenant’s Work, any other Alterations and any other work related to tenant improvements constructed or to be constructed by or for Tenant or other tenants or installed within the Demised Premises or within any other tenant’s premises.

ARTICLE 13
EMINENT DOMAIN
     Section 13.1. Taking of Demised Premises. If during the Term all of the Demised Premises shall be taken for any public or quasi-public use under any statute or by right of eminent domain, or sale-in-lieu of such taking, this Lease shall automatically terminate on the date on which the condemning authority takes possession of the Demised Premises (hereinafter called the “Date of Taking”). If twenty-five percent (25%) or more of the rentable area of the Demised Premises is taken, Tenant or Landlord shall have the right to terminate this Lease by giving written notice to the other party of termination within 30 days after the Date of Taking.
     Section 13.2. Partial or Temporary Taking of Building.
     (a) If during the Term, the Building, or any portion thereof, is taken or sold as set out in Section 13.1, then (1) if in the reasonable opinion of Landlord substantial alteration or reconstruction of the Building is necessary as a result thereof, whether or not the Demised Premises are or may be affected; (2) if one-quarter or more of the value, in Landlord’s sole judgment, of the Building is included in such taking or sale; or (3) if such portion of the Common Areas shall be taken as, in Landlord’s sole judgment, to materially interfere or prevent access to the Building or reduce the value of the Land and the Building by more than one-quarter; then, Landlord shall have the right to terminate this Lease by giving to Tenant at least 30 days’ written notice thereof (provided, however, that Landlord shall not have the right to so terminate this Lease on account of such circumstance unless Landlord also terminates leases for all other similarly situated office tenants at the Building).
     (b) If during the Term the Building or the Common Areas, or any portion thereof, shall be taken as set out in Section 13.1 for a period of less than one (1) year, this Lease shall remain in full force and effect subject to Section 13.4 hereof. If such a taking shall be for a period of one (1) year or more, then the provisions of Section 13.1 and Section 13.2(a), as the case may be, shall be applicable.
     (c) If either party exercises its rights of termination under Section 13.1 or 13.2 (and any such right must be exercised within 30 days after the Date of Taking, failing which such right shall be deemed waived), this Lease shall terminate on the date stated in the notice, provided, however, that no termination pursuant to notice hereunder may occur later than 60 days after the Date of Taking.
     Section 13.3. Surrender. On the date of any termination under Section 13.1 or 13.2, Tenant shall immediately surrender to Landlord the Demised Premises and all interests therein under this Lease and Tenant shall pay Landlord Rent through the date of termination (or through the Date of Taking if such date shall not be the same as the date of termination). Landlord may re-enter and take possession of the Demised Premises and remove Tenant therefrom.

     Section 13.4. Rent Adjustment for Partial Taking of Demised Premises. If any portion of the Demised Premises (but less than the whole thereof) is so taken, and no rights of termination herein conferred are timely exercised, the Term shall expire (or, in respect of a taking pursuant to Section 13.2(b) hereof, have no force and effect for the period of such temporary taking) with respect to the portion so taken on (or from) the Date of Taking. In such event, the Rent thereafter payable under this Lease shall be adjusted pro rata by Landlord in order to account for the resulting reduction (either temporarily or permanently) in the number of rentable square feet in the Demised Premises.
     Section 13.5. Awards. Upon any taking or sale described in this Article 13, Landlord shall be entitled to receive and retain the entire award or consideration for the affected lands and improvements, and Tenant shall not have nor advance any claim against Landlord or anyone else for the value of its property or its leasehold estate under this Lease, or for the costs or removal or relocation, or business interruption expense or any other damages arising out of such taking or purchase. Nothing herein shall give Landlord any interest in or preclude Tenant from seeking and recovering on its own account a separate award from the condemning authority attributable to the taking or purchase of Tenant’s trade fixtures, or the removal or relocation of its business and effects, or the interruption of its business provided that Landlord’s award is not diminished thereby. If any such award made or compensation paid to either party specifically includes an award or amount for the other, the party first receiving the same shall promptly account therefor to the other.
ARTICLE 14
RIGHTS RESERVED TO LANDLORD
     Section 14.1. Access to Demised Premises. Landlord and Landlord’s agents shall have the right (but shall not be obligated) to enter the Demised Premises in any emergency at any time, and to perform any acts related to the safety, protection or preservation thereof or of the Building. At other reasonable times, and upon reasonable notice, Landlord may enter the Demised Premises (1) to examine and make such repairs, replacements and improvements as Landlord may deem necessary or reasonably desirable to the Demised Premises or to any other portion of the Building, (2) for the purpose of complying with laws, regulations and other requirements of governmental authorities or the provisions of this Lease (subject to the provisions of Section 14.2(b) below), (3) for the purpose of posting notices of nonresponsibility, or (4) for the purposes of showing the same to prospective purchasers or mortgagees of the Building, and during the last nine (9) months of the Term for the purpose of showing the same to prospective tenants. Tenant shall permit Landlord to use and maintain and replace unexposed pipes and conduits in and through the Demised Premises and to erect new unexposed pipes and conduits therein. Landlord may, during the progress of any work in the Demised Premises, take all necessary materials and equipment into the Demised Premises and close or temporarily suspend operation of entrances, doors, corridors, elevators or other facilities without such interference constituting an eviction. Tenant shall not be entitled to any damages by reason of loss or interruption of business or otherwise during such periods. During such periods Landlord shall use reasonable efforts to minimize any interference with Tenant’s use of the Demised Premises. If Tenant is not present to open and permit an entry into the Demised Premises,

Landlord or Landlord’s agents may enter the same whenever such entry may be necessary or permissible by master key or otherwise, provided reasonable care is exercised to safeguard Tenant’s property. Such entry shall not render Landlord or its agents liable therefor, nor in such event shall the obligations of Tenant hereunder be affected.
     Section 14.2. Additional Rights. Landlord shall have the following additional rights exercisable without notice (except as provided below) and without liability to Tenant for damage or injury to property, person or business, all claims for damage being hereby released, and without effecting an eviction or disturbance of Tenant’s use or possession or giving rise to any claim for setoffs, or abatement of Rent:
     (a) To change the name, number or designation by which the Building may be known (with any change in the street address being done upon not less than ninety (90) days notice, unless otherwise obligated to do so sooner by the U.S. post office or other governmental or quasi-governmental body) (provided that if Landlord voluntarily changes the Building’s street address, as opposed to being obligated to do so by the U.S. post office or other governmental or quasi-governmental body, Landlord shall reimburse Tenant for all reasonable costs incurred by Tenant to replace obsolete stationery, business cards and other pre-printed materials used in Tenant’s business office at the Demised Premises, not to exceed, in any event, $10,000.00);
     (b) To make such changes in or to the Building, including the building equipment and systems, as Landlord may deem necessary or desirable, provided that (1) in connection with any work, necessitated by such changes, Landlord uses good faith efforts to maintain reasonable access to the Demised Premises and to minimize unreasonable interference with the conduct of Tenant’s business, and (2) all of such work shall be conducted in such a manner so that the Building remains a Class A office building in Lisle/Naperville, Illinois. Notwithstanding anything contained herein to the contrary, except to the extent required by Applicable Laws or in the case of an emergency or any case where there is material impact upon any other tenant’s occupancy or upon the core and shell of the Building, no action by Landlord under this subclause (b) shall materially adverse affect Tenant’s access to the Demised Premises, and in no event shall any action by Landlord under this subclause (b) (i.e., whether required by Applicable Law or by an emergency or otherwise) increase “Tenant’s Proportionate Share” or the number of rentable square feet of the Demised Premises for purposes of this Lease;
     (c) To grant to anyone the exclusive right to conduct any business or render any services (including, without being limited to, the right to designate all suppliers or persons furnishing sign painting and lettering, beverages, foods, towels, vending machines or toilet supplies used or consumed on the Demised Premises) in the Building, provided such exclusive right shall not operate to exclude Tenant from the use expressly permitted by Article 6;

     (d) To close the Building at any such reasonable times after Normal Business Hours as Landlord may determine, subject, however, to Tenant’s right to admittance on a 24-hour, 7-day a week basis (but subject to temporary closure for emergency conditions or as required by Applicable Laws) under such regulations as shall be prescribed from time to time by Landlord; and
     (e) To perform any act, obligation or other commitment required of or by Tenant which Tenant has not performed for any reason whatsoever (including, without being limited to, obtaining insurance coverage); provided that Landlord has delivered written notice to Tenant of such failure as required by the applicable provision of this Lease (which notice shall not in any event be less than five (5) business days, unless otherwise stated in this Lease or unless relating to an emergency situation), and to charge Tenant as Additional Rent all reasonable costs and expenses incurred by Landlord for such performance, together with interest thereon at the Default Rate from the dates of Landlord’s expenditures until paid.
ARTICLE 15
ASSIGNMENT AND SUBLETTING
     Section 15.1. Consent Required.
     (a) Except as provided in Section 15.7 below, Tenant shall not, voluntarily or involuntarily, by operation of law or otherwise: (i) assign, mortgage, pledge, encumber or in any manner transfer this Lease in whole or in part, or (ii) sublet all or any part of the Demised Premises, or allow any other person to occupy all or any part thereof, without the prior written consent of Landlord in each instance, and any attempt to do any of such acts without such consent shall be null and void and of no effect. Tenant shall pay or reimburse Landlord, within thirty (30) days following Landlord’s demand therefor, the actual out-of-pocket expenses by landlord (not exceeding, in any one instance, the sum of One Thousand and No/100 Dollars ($1,000.00)) to cover Landlord’s expenses in reviewing said request. A transfer of control of Tenant, including, without being limited to, a transfer of stock or partnership interest or the merger, consolidation, sale of all or substantially all of the other assets of Tenant or other corporate or other reorganization of Tenant (whether or not Tenant shall be the surviving entity), shall be deemed an assignment under this Lease and shall be subject to all the provisions of this Article, including the requirement of obtaining Landlord’s prior consent (subject, however, to the terms of Section 15.7 below). The consent by Landlord to any assignment, mortgage, pledge, encumbrance, transfer or subletting shall not constitute a waiver of the necessity for such consent to any subsequent assignment, mortgage, pledge, encumbrance, transfer or subletting.

     (b) If this Lease be assigned, or if the Demised Premises or any part thereof be sublet or occupied by anyone other than Tenant, Landlord may collect Rent from the assignee, subtenant or occupant, and apply the net amount collected to the Rent herein reserved, but no such assignment, subletting, occupancy or collection shall be deemed a waiver of this covenant, or the acceptance of the assignee, subtenant or occupant as tenant, or a release of Tenant from the further performance by Tenant of covenants on the part of Tenant herein contained.
     (c) Notwithstanding any assignment, mortgage, pledge, encumbrance, transfer or sublease of this Lease, Tenant shall remain fully liable for the performance of all of the terms, covenants, obligations and conditions of this Lease and shall not be released therefrom.
     Section 15.2. Notice of Proposed Assignment or Sublease; Recapture. Except as provided in Section 15.7 below, Tenant shall, by notice in writing, advise Landlord of its intention from, on and after a stated date (which shall not be less than twenty (20) nor more than one hundred eighty (180) days after the date of the giving of Tenant’s notice to Landlord) to assign this Lease or sublet all or any part of the Demised Premises for the balance or any part of the Term, and, in such event, Landlord shall have the right, to be exercised by giving written notice to Tenant within fifteen (15) days after its receipt of Tenant’s notice, (1) to terminate this Lease with respect to the space described in Tenant’s notice as of the date stated in Tenant’s notice for the commencement of the proposed assignment or sublease (provided that Landlord shall only have the right to elect to terminate this Lease, as described in this clause (1), with respect to any proposed assignment or any proposed sublease which, when added to the space covered by other then existing subleases, covers greater than seventy percent (70%) of the rentable area of the Demised Premises), or (2) to consent or refuse to consent to the proposed assignment or sublease, as described in Section 15.3 below. Tenant’s notice shall include the name and address of the proposed assignee or subtenant, a true and complete copy of the proposed assignment or sublease and sufficient information, as Landlord deems reasonably necessary, to permit Landlord to determine (i) the financial responsibility and character and the nature of the business of the proposed assignee or subtenant, and (ii) whether Landlord has the right under this Lease to withhold consent to the proposed assignment or sublease. If Tenant’s notice covers all of the Demised Premises and if Landlord exercises its right to terminate this Lease as to such space, then the Term of this Lease shall expire and end on the date stated in Tenant’s notice for the commencement of the proposed assignment or sublease as fully and completely as if that date had otherwise been the expiration date of the Term hereof. If, however, Tenant’s notice covers less than all of the Demised Premises, and if Landlord exercises its right to terminate this Lease with respect to such space described in Tenant’s notice, then as of the date stated in Tenant’s notice for the commencement of the proposed sublease, Fixed Rent and Tenant’s Proportionate Share shall be adjusted on the basis of the number of square feet of rentable area retained by Tenant, and this Lease as so amended, shall continue thereafter in full force and effect.
     Notwithstanding any of the foregoing to the contrary, if Landlord notifies Tenant that Landlord has elected to terminate this Lease with respect to the space described in a notice from Tenant regarding a prospective assignment or sublease transaction, as described in clause (1)

above, then Tenant shall have the right, at its election, to rescind its earlier notice to Landlord regarding such transaction, which rescission shall be exercised by notice to Landlord no later than five (5) business days following Tenant’s receipt of Landlord’s election (time being of the essence), whereupon this Lease shall continue in full force and effect, and Tenant’s earlier notice to Landlord shall be deemed null and void
     Section 15.3. Grounds for Withholding Consent. If Landlord, upon receiving Tenant’s notice with respect to any such space, does not exercise its right to terminate as aforesaid, Landlord will not unreasonably withhold or delay its consent to Tenant’s assignment of this Lease or subletting the space covered by Tenant’s notice. Landlord shall not be deemed to have unreasonably withheld its consent to a proposed assignment of this Lease or to a proposed sublease of part or all of the Demised Premises if its consent is withheld because: (i) Tenant is then in default hereunder (it being understood that if Tenant is then in default under this lease, Landlord shall have the right to condition any consent to a proposed assignment or subletting to Tenant first having cured such default); (ii) any notice of termination of this Lease or termination of Tenant’s right of possession shall have been given under Article 17 which is still outstanding; (iii) either the portion of the Demised Premises which Tenant proposes to sublease, or the remaining portion of the Demised Premises, or the means of ingress or egress to either the portion of the Demised Premises which Tenant proposes to sublease or the remaining portion of the Demised Premises is of such nature that it will violate any Applicable Law, or is of such accessibility, size or irregular shape so as not to be suitable for normal renting purposes as space on a multi-tenant floor within the Building; (iv) the proposed use of the Demised Premises by the proposed assignee or subtenant does not conform with the use set forth in this Lease, or will violate any applicable law, will impose any additional obligation upon Landlord (other than its obligations under this Lease) or increase Landlord’s obligations under or cost of compliance with any laws, or will violate any exclusive right Landlord has granted to any tenant of any part of the Building; (v) in the reasonable judgment of Landlord the proposed assignee or subtenant is of a character or is engaged in a business which would be deleterious to the reputation of the Building, Landlord or any of the constituent partners of Landlord; (vi) in the reasonable judgment of Landlord, the proposed assignee or subtenant is not sufficiently financially responsible to perform its obligations under the proposed assignment or sublease; (vii) the proposed assignee or subtenant is a government (or subdivision or agency thereof); or (viii) the proposed assignee or subtenant is an occupant (or affiliate thereof) of the Building; provided, however, that the foregoing are merely examples of reasons for which Landlord may withhold its consent and shall not be deemed exclusive of any permitted reasons for reasonably withholding consent, whether similar or dissimilar to the foregoing examples, and Landlord may consider all relevant factors in determining whether to give or withhold its consent. Tenant agrees that all advertising by Tenant or on Tenant’s behalf with respect to the assignment of this Lease or subletting of any part of the Demised Premises must be approved in writing by Landlord prior to publication (which approval shall not be unreasonably withheld, conditioned or delayed).
     Section 15.4. Excess Rent Payment. If Tenant (as Tenant or debtor-in-possession) shall assign this Lease or sublet the Demised Premises, or any part thereof, at a rental or for other consideration in excess of the Rent or pro rata portion thereof due and payable by Tenant under this Lease, then Tenant shall pay to Landlord as Additional Rent one-half (1/2) of any such excess rent or other consideration (as described below in this Section) immediately upon receipt under any such assignment or, in the case of a sublease, (i) on the later of the first day of each month during the term of any sublease, or the day of receipt from such subtenant, one-half (½) of the excess of all rent and other consideration (as described below in this Section) paid by the subtenant for such month over the Rent then payable to Landlord pursuant to the provisions of this Lease for said month (or if only a portion of the Demised Premises is being sublet, one-half (½) of the excess of all rent and other consideration due from the subtenant for such month over the portion of the Rent then payable to Landlord pursuant to the provisions of this Lease for said month which is allocable on a rentable area basis to the space sublet), and (ii) immediately upon the receipt thereof, one-half (½) of any other consideration realized by Tenant from such subletting. Landlord shall not be responsible for any deficiency if Tenant shall assign this Lease or sublet the Demised Premises or any part thereof at a rental less than that provided for herein. Whenever reference is made to the “excess” of rent or other consideration, such excess shall be reduced by charging (i.e., on an amortized basis over the term of the sublease or assignment) against the rent or other consideration paid by such assignee or subtenant, reasonable brokerage commissions, leasehold improvements, tenant concessions and other out-of-pocket expenses which Tenant has paid or given in connection with assigning the Lease or subleasing the applicable portion of the Demised Premises.
     Section 15.5. Lease Assumption; Subtenant Attornment. If Tenant shall assign this Lease, the assignee shall expressly assume all of the obligations of Tenant hereunder in a written instrument provided by Landlord and delivered to Landlord not later than ten (10) days prior to the effective date of the assignment. If Tenant shall sublease any part of the Demised Premises, Tenant shall obtain and furnish to Landlord, not later than ten (10) days prior to the effective date of such sublease and in form reasonably satisfactory to Landlord, the written agreement of such subtenant to the effect that the subtenant will attorn to Landlord, at Landlord’s option and written request (at Landlord’s sole election), if this Lease terminates before the expiration of the sublease. Tenant shall, not later than fifteen (15) days after the effective date of any such assignment or sublease, deliver to Landlord a certified copy of the instrument of assignment or sublease.
     Section 15.6. Prohibition. In no event shall Tenant assign this Lease or enter into any sublease, license, concession or other agreement for use, occupancy or utilization of any part of the Demised Premises which provides for a rental or other payment for such use, occupancy or utilization based in whole or in part on the income or profits derived by any person from the Demised Premises leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of gross receipts or sales), and Tenant agrees that all assignments, subleases, licenses, concessions or other agreements for use, occupancy or utilization of any part of the Demised Premises shall provide that the person having an interest in the possession, use, occupancy or utilization of the Demised Premises shall not enter into any lease, sublease, license, concession or other agreement for use, occupancy or utilization of space in the Demised Premises which provides for a rental or other payment for such use, occupancy or utilization based in whole or in part on the income or profits derived by any person from the Demised Premises leased, used, occupied or utilized (other than an amount based on a fixed percentage or percentages of gross receipts or sales) and any such purported assignment, sublease, license, concession or other agreement shall be absolutely void and ineffective as a conveyance of any right or interest in the possession, use, occupancy or utilization of any part of the Demised Premises.
     Section 15.7. Permitted Transfers. Notwithstanding any of the foregoing, Landlord’s consent shall not be required for an assignment or sublet to a Tenant Affiliate (as hereinafter defined), and Landlord shall not terminate this Lease with respect to the Demised Premises or any portion of the Demised Premises or otherwise collect any excess rent under Section 15.4 above as a result of such assignment or sublet to a Tenant Affiliate; provided, however, that (i) Tenant shall give reasonable prior notice to Landlord of the proposed assignment or sublet; and (ii) if an assignment, such assignee shall assume the obligations of Tenant under this Lease. As used in this Lease, the term “Tenant Affiliate” shall mean any entity (1) which results from a merger or consolidation with the Tenant under this Lease; (2) which acquires all or substantially all of the assets of the Tenant under this Lease for a purpose other than to circumvent the provisions of this Section 15; or (3) which is controlled by, controls, or is under common control with the then Tenant under this Lease. For purposes of the foregoing, the term “control” shall mean the ownership, directly or indirectly, of more than 50% of the ownership interests and voting interests in Tenant. By way of clarification and not in limitation of the foregoing, any assignment or sublease to a Tenant Affiliate described in this Section 15.7 shall not be subject to the terms of this Section 15 regarding Landlord’s consent rights, Tenant’s requirement to pay to Landlord any excess rent, or Landlord’s recapture right, but such assignment or sublease shall be subject to the other terms of this Section 15, including the terms of Section 15.1(c) regarding the continued liability of any “Tenant” making an assignment or sublease as well as the continued liability of each prior “Tenant” (i.e., unless the assigning “Tenant” and/or prior “Tenant” ceases to exist as a separate legal entity as a result of the transaction giving rise to the permitted assignment under this Section 15.7, such as in the case of a merger).
ARTICLE 16
INTENTIONALLY OMITTED
ARTICLE 17
DEFAULT
     Section 17.1. Events of Default. This Lease and the Term and estate hereby granted are subject to the limitation that, whenever any of the following events of default occur (sometimes referred to in this Lease, in any instance, as a “default”):
     (a) Failure by Tenant to pay any regularly scheduled payment of Rent (including, without limitation, monthly payments of Fixed Rent and Tenant’s Expense Charge) when due if such failure continues for five (5) business days after written notice to Tenant of such failure;
     (b) Any valid transfer of Tenant’s rights in all or any portion of the Demised Premises or Tenant’s rights under this lease, which transfer violates the terms set forth in Article 15;

     (c) Failure by Tenant to commence to cure forthwith, immediately after receipt of notice from Landlord, any hazardous condition which Tenant has created or permitted in violation of law or of this Lease, or any failure by Tenant to thereafter diligently pursue and complete such cure within fifteen (15) days after receipt of such notice from Landlord; provided that such 15-day period shall be extended for the time reasonably required to complete such cure (not to exceed, in any event, an additional 255-day period), if such failure cannot reasonably be cured within said 15-day period and Tenant commences to cure such failure within said 15-day period and thereafter diligently and continuously proceeds to cure such failure;
     (d) Failure by Tenant to complete, execute and deliver any instrument or document required to be completed, executed and delivered by Tenant pursuant to Article 21 of this Lease, within the time required for such instrument or document in accordance with such Article;
     (e) Failure by Tenant to observe or perform any other covenant, agreement, condition or provision of this Lease (including any payment of Rent, if not a regularly scheduled payment of Rent), if such failure shall continue for fifteen (15) days after written notice thereof from Landlord to Tenant; provided that, with respect to all defaults under this Section 17.1(e) other than defaults in the payment of Rent, such 15-day period shall be extended for the time reasonably required to complete such cure (not to exceed, in any event, an additional 255-day period), if such failure cannot reasonably be cured within said 15-day period and Tenant commences to cure such failure within said 15-day period and thereafter diligently and continuously proceeds to cure such failure;
     (f) The levy upon execution or the attachment by legal process of the leasehold interest of Tenant, or the filing or creation of a lien in respect of such leasehold interest, which lien shall not be released or discharged within sixty (60) days from the date of such filing;
     (g) Tenant becomes insolvent or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors, or applies for or consents to the appointment of a trustee or receiver for Tenant or for the major part of its property;
     (h) A trustee or receiver is appointed for Tenant or for a major part of its property, without Tenant’s application therefor or consent thereto, and is not discharged within sixty (60) days after such appointment; or
     (i) Any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding, or other proceeding for relief under any bankruptcy law or similar law for the relief of debtors, is instituted (A) by Tenant, or (B) against Tenant and is allowed against it or is consented to by it or is not dismissed within seventy-five (75) days after such institution;

then regardless and notwithstanding the fact that Landlord has or may have some other remedy under this Lease or by virtue hereof, or in law or in equity, Landlord may give to Tenant a notice (the “Termination Notice”) of intention of Landlord to end the term of this Lease specifying a day not less than five (5) days thereafter and, upon the giving of the Termination Notice, this Lease and the Term and estate hereby granted shall expire and terminate upon the day so specified in the Termination Notice as fully and completely and with the same force and effect as if the day so specified were the Expiration Date and all rights of Tenant shall terminate and Tenant shall remain liable for damages as hereinafter provided. From and after any date upon which Landlord is entitled to give a Termination Notice, Landlord, without further notice and with or without giving such Termination Notice, may enter upon, re-enter, possess and repossess itself of the Demised Premises, by force, summary proceedings, ejectment or otherwise, (but all only to the extent permitted by applicable law) and may dispossess and remove Tenant and all other persons and property from the Demised Premises and may have, hold and enjoy the Demised Premises and the right to receive all rental and other income of and from the same. As used in this Lease the words “enter” and “re-enter” are not restricted to their technical legal meanings. Tenant expressly waives the service of any statutory demand or notice which is a prerequisite to Landlord’s commencement of eviction proceedings against Tenant, including the demands and notices specified in 735 ILCS §§ 5/9-209 and 5/9-210.
     Upon and after such entry into possession Landlord may, but shall have no obligation to (except for any reasonable mitigation obligations as otherwise required by law), relet the Demised Premises, or any part thereof, for the account of Tenant, to any person, firm or corporation, other than Tenant, for such Rent, for such time and upon such terms as Landlord, in Landlord’s sole discretion (subject to any reasonable mitigation requirements imposed by applicable law), shall determine, and Landlord shall not be required to accept any tenant offered by Tenant or to observe any instruction given by Tenant about such reletting.
     Section 17.2. Damages.
     (a) Tenant covenants and agrees that in the event of the termination of this Lease or re-entry by Landlord, under, any of the provisions of this Article 17 or pursuant to law, by reason of default hereunder on the part of Tenant, Tenant shall pay to Landlord, as damages with respect to this Lease, at the election of Landlord:
     (1) a sum which at the time of such termination of this Lease or at the time of any re-entry by Landlord, as the case may be, represents the excess, if any, of:
i.	the aggregate of the Rent which would have been payable by Tenant for the period commencing with such earlier termination of this Lease or the date of any such re-entry, as the case may be, and ending with the Expiration Date of this Lease, had this Lease not so terminated or had Landlord not so re-entered the Demised Premises

(discounted to present value using a discount factor equal to the Prime Rate at the time of the default), over

ii.	the aggregate fair market rental value of the Demised Premises for the same period (discounted to present value using a discount factor equal to the Prime Rate at the time of the default); or
     (2) sums equal to the Rent which would have been payable by Tenant had this Lease not so terminated, or had Landlord not so re-entered the Demised Premises, payable upon the days specified in this Lease following such termination or such re-entry and until the Expiration Date of this Lease, provided, however, that if the Demised Premises shall be leased or re-let during said period, Landlord shall credit Tenant with the net rents, if any, received by Landlord from such leasing or re-letting, such net Rent to be determined by first deducting from the gross rents as and when received by Landlord from such leasing or re-letting the reasonable expenses incurred or paid by Landlord in terminating this Lease or of re-entering the Demised Premises and of securing possession thereof, as well as the reasonable expense of leasing and re-letting, including altering and preparing any portion of the Demised Premises for new tenants, brokers’ commissions and all other reasonable expenses properly chargeable against the Demised Premises and the rental therefrom; but in no event shall Tenant be entitled to receive any excess of such net rents over the Rent, payable by Tenant to Landlord hereunder.
     (b) Suit or suits for the recovery of any and all damages, or any installments thereof, provided for hereunder may be brought by Landlord from time to time at its election, and nothing contained herein shall be deemed to require Landlord to postpone suit until the date when the term of this Lease would have expired if it had not been terminated under the provisions of this Article 17, or under provisions of any law, or had Landlord not re-entered the Demised Premises.
     (c) Nothing herein contained shall be construed as limiting or precluding the recovery by Landlord against Tenant of any damages to which Landlord may lawfully be entitled in any case other than those particularly provided for above.
     Section 17.3. Waiver of Jury Trial. The parties hereto shall and they hereby do waive trial by jury in any action, proceeding or counterclaim brought by either of the parties hereto against the other on any matters whatsoever arising out of or in any way connected with this Lease or the interpretation thereof, the relationship of Landlord and Tenant, Tenant’s use or occupancy of the Demised Premises, and/or any claim of injury or damage.

     Section 17.4. Other Remedies. Landlord may, upon five (5) business days notice thereof (except that no such notice shall be required in the case of an emergency or if there is any material impact upon another tenant’s occupancy or upon the core and shell of the Building) to Tenant (which notice shall state that Landlord intends to exercise its rights hereunder to perform any obligation on Tenant’s behalf and bill Tenant for the costs and expenses incurred by Landlord therefor), but shall not be obligated to, perform any obligation of Tenant under this Lease, and, if Landlord so elects, all costs and expenses paid by Landlord in performing such obligation, together with interest at the Default Rate, shall be reimbursed by Tenant to Landlord on demand. Any and all remedies set forth in this Lease: (a) shall be in addition to any and all other remedies Landlord may have at law or in equity; (b) shall be cumulative; and (c) may be pursued successively or concurrently as Landlord may elect. The exercise of any remedy by Landlord shall not be deemed an election of remedies or preclude Landlord from exercising any other remedies in the future.
     Section 17.5. Landlord Defaults. The occurrence or existence of any one or more of the following shall constitute a “Landlord Default” under this Lease: (i) Landlord fails to pay any amounts when due from Landlord to Tenant hereunder, and such failure continues for five (5) business days after written notice from Tenant to Landlord; or (ii) Landlord fails to observe or perform any of the other covenants, conditions or provisions of this Lease and fails to cure such default within fifteen (15) business days after written notice thereof from Tenant to Landlord, provided that with respect to any such default that cannot reasonably be cured within fifteen (15) business days, such period for cure shall be extended for such period as is reasonably necessary to cure such default, not exceeding an additional two hundred fifty-five (255) days, so long as Landlord commences good faith efforts to cure within the initial 15-business day period and diligently pursues efforts to cure within such additional period. Upon any Landlord Default under this Lease, Tenant shall be entitled to exercise any and all remedies available to Tenant as expressly provided in this Lease or that would be available to Tenant at law or in equity, subject only to the limitations set forth in Section 21.6 and Section 24.10 of this Lease.
ARTICLE 18
SURRENDER
     Section 18.1. Possession. Upon the expiration or earlier termination of this Lease, Tenant shall immediately quit and surrender possession of the Demised Premises in as good a state and condition as they were when entered into, reasonable wear and tear and casualty damage (other than that which Tenant is obligated to repair) excepted, all subject to any property removal rights and requirements set forth in Section 8.2 above. Upon such surrender, all right, title and interest of Tenant in the Demised Premises shall cease.
     Section 18.2. Merger. The voluntary or other surrender of this Lease by Tenant or the cancellation of this Lease by mutual agreement of Tenant and Landlord shall not work a merger, but shall, at Landlord’s option, terminate all or any subleases and subtenancies or operate as an assignment to Landlord of all or any subleases or subtenancies. Landlord’s option hereunder shall be exercised by notice to Tenant and all known sublessees or subtenants in the Demised Premises or any part thereof.

ARTICLE 19
HOLDING OVER
     Section 19.1. Holding Over. If Tenant retains possession of the Demised Premises or any part thereof after the expiration or earlier termination of this Lease, Tenant shall pay as Rent a sum equal to 125% (for the first thirty days of such holding over) and 150% (for all subsequent days of such holding over) of the amount, including Fixed Rent and Additional Rent hereunder, payable for the month preceding such holding over computed on a daily basis for each day that Tenant remains in possession. In addition thereto, Tenant shall be liable for and shall pay to Landlord, all damages, consequential as well as direct, sustained by reason of Tenant’s holding over. At Tenant’s written request made at any time during the last six (6) months of the Term, Landlord shall notify Tenant of any leasing of the Demised Premises (or any portion thereof) for a term commencing following the termination or expiration of the Term or of Tenant’s right to possession hereunder, which may give rise to indemnification obligations of Tenant pursuant to this Article 19. No occupancy by Tenant after the expiration of other termination of this Lease shall be construed to extend the Term. The provisions of this section do not waive Landlord’s right of re-entry or right to regain possession by actions at law or in equity or any other rights hereunder, and any receipt of payment by Landlord shall not be deemed a consent by Landlord to Tenant’s remaining in possession or be construed as creating or renewing any lease or right of tenancy between Landlord and Tenant.
ARTICLE 20
REMEDIES CUMULATIVE
     Section 20.1. No Waiver. No waiver by Landlord or Tenant of a breach of any covenants, agreements, obligations or conditions of this Lease shall be construed to be a waiver of any future breach of the same or any other covenant, agreement, obligation or condition hereof. No receipt of money by Landlord from Tenant after notice of default, or after the termination of this Lease or the commencement of any suit or final judgment of possession of the Demised Premises, shall reinstate, continue or extend the term of this Lease or affect any notice, demand or suit. The rights and remedies hereby created are cumulative, and the use of one remedy shall not be construed to exclude or waive the right to the use of another, or exclude any other right or remedy allowed by law.
ARTICLE 21
ESTOPPEL CERTIFICATE, SUBORDINATION, ATTORNMENT
     Section 21.1. Estoppel Certificate. Tenant shall at any time (but not more than twice in any calendar year unless in connection with a pending sale or financing transaction) within ten (10) business days following the request of Landlord, execute and deliver in recordable form and in substance reasonably satisfactory to Landlord, an written estoppel certificate certifying: the date Tenant accepted occupancy of the Demised Premises; the date to which Rent has been paid; the amount of any Security Deposit; that this Lease is in full force and effect and has not been modified or amended (or if modified or amended, describing the same) and that there are no defenses or offsets thereto or defaults of Landlord under this Lease (or if any be claimed, describing the same); that Tenant has accepted the Demised Premises and the condition thereof and of all improvements thereto and has no claims against Landlord or any other party with respect thereto (or if Tenant does not believe the Demised Premises have been satisfactorily completed or believes it has any claims against Landlord, a full and complete explanation thereof); and such other matters as Landlord may reasonably request. If Tenant does not complete, execute and deliver to Landlord the estoppel certificate as and when required herein, then if Landlord serves upon Tenant a second request and Tenant does not complete, execute and deliver to Landlord the estoppel certificate within three (3) business days after service of such second request, then such failure by Tenant shall be deemed a “default” under Section 17.1 (d) above (i.e., without the requirement that Landlord provide Tenant with any further notice and opportunity to cure same).
     Section 21.2. Subordination. This Lease is and shall be subject and subordinate to all ground or underlying leases, mortgages and deeds of trust which now or hereafter affect the Land, Building and/or any ground or underlying leases thereof and to all renewals, modifications, consolidations, replacements and extensions thereof, subject, however, to the condition precedent that any mortgagee under a future mortgage placed on the Building shall execute and deliver to Tenant a subordination, non-disturbance and attornment agreement in recordable form (herein, an “SNDA”) which shall include (i) recognition and non-disturbance agreements to the effect that the mortgagee, will not disturb Tenant’s continued occupancy of the Demised Premises under this Lease so long as Tenant is not in default beyond applicable cure periods hereunder, (ii) such other reasonable terms and conditions as are contained in the mortgagee’s customary form of subordination, non-disturbance and attornment agreement (provided that, with respect to the Initial SNDA (defined below), the form attached hereto as Exhibit F shall constitute the requisite SNDA hereunder, and with respect to any Subsequent SNDA’s (defined below), any of the terms set forth in the Initial SNDA (defined below) and below in this Article 21 shall be deemed acceptable for all purposes hereof), and (iii) provisions consistent within this Article 21 regarding the rights granted to, and obligations of, any such mortgagee. Within thirty (30) days following mutual execution and delivery by Landlord and Tenant of this Lease, and after Tenant’s execution and delivery to Landlord of an original counterpart of a subordination, non-disturbance and attornment agreement in the form attached hereto as Exhibit F (the “Initial SNDA”), Landlord shall use all reasonable efforts to cause the currently existing mortgagee to deliver to Tenant an original counterpart of said Initial SNDA executed on behalf of such currently existing mortgagee. All SNDAs delivered by Landlord to Tenant hereunder after the Initial SNDA are defined as “Subsequent SNDA’s”. Landlord and Tenant shall each be responsible for paying their own respective attorneys’ fees relative to negotiating and/or otherwise processing the aforedescribed SNDAs. In confirmation of any such subordination, Tenant will execute and deliver upon demand of Landlord any and all instruments desired by Landlord subordinating this Lease to such ground or underlying lease, mortgage or deed of trust (subject to receipt of an SNDA, as and to the extent provided herein). Tenant’s failure to execute and deliver any such instruments within ten (10) business days after notice from Landlord requesting the execution and delivery of said instruments, which failure continue for a period of three (3) business days after service of a second request therefor, shall be deemed a “default” under Section 17.1(d) above, hereunder, without any additional notice or cure periods being required hereunder.
     Section 21.3. Attornment. Tenant agrees that, at the option of the landlord under any ground lease now or hereafter affecting the real property of which Demised Premises forms a part, Tenant shall attorn to said landlord in the event of the termination or cancellation of such ground lease and if requested by said landlord, enter into a new lease with said landlord (or a successor ground-lessee designated by said landlord) for the balance of the term then remaining hereunder upon the same terms and conditions as those herein provided (subject, in any event, to the terms of any then existing SNDA).
     Section 21.4. Mortgages. Tenant covenants and agrees that, if by reason of default under any mortgage or deed of trust which may now or hereafter affect the Land and/or the Building, the mortgagee thereunder enters into and becomes possessed of the said mortgaged property either through possession or foreclosure action or proceeding, or in the event of the sale of the said mortgaged property as a result of any action or proceeding to foreclosure the said mortgage, Tenant will attorn to the mortgagee or such then owner as its landlord under this Lease, unless the mortgagee or such then owner shall elect to terminate this Lease and the rights of the tenant hereunder (which termination right shall be subject to any then existing SNDA’s). Tenant agrees to execute and deliver, at any time and from time to time, within ten (10) business days following the request of the mortgagee or the then owner of the said mortgaged property of which the Demised Premises forms a part, any instrument which may be necessary or appropriate to evidence such attornment. Tenant further waives the provisions of any statute or rule of law now or hereafter in effect which may give or purport to give Tenant any right of election to terminate this Lease or to surrender possession of the Demised Premises in the event any proceeding is brought by the mortgagee under any such mortgage to terminate the same, and agrees that unless and until such mortgagee, in connection with any such proceeding, shall elect to terminate this Lease and the rights of Tenant hereunder, this Lease shall not be affected in any way whatsoever by any such proceeding.
     Section 21.5. Protection of Successor Landlord. Notwithstanding anything to the contrary in this Lease or any mortgage, any party that becomes owner of the Demised Premises or the Building as a result of (i) foreclosure under any mortgage, (ii) any other exercise by a Mortgagee (as defined below) of rights and remedies (whether under any mortgage or under applicable law, including bankruptcy law) as holder of a mortgage, or (iii) delivery by Landlord to a Mortgagee (or its designee or nominee) of a deed or other conveyance of Landlord’s interest in the real property in lieu of any of the foregoing (“Successor Landlord”) shall not be liable for or bound by and of the following matters (except as set forth to the contrary in any then applicable SNDA):
     (a) Claims Against Former Landlord. Any right of Tenant to any offset, defense, claim, counterclaim, reduction, deduction or abatement against Tenant’s payment of Rent or performance of Tenant’s other obligations under this Lease, arising (whether under this Lease or under applicable law) from Landlord’s breach or default of under this Lease (“Offset Right”) that Tenant may have against Landlord or any other party that was landlord under this Lease at any time before the occurrence of any attornment by Tenant (“Former Landlord”) relating to any event or occurrence before the date of attornment, including any claim for damages of any kind whatsoever as the result of any breach by Former Landlord that occurred before the date of attornment. The foregoing shall not limit either (i) Tenant’s right to exercise against Successor Landlord any Offset Right otherwise available to Tenant because of events occurring after the date of attornment or (ii) Successor Landlord’s obligation to correct any condition that existed as of the date of attornment and violate Successor Landlord’s obligations as landlord under this Lease or (iii) such Successor Landlord’s obligations under this Lease which are required to be performed from and after the date such Successor succeeds to Former Landlord’s interest hereunder and obligations under this Lease which have not been performed by any prior owner and which continue to be unperformed at the time of the succession and which directly affect Tenant’s quiet enjoyment of the Demised Premises, such as required maintenance, repairs, restoration and furnishing of services.
     (b) Prepayments. Any payment of Rent that Tenant may have made to Former Landlord more than thirty (30) days before the date such Rent was first due and payable under this Lease with respect to any period after the date of attornment other than, and only to the extent that, this Lease expressly required such prepayment.
     (c) Payment; Security Deposit; Work. Any obligation (i) to pay Tenant any sum(s) that any Former Landlord owed to Tenant unless such sums, if any, shall have been actually delivered to Mortgagee by way of an assumption of escrow accounts or otherwise; or (ii) with respect to any security deposited with Former Landlord, unless such security was actually delivered to Mortgagee.
     (d) Modification, Amendment or Waiver. Any modification or amendment of this Lease, or any waiver of the terms of this Lease, made without Mortgagee’s written consent.
     (e) Surrender, Etc. Any consensual or negotiated surrender, cancellation, or termination of this Lease, in whole or in part, agreed upon between Landlord and Tenant, unless effected unilaterally by Tenant pursuant to the express terms of this Lease.
     Section 21.6. Mortgagee’s Right To Cure. Notwithstanding anything to the contrary in this Lease, before exercising any termination right:
     (a) Notice to Mortgagee. Tenant shall provide any holder of a mortgage affecting the Demised Premises, the Building, the land beneath the Building or any interest of Landlord therein (a “Mortgagee”) with notice of the breach or default by Landlord giving rise to same (the “Default Notice”) and, thereafter, the opportunity to cure such breach or default as provided for below.

     (b) Mortgagee’s Cure Period. After Mortgagee receives a Default Notice, Mortgagee shall have a period of thirty (30) days beyond the time available to Landlord under this Lease in which to cure the breach or default by Landlord. Mortgagee shall have no obligation to cure (and shall have no liability or obligation for not curing) any breach or default by Landlord, except to the extent that Mortgagee agrees or undertakes otherwise in writing. In addition, as to any breach or default by Landlord the cure of which requires possession and control of the Premises, provided that Mortgagee undertakes by written notice to Tenant to exercise reasonable efforts to cure or cause to be cured by a receiver such breach or default within the period permitted by this paragraph, Mortgagee’s cure period shall continue for such additional time (the “Extended Cure Period”) as Mortgagee may reasonably require to either: (i) obtain possession and control of the Premises with due diligence and thereafter cure the breach or default with reasonable diligence and continuity; or (ii) obtain the appointment of a receiver and give such receiver a reasonable period of time in which to cure the default.
ARTICLE 22
QUIET ENJOYMENT
     Section 22.1. Quiet Enjoyment. Landlord covenants and agrees with Tenant that upon payment by Tenant of the Rent hereunder and upon the observance and performance of all of the terms, covenants and conditions on Tenant’s part to be observed and performed, Tenant may peaceably and quietly enjoy the Demised Premises, free of all claims from Landlord or any party claiming by, through or under Landlord, but subject, nevertheless, to the terms and conditions of this Lease (including, without being limited to, the provisions of Article 21). Without limitation of the foregoing, if any other tenant at the Building is making excessive and unreasonable noise, which causes a material nuisance to Tenant’s operations at the Demised Premises which is inconsistent with comparable Class A office building standards, then Landlord shall exercise such reasonable efforts, consistent with Landlord’s rights under its existing lease with such tenant and in accordance with Applicable Laws, to cause such tenant to take actions to eliminate or reasonably reduce such excessive and unreasonable noise.
ARTICLE 23
NOTICES
     Section 23.1. Notices. Whenever any notice or consent is required or permitted hereunder, such notice or consent shall be in writing. Any notice or document required or permitted to be delivered hereunder shall be deemed to be delivered (a) upon receipt or refusal of receipt when sent by personal delivery or by recognized overnight courier or (b) upon the third (3rd) business day after being deposited in the United States Mail, postage prepaid, Registered or Certified Mail, Return Receipt Requested, addressed to the parties hereto at the addresses set forth in Article 1, or at such other addresses as they have theretofore specified by written notice delivered in accordance herewith.

ARTICLE 24
MISCELLANEOUS PROVISIONS
     Section 24.1. Time. Time is and shall be of the essence of this Lease and all its provisions.
     Section 24.2. Applicable Law and Construction.
     (a) This Lease shall be governed by and construed under the laws of the State in which the Building is located.
     (b) The necessary grammatical changes required to make the provisions of this Lease apply in the plural sense where there is more than one tenant and to either corporations, associations, partnerships or individuals, males or females, shall in all instances be assumed as though fully expressed. If there is more than one person or entity who or which are Tenant under this Lease, the obligations imposed upon Tenant under this Lease shall be joint and several. The relationship between Landlord and Tenant created hereunder shall be that of lessor and lessee and nothing herein shall be construed as creating any joint venture or partnership. The captions used in this Lease are for convenience only and do not in any way limit or amplify the terms and provisions hereof.
     Section 24.3. Parties Bound. It is agreed that this Lease, and each and all the covenants and obligations hereof, shall be binding upon and inure to the benefit of, as the case may be, the parties hereto, their respective heirs, executors, administrators, successors and assigns, subject to all agreements and restrictions herein contained with respect to assignment or other transfer of Tenant’s interest herein.
     Section 24.4. No Representations by Landlord. Neither Landlord nor Landlord’s agents have made any representations or promises with respect to the physical condition of the Property or the Building, the Demised Premises, permissible uses of Demised Premises, the rents, leases, expenses of operation or any other matter or thing affecting or related to the Demised Premises except as herein expressly set forth, and no rights, easements, or licenses are acquired by Tenant by implication or otherwise except as expressly set forth in the provisions of this Lease. Tenant has inspected the Building and the Demised Premises and is thoroughly acquainted with their condition, and agrees to accept the same “as is” (provided that the foregoing shall not limit any maintenance and repair obligations of Landlord expressly set forth herein). All understandings and agreements heretofore made between the parties hereto are merged in this Lease, which alone fully and completely expresses the agreement between Landlord and Tenant, and any executory agreement hereafter made shall be ineffective to change, modify, discharge or effect an abandonment of it, in whole or in part, or a surrender of this Lease or of the Demised Premises or any part thereof or of any interest of Tenant therein unless such executory agreement is in writing and signed by Landlord and Tenant.
     Section 24.5. Brokers. Landlord and Tenant each represents and warrants to the other party that the party making such representation and warranty did not deal with any brokers in connection with this Lease other than the Brokers identified in Article 1. Landlord hereby agrees to pay the brokerage commissions payable to said Brokers in accordance with a written agreement between Landlord and such Brokers. Each party shall indemnify, defend and hold the other, its agents and their respective partners, members, shareholders and employees harmless of, from and against any and all losses, damages, liabilities, claims, liens, costs and expenses, including without limitation court costs and reasonable attorneys’ fees and expenses, arising from any claims or demands of any other brokers or finders for any commission alleged to be due such other brokers or finders claiming to have dealt with the indemnifying party in connection with this Lease or with whom the indemnifying party hereafter deals or whom such indemnifying party employs.
     Section 24.6. Severability. The invalidity or unenforceability of any provision of this Lease shall not affect or impair the validity of any other provision.
     Section 24.7. Force Majeure. If either party fails to perform timely any of the terms, covenants or conditions of this Lease on such party’s part to be performed, and such failure is due in whole or in part to any strike, lockout, labor trouble, civil disorder, riot, insurrection, act of terrorism, war, accident, fire or other casualty, adverse weather condition, act of God, governmental inaction, restrictive governmental law or regulation, inability to procure materials, electricity, gas, other fuel or water or other utilities at the Building after reasonable effort to do so, act or event caused directly or indirectly by or by default of the other party or any of the other party’s employees or agents, or any cause beyond the reasonable control of such party, then such party shall not be deemed in default under this Lease as a result of such failure so long as such party continues to take all commercially reasonable efforts to cure such failure. Nothing in this Section 24.7 shall affect, in any manner, such party’s obligations to pay amounts otherwise due and owing under this Lease as and when due, and failure to timely pay such amounts shall not be subject to “force majeure” delays or extensions.
     Section 24.8. Definition of Landlord. As used in this Lease, the term “Landlord” shall mean only the owner, or the mortgagee in possession, for the time being, of the Building and the Land or the owner of a lease of the Building or of the Land and the Building, so that in the event of any sale of the Building or of the Land and the Building or of said Lease, or in the event of a lease of the Building or of the Land and the Building, said Landlord shall be and hereby is entirely freed and relieved of all covenants and obligations of Landlord hereunder accruing after such sale or lease and thereafter to be performed or observed, and it shall be deemed and construed without further agreement between the parties or their successors in interest, or between the parties and any such purchaser or lessee, that such purchaser or lessee has assumed and agreed to performed and observe any and all covenants and obligations of Landlord hereunder.
     Section 24.9. No Option. The submission of this Lease for examination or execution does not constitute a reservation of or option for the Demised Premises, and this Lease becomes effective as a lease only upon execution and delivery thereof by Landlord and Tenant.
     Section 24.10. Exculpatory Clause. All separate and personal liability of Landlord or any trustee, director, officer, partner, member, owner, principal (disclosed or undisclosed), agent or employee thereof of every kind or nature, if any, is waived by Tenant, and by every person now or hereafter claiming by, through or under Tenant; and Tenant shall look solely to Landlord’s estate in the Land and the Building for the payment of any claim against Landlord.
     Section 24.11. Intentionally Omitted.
     Section 24.12. No Recording. Tenant shall not record this Lease, or any portion or any reference hereto. In the event Tenant records this Lease, or permits or causes this Lease, or any portion hereof or reference hereto to be recorded, Landlord may declare a default hereunder and pursue any and all of its remedies provided in this Lease.
     Section 24.13. No Light, View or Air Easements. Any diminution or shutting off of light, view or air by any structure which may be erected on lands adjacent to the Property shall in no way affect this Lease or impose any liability on Landlord.
     Section 24.14. Financial Statements. At Landlord’s request, Tenant shall deliver to Landlord, within one hundred eighty (180) days after the end of each fiscal year of Tenant, Tenant’s annual financial statements prepared substantially in accordance with generally accepted accounting principles. All such financial information shall be certified by the chief financial officer of Tenant as being true, accurate and complete in all material respects. Landlord shall not disclose such financial information to any third party other than its lenders, partners, members, agents, consultants, advisors, attorneys and accountants or as may be otherwise required by a government or governmental agency or pursuant to court order.
ARTICLE 25
TENANT IMPROVEMENTS
     Section 25.1. Tenant’s Improvements. Landlord shall deliver possession of the Demised Premises to Tenant on or before the Projected Turnover Date. The date Landlord actually tenders possession of the Premises to Tenant is herein referred to as the “Turnover Date”.
     Subject to the provisions of Section 25.2 below, Tenant shall, at its sole cost and expense, perform such work as may be necessary or desired by Tenant to improve the Demised Premises for occupancy, all subject to and in accordance with the provisions of this Lease, including, without limitation, the provisions of Article 8 hereof. All work referred to in this subparagraph, which work is to be constructed within a period following the Turnover Date and prior to the Commencement Date, is hereinafter referred to as “Tenant’s Work”. Tenant shall have the right to retain its own general contractor for construction of the Tenant’s Work, which general contractor shall be subject to Landlord’s approval (which approval shall not be unreasonably withheld, conditioned or delayed as provided in Article 8 hereof). Without limitation of the foregoing, the parties agree that those general contractors listed on Exhibit E hereto shall be deemed acceptable to Landlord for purposes of this Section 25.1. Without limitation of the requirement of Article 8 hereof that plans and specifications shall be subject to Landlord’s approval, Tenant shall submit full and detailed architectural and engineering plans and specifications to Landlord for Landlord’s approval prior to the commencement of Tenant’s Work

(which approval shall not be unreasonably withheld, conditioned or delayed, as provided in Article 8). In the event Tenant elects to employ an engineer designated by Landlord in the preparation of any portion of the plans, or for the performance of any portion of Tenant’s Work, Tenant shall employ and be responsible for all fees of said engineer in preparing the plans or portion thereof and for any portion of Tenant’s Work performed by said engineer. In the event Tenant has elected not to employ Landlord’s designated engineer in the preparation of the plans, Landlord reserves the right to have the plans reviewed by Landlord’s designated engineer (limited to structural, MEP and life/fire safety engineering review), and Tenant shall pay or reimburse Landlord, within thirty (30) days following Landlord’s demand, for the actual out-of-pocket cost and expense incurred by Landlord relative to such engineering review (the “Engineer Review Costs”). Landlord’s approval shall be required of engineering plans and specifications, whether prepared by Landlord’s designated engineer or another engineer. Landlord shall not charge Tenant any supervisory or coordination fee in connection with the Tenant’s Work; and except for payment of Engineer Review Costs, if applicable, as provided above, Landlord shall not be entitled to payment of any other “Out-of-Pocket Costs” (as defined in Section 8.2 above) in connection with the Tenant’s Work, notwithstanding the terms of Article 8 to the contrary. Tenant shall not permit noise from construction of Tenant’s Work to unreasonably or materially disturb other tenants in the Building. Tenant’s Work which does so disturb other tenants shall be performed after regular working hours. Any entry upon the Demised Premises by Tenant or its representatives prior to the Commencement Date hereof in order to perform Tenant’s Work hereunder shall be subject to all of the terms and provisions of this Lease, except that Tenant shall not be obligated to pay Fixed Rent or Tenant’s Expense Charge for any such period prior to said Commencement Date.
     In addition, during normal construction hours for the duration of the phased construction of the Tenant’s Work, fixturing and move-in period, Tenant shall be allowed to use, at no cost to Tenant, the freight elevator in the Building for the purposes of moving materials, equipment and personnel to the Demised Premises. Landlord shall use all reasonable efforts to make the freight elevator available to Tenant, Tenant’s general contractor and Tenant’s sub-contractors on a non-exclusive basis during normal business hours.
     Section 25.2. Allowance. Landlord shall make a contribution (the “Allowance”) towards the cost of Tenant’s Work (including, without limitation, the costs of construction, permits and inspections, design drawings, architectural drawings, mechanical, electrical and plumbing drawings and other miscellaneous items including cabling, telephone, furnishings and signage) and toward moving costs and any other architectural and engineering fees and any other project management fees and fees of other related project consultants, all in connection with such Tenant’s Work, in the amount of $2,499,716.00 (i.e., being $38.00 per square foot of rentable area of the Demised Premises), on the terms and conditions hereinafter set forth:
     (a) Landlord shall disburse the Allowance proceeds from time to time, upon Tenant’s request for payment from time to time (which first request shall be made no earlier than thirty (30) days following the Turnover Date and which requests shall be made no more than once in any calendar month) and certification that the Tenant’s Work for which payment is requested, has been performed and that the amounts for which payment is requested are due and owing, which disbursement shall be made (i) to Tenant (or, at Landlord’s option, by check payable jointly to Tenant and to Tenant’s materialmen and contractors) within thirty (30) days after presentation by Tenant to Landlord of request for payment and appropriate and complete owner’s sworn statements, contractor’s affidavits and waivers of lien showing that the work covered thereby has been performed in the Demised Premises and (ii) to Tenant (or, at Landlord’s option, by check payable jointly to Tenant and to Tenant’s other suppliers) for such other items which are the basis of such request within thirty (30) days after receiving bills of such suppliers and, to the extent their work is lienable, upon presentation of statements, affidavits and waivers as described in (i) above.
     (b) Landlord has no obligation to disburse any portion of the Allowance if Tenant is in default under this Lease (provided that if Tenant cures such default within applicable cure periods, then Tenant shall again be entitled to such disbursement). Disbursement of any portion of the Allowance shall not be deemed a waiver of Tenant’s obligation to comply with such provisions. Tenant shall be responsible for the appropriateness and completeness of the contractors’ affidavits and waivers of lien and approval of any of such work; Landlord shall have no responsibility for any of the foregoing.
     (c) In the event that the cost of Tenant’s Work and such other items for which the Allowance may be applied should for any reason be less than the full amount of the Allowance, Tenant shall be entitled to receive such difference either in cash (within thirty (30) days after notice from Tenant) or as a credit against Fixed Rent for the Demised Premises next coming due under this Lease (with such choice being made at Landlord’s sole election); provided that Tenant shall not be so entitled to any portion of such difference exceeding twenty percent (20%) of the stated amount of the Allowance hereunder. In the event Landlord reasonably determines, at any time, that the cost of Tenant’s Work and such other items for which the Allowance may be applied will be in excess of the amount of the then undisbursed portion of the Allowance, then Tenant shall be solely responsible for payment of such excess, and Tenant, at Landlord’s option, shall pay all such excess amounts before Landlord is obligated to disburse any further portion of the Allowance, and such requirement of Tenant shall be an express condition for Landlord’s obligation to disburse any further portion of the Allowance. For purpose of the foregoing, the estimated cost of Tenant’s Work and other items for which the Allowance may be applied shall be determined by Landlord based on certified cost statements delivered by Tenant to Landlord from time to time, and, in any event, delivered by Tenant to Landlord promptly upon Landlord’s request therefor.
     (d) Tenant shall be required to apply at least $1,249,858.00 of the overall Allowance (i.e., being $19.00 per square foot of rentable area of the Demised Premises) toward so-called “hard construction costs” relative to the Tenant’s Work (the “Hard Cost Allocation”), and as a consequence, in no event shall Tenant be entitled to apply more than $1,249,858.00 of the overall

Allowance (i.e., being $19.00 per square foot of rentable area of the Demised Premises) (the “Soft Cost Allocation”) towards the cost of telephone and data cabling, moving expenses, signage, furniture, fees of architects, engineers, project managers and other project consultants, and other so-called “soft” costs, as well as towards any credit against Fixed Rent as provided in Section 25.2(c) above (which credit against Fixed Rent shall be subject to such further limitations, in addition to being required to be taken from the Soft Cost Allocation, as set forth in said Section 25.2(c) above). Without limitation of the foregoing, it is hereby confirmed that the direct costs payable to Tenant’s contractor(s) associated with the acquisition/installation of affixed fire suppression systems and/or raised flooring within the data center portion of the Demised Premises shall be deemed “hard construction costs” for purposes hereof.
     Section 25.3. Space Plan Allowance. Without limitation of the foregoing terms regarding the “Allowance” due and owing from Landlord hereunder, Landlord hereby agrees to make the following contribution (the “Space Plan Allowance”) pursuant to the following terms and conditions:
     (a) A contribution toward the fees and costs due and owing from Tenant to its space planner in connection with the preparation of the initial space plans for Tenant’s Work and up to one revision thereof in the amount not to exceed $7,893.84 (i.e., being $.12 per square foot of rentable area of the Demised Premises).
     Within thirty (30) days following submission by Tenant’s space planner to Landlord of a payment request with respect to the Space Plan Allowance, which request shall include a copy of the invoice(s) showing amounts due and owing to Tenant’s space planner in connection with said space plans, and, if requested by Landlord, a lien waiver from said space planner showing that all amounts so due and owing in connection with the preparation of the space plans have been fully paid, Landlord shall disburse the Space Plan Allowance to Tenant or, at Tenant’s direction, directly to the aforedescribed space planner. In the event that the fees and costs payable by Tenant to its space planner in connection with preparation of the foregoing space plans is, for any reason, less than the full amount of the Space Plan Allowance, then Tenant shall not be entitled to receive any such difference. In the event that the foregoing fees and costs are greater than the Space Plan Allowance, Tenant shall be fully responsible for the payment of all such excess costs and fees.
     Section 25.4. Card Readers. Without limitation of the foregoing terms of this Article 25, Landlord agrees to install, at Landlord’s expense, a card reader in each of two elevator cabs serving the Demised Premises, and Tenant shall the right to integrate its security system at the Demised Premises in a manner so as to utilize such card reader facilities. The foregoing card reader installation work shall be performed by Landlord on or before January 1, 2007. Any such security system and card reader integration work performed by Tenant shall be performed in accordance with the terms of this Article 25 (if included as part of the Tenant’s Work) and Article 8 above.

ARTICLE 26
SIGNAGE
     Section 26.1. Building Signage. So long as the original named Tenant herein and/or a Tenant Affiliate (as described in Section 15 hereof) continues to occupy not less than 30,000 square feet of rentable area of the Demised Premises for the conduct of business operations therefrom, Tenant shall have the right to install and maintain, during the Term hereof, at Tenant’s expense, name identification signage (corporate identity name and/or logo) for Tenant located on the top of the Building, in any one of the east, south or north sides of the Building (“Building Signage Identification”). The location of any such Building Signage Identification shall be within the “band” on such applicable side of the Building currently located at the top of the Building, and in no event shall the Building Signage Identification extent past the roofline of the Building. The design and font for such Building Signage Identification shall be consistent with the name/logo depicted in Exhibit I attached hereto and incorporated herein or otherwise acceptable to Landlord, at its sole discretion; provided that block lettering shall also be acceptable to Landlord, in lieu of the font shown on Exhibit I. The colors used for such Building Signage Identification shall be white, black and/or red (as selected by Tenant), or any other color requested by Tenant and approved by Landlord, at its sole discretion. The materials used for such Building Signage Identification shall be consistent with comparable Class A office building standards. Tenant shall have the right, at its expense, to install illuminated Building Signage Identification, so long as the type of illumination is consistent with Class A office building standards, and does not include neon or flashing light elements, and provided that the balance of the terms of this Section 26.1 shall continue to apply relative thereto. It is acknowledged that Exhibit I is attached for illustration purposes relative to certain pre-approved signage elements as expressly described above in this Section 26.1 (it being understood that Tenant shall have the right to install its signage on only one side of the Building, as described above in this Article 26, notwithstanding anything in said Exhibit I to the contrary). All work performed under this Article 26 shall comply and be performed in accordance with the terms and conditions described in the Article 25 (if included as part of the Tenant’s Work) and in Article 8 of this Lease, in any case subject to the necessary approvals and other terms and conditions therein described, and subject to Tenant obtaining all necessary Village of Lisle and other applicable governmental permits and approvals therefor. The signage rights of Tenant set forth in this Article 26 are personal to the original named Tenant hereunder and any permitted Tenant Affiliate assignee, and may not be exercised by any other assignee or by any sublessee of said Tenant unless Landlord otherwise consents thereto (at Landlord’s sole discretion), and shall be used solely to identify the name and/or logo of said original named Tenant or any permitted Tenant Affiliate assignee hereunder.
ARTICLE 27
RIGHT OF FIRST OFFER
     Subject to the provisions hereinafter set forth, Landlord hereby grants to Tenant the right to lease, on the terms and conditions hereinafter set forth, each portion of space on the first (1st), second (2nd), third (3rd) and sixth (6th) floors of the Building (the “First Offer Space”) which is not otherwise being leased by Tenant hereunder and which becomes available for leasing during the First Offer Period (as hereinafter defined).
     (a) A portion of the First Offer Space shall be deemed to be “available for leasing”upon the occurrence of the following events.
     (1) the expiration of an Existing Lease (as hereinafter defined) of such portion of the First Offer Space (including any renewals or extensions thereof, pursuant to options set forth therein), provided that such portion of the First Offer Space is not then subject to a right or option to lease such space granted in another Existing Lease;
     (2) if such portion of the First Offer Space is subject to a right or option granted in another Existing Lease, which right or option is not exercised, the later to occur of (A) the expiration of such right or option unexercised and (B) the expiration of the Existing Lease of such portion of the First Offer Space (including any renewals or extensions thereof, pursuant to options set forth therein); or
     (3) if such portion of the First Offer Space is subject to a right or option granted in another Existing Lease, which option is exercised, the expiration of the term of such other Existing Lease (including any renewals or extensions thereof, pursuant to options granted therein) or any later date on which the term of the demise of such portion of the First Offer Space created by the exercise of such right or option (including any renewals or extensions thereof, pursuant to options granted in such Existing Lease) expires.
     (b) Prior to Landlord leasing or granting any option to lease, or otherwise marketing for leasing, any portion of the First Offer Space which becomes, or is to become, available for leasing during the First Offer Period, Landlord shall give Tenant written notice (herein, in each case, an “Initial Availability Notice”) of the location and rentable area of such portion of the First Offer Space, the date of commencement of the term of the demise, as determined by Landlord, with respect to such portion of the First Offer Space (the “First Offer Space Commencement Date”), the rental rate for such portion of the First Offer Space (determined as hereinafter provided) and a description of all concessions (rent abatements, tenant improvement allowances, etc.) applicable to such First Offer Space. The First Offer Space Commencement Date for any given First Offer Space shall not be less than sixty (60) days after the date such corresponding Initial Availability Notice is given by Landlord.
     (c) Tenant’s right to lease the First Offer Space described in any such Initial Availability Notice from Landlord shall be exercisable by written notice from Tenant to Landlord of Tenant’s election to exercise said right given not later than ten (10) days after Landlord’s Initial Availability Notice is given, time being of the essence. If such right is not so exercised, Tenant’s right of first offer pursuant to the applicable Initial Availability Notice shall thereupon terminate as to such portion of the First Offer Space, and Landlord may thereafter market the subject First Offer Space for leasing, and enter into proposals or letters of intent for the leasing of, and/or for the granting of options to lease, all or any portion of such First Offer Space, all without notice to Tenant and free of any right in Tenant under this Article 27, except as provided in Section 27(d) below. If any Initial Availability Notice covers less than a full floor at the Building, or pertains to space on the second (2nd) or sixth (6th) floors of the Building, then Tenant may not elect to lease less than the entire area of the First Offer Space described in such Initial Availability Notice. If any Initial Availability Notice covers the full third (3rd) floor and/or the full first (1st) floor at the Building, then Tenant may elect to either lease (i) the entire area of such full floor(s) described in such Initial Availability Notice, or (ii) one-half of any such full floor(s) included in such Initial Availability Notice. Tenant must designate, in its exercise notice, whether it is exercising its first offer right with respect to less than the entire area described in the Initial Availability Notice, as permitted in the previous sentence, and in the absence of such proper notice so designating less than the entire such First Offer Space, Tenant shall, upon delivery of its exercise notice, be deemed to have exercised its first offer right with respect to the entire area described in the Initial Availability Notice.
     (d) If Tenant, pursuant to Section 27(c) above, does not timely exercise its first offer right relative to any portion of the First Offer Space described in an Initial Availability Notice (such First Offer Space not so exercised being referred to specifically as the “Marketable First Offer Space”), then Landlord may thereafter market and/or enter into proposals/letters of intent relative to all or portions of the Marketable First Offer Space. With respect to any such Marketable First Offer Space, it is agreed that, following such time as Landlord has engaged in serious discussions with a party other than Tenant concerning a lease or option to lease with respect to any portion of such Marketable First Offer Space for a term commencing during the First Offer Period (which shall include, in order to constitute serious discussions, (A) delivery by Landlord to such party of at least one (1) proposal for the leasing of such portion of the Marketable First Offer Space and (B) delivery by such prospect to Landlord of at least one counter-proposal [or delivery by Landlord to such prospect of a revised proposal based on comments received from such prospect]), and in any event prior to leasing or granting an option to lease any portion of the Marketable First Offer Space which is the subject of such serious discussions, Landlord shall give Tenant written notice (in each case, a “Second Availability Notice”) of the location and square feet of rentable area of such portion of the Marketable First Offer Space, the date of commencement of the term of the demise, as determined by Landlord, with respect to such portion of the Marketable First Offer Space (the “Marketable First Offer Space Commencement Date”), the rental rate for such portion of the Marketable First Offer Space (determined pursuant to the “Market Rental Rate” provisions as provided below, and including any applicable concessions, such as free rent, tenant improvement allowances, etc., if and to the extent included as part of such Market Rental Rate determination hereunder) and a description of any expansion rights being offered to the prospective tenant which would be superior to Tenant’s first offer rights under this Article 27. Unless the parties mutually agree otherwise, the Marketable First Offer Space Commencement Date (exclusive of the commencement date for any expansion space described in a Second Availability Notice) shall not be less than sixty (60) days after the date such Second Availability Notice is given by Landlord. Tenant’s right to lease the Marketable First Offer Space described in such a Second Availability Notice from Landlord shall be exercisable by written notice from Tenant to Landlord of Tenant’s election to exercise said right given not later than ten (10) days after Landlord’s Second Availability Notice is given, time being of the essence. If such right is not so exercised, Tenant’s right of first offer shall thereupon terminate as to such portion of the Marketable First Offer Space, and Landlord may thereafter lease or grant options to lease such portion of the Marketable First Offer Space without notice to Tenant and free of any right in Tenant under this Article 27 except as hereinafter provided in this Section 27(d). If Tenant does not timely exercise its first offer rights under this Section 27(d), and if, thereafter, Landlord and the prospect (or an affiliate thereof) which was the subject of the serious discussions giving rise to the Second Availability Notice do not enter into a lease and/or an option to lease with respect to all or any portion of the Marketable First Offer Space, then Landlord agrees that it shall not enter into a lease or grant an option to lease with respect to such portion of the Marketable First Offer Space without again giving a Second Availability Notice to Tenant following such time as Landlord is again in serious discussions with a prospective tenant regarding all or any portion of such Marketable First Offer Space for a term commencing within the First Offer Period. In addition, if Landlord enters into a lease and/or grants option to lease with respect to any such Marketable First Offer Space, then, at the end of such lease (including any renewals thereof, pursuant to options set forth therein), and the expiration of all such options, Tenant shall again have first offer rights with respect to such space under this Article 27, to the extent such space again becomes available for leasing during the First Offer Period. Tenant may not elect to lease less than the entire area of the Marketable First Offer Space described in a Second Availability Notice, and if a third-party lease would include the Marketable First Offer Space together with other space in the Building which is not First Offer Space, Tenant must exercise its right only with respect to such Marketable First Offer Space. Further, if a Second Availability Notice includes a description of any First Offer Space being offered as an expansion space option to the third party prospect, then Tenant, if it so exercises its first offer right pursuant to such Second Availability Notice, shall be granted the same such expansion option relative to the proposed expansion space.
     (e) Unless Landlord otherwise agrees (at its sole discretion), Tenant may only exercise its right to lease a portion of the First Offer Space, and an exercise thereof shall only be effective, if at the time of Tenant’s exercise of said right and on the pertinent First Offer Space Commencement Date or Marketable

First Offer Space Commencement Date (as the case may be), this Lease is in full force and effect and Tenant is not in monetary default under this Lease, or in any non-monetary default under this Lease beyond applicable cure periods hereunder, and (inasmuch as this right of first offer is intended only for the benefit of the original Tenant named herein and/or a permitted Tenant Affiliate assignee), if at the time of Tenant’s exercise of said right and as of the pertinent First Offer Space Commencement Date of Marketable First Offer Space Commencement Date (as the case may be), the original named Tenant herein has not assigned this Lease (other than to a permitted Tenant Affiliate), or sublet greater than fifty percent (50%) of the rentable area of the Demised Premises (other than to one or more permitted Tenant Affiliates) pursuant to one or more Long Term Assignment/Sublet Agreements (as hereinafter defined) in effect as of any such date. Without limitation of the foregoing, no sublessee or assignee (other than a permitted Tenant Affiliate assignee) shall be entitled to exercise any first offer right hereunder, and, unless Landlord otherwise agrees (at its sole discretion), no exercise of any first offer right hereunder by the original Tenant named herein or a permitted Tenant Affiliate assignee shall be effective in the event said Tenant assigns this Lease (other then a permitted Tenant Affiliate assignee) or subleases all or greater than fifty percent (50%) of the rentable area of the Demised Premises (other than to one or more permitted Tenant Affiliates) pursuant to one or more Long Term Assignment/Sublet Agreements in effect as of the date of Tenant’s exercise of such first offer right or as of the pertinent First Offer Space Commencement Date or Marketable First Offer Space Commencement Date (as the case may be). If the original Tenant named in this Lease has assigned this Lease to any permitted Tenant Affiliate assignee as of the time of Tenant’s exercise of any first offer rights under this Article 27 or as of the pertinent First Offer Space Commencement Date or Marketable First Offer Space Commencement Date (as the case may be), then, at Landlord’s option, any such exercise of the first offer right under this Article 27 and the corresponding lease amendment under Section 27(g) below shall need to be executed by the original named Tenant in this Lease and each such permitted Tenant Affiliate assignee in order to be effective for purposes hereof (unless, however, the original named Tenant no longer exists as a separate and distinct entity as a direct result of the transaction giving rise to the assignment to such permitted Tenant Affiliate assignee, such as is the case of a merger, in which event only the permitted assignee shall be obligated to execute such first offer exercise notice and corresponding lease amendment hereunder). Notwithstanding anything herein to the contrary, Landlord shall have the right, at its election, to waive any of the conditions precedent to Tenant’s valid exercise of its first offer rights under this Article 27, as such conditions are described above in this Section 27(e), whereupon Tenant’s prior exercise of such first offer rights shall be valid and in full force and effect in all respects. Any such waiver by Landlord must be in writing in order to be effective for purposes of the preceding sentence. For purposes hereof, the term “Long Term Assignment/Sublet Agreement” shall mean any assignment or sublease agreement which has a term, inclusive of extension or renewal options therein, which extends to a date which is later than the last day of the then “Measuring Period” (as hereinafter defined). For purposes hereof, the term “Measuring Period”, as of any date of determination, shall mean a period equal to seventy-five percent (75%) of the then balance of the stated Term hereof.
     (f) If Tenant has validly exercised its right to lease a portion of the First Offer Space, then effective as of the First Offer Space Commencement Date or the Marketable First Offer Space Commencement Date (as the case may be), such portion of the First Offer Space shall be included in the Demised Premises, subject to all of the terms, conditions and provisions of this Lease, except that:
     (1) Rent per square foot of rentable area for such portion of the First Offer Space shall be equal to the Market Rental Rate (as defined in Article 30 below) for such First Offer Space, provided that Tenant shall be entitled to an abatement of Fixed Rent and Tenant’s Expense Charge attributable to such First Offer Space for the period from and after the applicable First Offer Space Commencement Date or Marketable First Offer Space Commencement Date (as the case may be) and through the first to occur of (A) sixty (60) days after such First Offer Space Commencement Date or Marketable First Offer Space Commencement Date (as the case may be), and (B) the day Tenant first occupies such First Offer Space for the conduct of any business operations therefrom;
     (2) the rentable area of the Demised Premises shall be increased by the rentable area of such portion of the First Offer Space (and “Tenant’s Proportionate Share” shall be increased accordingly);
     (3) the term of the demise covering such portion of the First Offer Space shall commence on the First Offer Space Commencement Date or the Marketable First Offer Space Commencement Date (as the case may be), and shall expire simultaneously with the expiration of the term of this Lease, including any extension or renewal thereof;
     (4) any work performed by Tenant during the first six (6) months following the First Offer Space Commencement Date or the Marketable First Offer Space Commencement Date (as the case may be), to initially ready the First Offer Space for occupancy, shall be performed in accordance with the terms and conditions set forth in Article 25 above relative to the “Tenant’s Work” therein described (provided that there shall be no “Allowance” relative to such work, except to the extent provided in Section 27(f)(5) below, as applicable);
     (5) the First Offer Space shall be rented in its “as is” condition as of the First Offer Space Commencement Date or Marketable First Offer Space Commencement Date (as the case may be) (inasmuch as tenant improvement work, allowances and other concessions, if any, as well as market-level security deposit requirements, if any, will be reflected in Market Rental Rate as described in Article 30 below).
     (g) If Tenant has validly exercised its right to lease a portion of the First Offer Space, within thirty (30) days after request by either party hereto, Landlord and Tenant shall enter into a written amendment to this Lease confirming the terms, conditions and provisions applicable to such portion of the First Offer Space as determined in accordance herewith.
     (h) If Tenant has validly exercised its right to lease a portion of the First Offer Space, Landlord shall use commercially reasonable efforts to deliver possession of such First Offer Space to Tenant on the pertinent First Offer Space Commencement Date or Marketable First Offer Space Commencement Date (as the case may be) (including, the filing and diligent prosecution of eviction proceedings, if necessary, with respect to any holdover tenant therein), but in the event Landlord should be unable for any reason to do so, then Landlord shall not be subject to any liability for failure to deliver possession except as provided below in this Section 27(h). Such failure to deliver possession shall not affect either the validity of this Lease or the obligations of either Landlord or Tenant hereunder or be construed to extend the expiration of the term of this Lease either as to such portion of the First Offer Space or the balance of the leased Demised Premises; provided that in such event, the First Offer Space Commencement Date or Marketable First Offer Space Commencement Date (as the case may be) shall be extended until Landlord is able to deliver possession (i.e., with any rental abatement periods under Section 27(f)(l) hereof, as applicable, being deferred accordingly). Without limitation of the foregoing, in the event Landlord fails to deliver possession of any portion of the First Offer Space, which failure continues for ninety (90) days beyond the pertinent First Offer Space Commencement Date or Marketable First Offer Space Commencement Date (as the case may be) (the “Outside First Offer Space Commencement Date”) for any reason whatsoever (including reasons beyond Landlord’s reasonable control), then Tenant shall have the additional right, exercised upon thirty (30) days’ prior written notice thereof to Landlord delivered at any time following such 90-day period and prior to such time as Landlord has tendered the applicable First Offer Space to Tenant (time being of the essence) and Landlord’s failure to deliver possession of such First Offer Space to Tenant within such 30-day period, to revoke its earlier exercise of such applicable first offer right, whereupon this Lease shall continue in full force and effect without regard to such First Offer Space, and neither party shall have any further rights or obligations with respect thereto (provided that Landlord shall again give Tenant the notices under this Article 27 as and when required hereunder, and Tenant shall again have first offer rights as provided in this Article 27, prior to Landlord leasing or marketing for lease any such First Offer Space which remains available for leasing for a term commencing during the First Offer Period). If Tenant fails to so revoke its prior exercise notice within the time periods set forth in the preceding sentence Tenant shall be deemed to have waived such right, and the remaining terms of this Section 27(h) shall continue to apply.
     (i) In the event any portion of the First Offer Space is leased to Tenant other than pursuant to the right of first offer described herein, such portion of the First Offer Space shall thereupon be deleted from the First Offer Space.
     (j) As used herein, the following terms shall have the following meanings:
     (1) the term “First Offer Period” shall mean the term of this Lease and all extensions and renewals thereof; provided, however, that the First Offer Period shall not include the last twenty-four (24) months of the stated Term unless Tenant has then exercised the option granted to Tenant under Article 29 below to extend the term for the Renewal Period described therein (in which event the First Offer Period shall not include the last twenty-four (24) months of the Renewal Period); and
     (2) the term “Existing Lease” shall mean (A) any lease of any space in the Building in effect as of the date hereof (including amendments from time to time thereto which do not grant any additional rights relative to the First Offer Space hereunder, and including extensions or renewals thereof, pursuant to options currently granted therein), whether or not the term of such lease has yet commenced, and/or (B) any lease or lease amendment entered into by Landlord and a third party following a Second Availability Notice to Tenant in accordance with this Article 27 and Tenant’s failure to lease such space pursuant to this Article 27 (including amendments from time to time thereto which do not grant any additional rights relative to the First Offer Space hereunder, and including extensions or renewals thereof, pursuant to options initially granted in such lease or lease amendment).
     (k) If Tenant exercises its termination rights under Article 31 hereof, then Tenant shall no longer have any first offer rights under this Article 27 at any time following the exercise of said termination rights.
ARTICLE 28
EXPANSION OPTION
     Subject to the provisions hereinafter set forth, Landlord hereby grants to Tenant two (2) separate options to lease, on the terms and conditions hereinafter set forth, space (the “Expansion Space”) at the Building the exact area, configuration and location of the applicable Expansion Space and the date of commencement of the term of the demise with respect to the applicable Expansion Space (each such date being referred to as an “Expansion Space

Commencement Date”) and the Rent payable relative to such Expansion Space to be designated by Landlord within the parameters set forth below.
     (a) Each of Tenant’s two (2) options to lease Expansion Space (sometimes referred to herein as “Expansion Option 1” and “Expansion Option 2”, respectively) shall be exercisable by written notice from Tenant to Landlord of Tenant’s election to exercise said option given not later than the applicable latest exercise date designated below, time being of the essence:

EXPANSION OPTION	LATEST EXERCISE DATE
1	April 1,2007
2	July 1, 2008
     If Tenant’s option as to either of the two (2) expansion options described above is not so exercised on or before the applicable latest exercise date described above, such applicable option shall thereupon terminate and Tenant shall not thereafter have any right to lease any portion of the Expansion Space pursuant to such designated expansion option (provided that any remaining expansion option under this Article 28 shall continue in full force and effect and provided further that the failure to exercise any given expansion option under this Article 28 shall have no effect whatsoever on Tenant’s rights of first offer under Article 27 above with respect to the First Offer Space therein described). As to either such expansion option, Tenant may not elect to lease less than the entire area of the Expansion Space designated by Landlord in accordance with the parameters described in Section 28(b) below.
     (b) As to each of the two (2) expansion options so exercised by Tenant, Landlord shall determine the applicable Expansion Space Commencement Date, subject to the following conditions:
     (1) the area and location of the Expansion Space for Tenant’s respective expansion options shall meet the requirements designated in the table set forth in Section 28(b)(2) below; and
     (2) the Expansion Space Commencement Date for each of the two (2) expansion options designated above shall fall within the following designated periods:

WINDOW PERIOD FOR
EXPANSION SPACE
EXPANSION	EXPANSION	COMMENCEMENT
OPTION	SPACE	DATE
1	10,898 rentable square feet on the sixth (6th) floor of the Building, as identified on Exhibit G hereto (“Expansion Space A”)	Between June 1, 2007 and January 1, 2008 (inclusive)

WINDOW PERIOD FOR
EXPANSION SPACE
EXPANSION	EXPANSION	COMMENCEMENT
OPTION	SPACE	DATE
2	13,156 rentable square feet on the second (2nd) floor of the Building, as identified on Exhibit H hereto (“Expansion Space B”)	Between January 1, 2009 and July 1, 2009 (inclusive)
     (c) If Tenant has validly exercised its expansion option under this Article 28, then Landlord shall give Tenant written notice of the applicable Expansion Space Commencement Date and, as it relates to Expansion Option 2, the applicable “Market Rental Rate” for Expansion Space B as contemplated by Section 28(e) below, no later than three (3) months prior to the designated Expansion Space Commencement Date (provided that Landlord shall, in any event, give its determination of “Market Rent Rate” for Expansion Space B within fifteen (15) business days after Tenant’s request therefor (an “Expansion Space B Information Request”), which Expansion Space B Information Request shall be made no earlier than the following date:
EARLIEST EXPANSION SPACE B INFORMATION REQUEST DATE
April 1, 2008
     (d) Unless Landlord otherwise agrees (at its sole discretion), Tenant may only exercise said option under this Article 28, and an exercise thereof shall only be effective, if at the time of Tenant’s exercise of said option and on the pertinent Expansion Space Commencement Date, this Lease is in full force and effect and Tenant is not in monetary default under this Lease, or in non-monetary default under this Lease beyond applicable cure periods hereunder, and (inasmuch as said option is intended only for the benefit of the original Tenant named in this Lease and/or a permitted Tenant Affiliate assignee), if at the time of Tenant’s exercise of such right and as of the pertinent Expansion Space Commencement Date, the original Tenant named in this Lease has not assigned this Lease (other than to a permitted Tenant Affiliate) or sublet greater than fifty percent (50%)of the rentable area of the Demised Premises (other than to one or more permitted Tenant Affiliates) pursuant to one or more Long Term Assignment/Sublet Agreements (as defined in Section 27(e) above) in effect as of either such date. Without limitation of the foregoing, no sublessee or assignee (other than a permitted Tenant Affiliate assignee) shall be entitled to exercise said option, and, unless Landlord otherwise agrees (at its sole discretion), no exercise of said option by the original Tenant named in this Lease and/or a permitted Tenant Affiliate assignee shall be effective in the event said Tenant assigns this Lease (other than to a permitted Tenant Affiliate) or subleases all or greater than fifty percent (50%) of the rentable area of the Demised Premises (other than to one or more permitted Tenant Affiliates) pursuant to one or more Long Term Assignment/Sublet Agreements in effect as of the date of Tenant’s exercise of such expansion right or as of the pertinent Expansion Space Commencement Date. In the event of an assignment to a permitted Tenant Affiliate assignee as of the time of Tenant’s exercise of said option under this Article 28 or as of the Expansion Space Commencement Date, then, at Landlord’s election, any exercise of said option under this Article 28 and the corresponding lease amendment under Section 28(f) below must be signed by both the original named Tenant in this Lease and each such permitted Tenant Affiliate assignee in order to be effective (unless, however, the original named Tenant no longer exists as a separate and distinct entity as a direct result of the transaction giving rise to the assignment to such permitted assignee, such as is the case of a merger, in which event only the permitted assignee shall be obligated to execute such expansion exercise notice and corresponding lease amendment hereunder). Notwithstanding anything herein to the contrary, Landlord shall have the right, at its election, to waive any of the conditions precedent to Tenant’s valid exercise of its expansion rights under this Article 28, as such conditions are described above in this Section 28(d), whereupon Tenant’s prior exercise of such expansion rights shall be valid and in full force and effect in all respects. Any such waiver by Landlord must be in writing to be effective for purposes of the preceding sentence.
     (e) If Tenant has validly exercised its option to lease any applicable Expansion Space, then effective as of the pertinent Expansion Space Commencement Date, such Expansion Space shall be included in the Demised Premises, subject to all of the terms, conditions and provisions of this Lease, except that:
     (1) except as provided in Section 28(h) below, Rent per square foot of rentable area of the Expansion Space shall be equal to the Market Rental Rate (as defined in Article 30 below) for such Expansion Space, and shall be payable by Tenant as and when Rent is otherwise due for the balance of the Demised Premises;
     (2) the rentable area of the Demised Premises shall be increased by the rentable area of the Expansion Space for all purposes (including, without limitation, for purposes of determining “Tenant’s Proportionate Share” under this Lease);
     (3) the term of the demise covering the Expansion Space shall commence on the pertinent Expansion Space Commencement Date and shall expire simultaneously with the expiration or earlier termination of the Term of this Lease, including any extension or renewal thereof;
     (4) any work performed at the Expansion Space by Tenant during the first nine (9) months following delivery of the Expansion Space to Tenant to initially ready the Expansion Space for occupancy shall be performed in accordance with the terms and conditions set forth in Article 25 above relative to the “Tenant’s Work” therein described (provided that there shall be no “Allowance” relative to such work except to the extent provided in Section 28(h) below, as applicable); and
     (5) except as provided in Section 28(h) below, the Expansion Space shall be rented in its “as is” condition as of the Expansion Space Commencement Date.
     (f) If Tenant has validly exercised its option to lease any Expansion Space, then, within thirty (30) days after request by either party hereto, Landlord and Tenant shall enter into a written amendment to this Lease confirming the terms, conditions and provisions applicable to the Expansion Space as determined in accordance herewith.
     (g) In the event Landlord should be unable, due to the holding over of any existing tenant(s), or due to a fire or other casualty, or for any other reason, to deliver possession of any Expansion Space on the applicable Expansion Space Commencement Date, Landlord shall not be subject to any liability for failure to deliver possession, except as provided below in this Section 28(g). Such failure to deliver possession shall not affect either the validity of this Lease or the obligations of either Landlord or Tenant hereunder, or be construed to extend the expiration of the Term of this Lease either as to such Expansion Space or the balance of the Demises Premises; provided, however, that under such circumstances, the Expansion Space Commencement Date shall be deferred until Landlord is able to deliver possession. Landlord shall use commercially reasonable efforts to deliver possession of each applicable Expansion Space to Tenant as of the stated Expansion Space Commencement Date described herein, or as soon thereafter as is reasonably practicable, including, if applicable, the commencement of an eviction or similar proceeding to recover possession thereof from a holdover tenant. Without limitation of the foregoing, if any such failure to deliver possession of any Expansion Space persists for a period of ninety (90) days following the foregoing stated Expansion Space Commencement Date (the “Outside Expansion Space Commencement Date”) for any reason whatsoever (including reasons beyond Landlord’s reasonable control), then Tenant shall have the right to terminate its earlier exercise of its expansion option under this Article 29, upon thirty (30) days’ prior written notice thereof given to Landlord at any time following such 90-day period and prior to delivery of possession of such space to Tenant (time being of the essence) and Landlord’s failure to deliver possession of such Expansion Space to Tenant within such 30-day period, whereupon this Lease shall remain in full force and effect without regard to said Expansion Space (provided that Tenant shall continue to have all first offer rights as otherwise set forth in Article 27 above).
     (h) Notwithstanding the foregoing, with respect to the Expansion Space A exercised by Tenant under Expansion Option 1 above, in lieu of paying

Market Rental Rate for such space, Tenant shall instead pay Fixed Rent and Additional Rent with respect to such space in accordance with the same provisions as applicable for the initial Demised Premises hereunder (i.e., with Fixed Rent per square foot of rentable area for such Expansion Space being at the same respective rates from time to time as Fixed Rent for the initial Demised Premises, all as determined pursuant to Article 1 above).
     Further, with respect to both Expansion Space A and Expansion Space B, the following terms shall apply:
     (1) Tenant shall be entitled to an abatement of Fixed Rent and Tenant’s Expense Charge attributable to such Expansion Space for the period from and after the applicable Expansion Space Commencement Date and through the first to occur of (A) ninety (90) days after such Expansion Space Commencement Date, and (B) the day Tenant first occupies such Expansion Space for the conduct of any business operations therefrom; and
     (2) such Expansion Space shall be rented in its “as is” condition as of the Expansion Space Commencement Date; provided that, with respect to Expansion Space A only, Tenant shall be entitled to an “Allowance” in the amount of $38.00 per square foot of rentable area of the applicable Expansion Space multiplied by a fraction, the numerator of which is the number of calendar months from and after the applicable Expansion Space Commencement Date therefor and the denominator of which is 132 months. With respect to Expansion Space B only, the “tenant improvement allowance” (if any) shall be determined as part of the calculation of the Market Rental Rate for such space. Any work desired by Tenant to ready such space for occupancy will be performed pursuant to, and the foregoing Allowance or tenant improvement allowance shall be disbursed in accordance with, the same terms as set forth in Article 25 above relative to performance of the “Tenant’s Work” and disbursement of the “Allowance” thereunder.
     (i) If Tenant, pursuant to Article 27 above or otherwise, has leased (with the term “leased”, for purposes of this subparagraph (i), meaning either that the demise of such applicable space has then commenced or that Tenant has otherwise then exercised its first offer rights relative to such applicable space) any portion of Expansion Space A prior to exercising the first (1st) applicable expansion option under this Article 28, then such portion of Expansion Space A so leased by Tenant shall be deducted from the Expansion Space otherwise required for Expansion Option 1 under this Article 28 (provided that any remaining portion of Expansion Space A for such particular expansion option hereunder and the remaining applicable expansion option under this Article 28 shall continue in full force and effect). Further, if Tenant, pursuant to Article 27 above or otherwise, has leased any portion of Expansion Space B prior to exercising the second (2nd) applicable expansion option under this Article 28, then such portion of Expansion Space B so leased by Tenant shall be deducted from the Expansion Space otherwise required for Expansion Option 2 under this Article 28 (provided that any remaining portion of Expansion Space B for such particular expansion option hereunder shall continue in full force and effect).
     (j) If Tenant exercises its termination rights under Article 31 hereof prior to the exercise of any expansion option under this Article 28, then Tenant shall no longer have any further expansion rights under this Article 28, and this Article 28 shall thereupon be null and void.
ARTICLE 29
RENEWAL OPTION
     Subject to the provisions hereinafter set forth, Landlord hereby grants to Tenant an option to extend the Term of this Lease on the same terms, conditions and provisions as contained in this Lease, except as otherwise provided herein, for one period of five (5) years (the “Renewal Period”) after the expiration of the initial Term, which Renewal Period shall commence on February 1, 2018 (the “Renewal Period Commencement Date”) and end on January 31, 2023.
     (a) Said option shall be exercisable by written notice from Tenant to Landlord of Tenant’s election to exercise said option given not later than February 1, 2017 (herein, the “Latest Renewal Exercise Date”), time being of the essence. If Tenant’s option is not so exercised, said option shall thereupon expire.
     (b) Unless Landlord otherwise agrees (at its discretion), Tenant may only exercise said option, and an exercise thereof shall only be effective, if at the time of Tenant’s exercise of said option and on the Renewal Period Commencement Date, this Lease is in full force and effect and Tenant is not in monetary default under this Lease, or in non-monetary default beyond applicable cure periods under this Lease, and (inasmuch as said option is intended only for the benefit of the original Tenant named in this Lease and/or a permitted Tenant Affiliate assignee), as of the time of Tenant’s exercise of such right and as of the pertinent Renewal Period Commencement Date, not less than fifty percent (50%) of the rentable area of the Demised Premises are occupied by the original Tenant named herein and/or one or more permitted Tenant Affiliates, and said Tenant has not assigned this Lease (other than to a permitted Tenant Affiliate) or sublet greater than fifty percent (50%) of the rentable area of the Demised Premises (other than to one or more permitted Tenant Affiliates), pursuant to one or more assignments and/or subleases in effect as of either such date. Without limitation of the foregoing, no sublessee or assignee (other than an assignee which is a Tenant Affiliate) shall be entitled to exercise said option under this Article 29, and no exercise of said option by the original Tenant named herein or by a Tenant Affiliate assignee shall be effective, in the event said Tenant or Tenant Affiliate has assigned this Lease (other than to a permitted Tenant Affiliate) or has subleased greater than fifty percent (50%) of the rentable area of the Demised Premises (other than to one or more permitted Tenant Affiliates) pursuant to one or more assignments and/or subleases in effect as of the time of Tenant’s exercise of said right or as of the Renewal Period Commencement Date. In the event of an assignment to a Tenant Affiliate assignee permitted hereunder as of the time of Tenant’s exercise of its renewal rights under this Article 29 or as of the Renewal Period Commencement Date, then, at Landlord’s election, any exercise of the renewal option under this Article 29 and the corresponding lease amendment under Section 29(d) below must be signed by both the original named Tenant and each such successor Tenant Affiliate assignee in order to be effective (unless, however, the original named Tenant no longer exists as a separate and distinct legal entity as a direct result of the transaction giving rise to the assignment to such permitted assignee, such as in the case of a merger, in which case only the permitted assignee shall be obligated to execute the renewal option exercise notice and corresponding lease amendment hereunder). Notwithstanding anything herein to the contrary, Landlord shall have the right, at its election, to waive any of the conditions precedent to Tenant’s valid exercise of its renewal rights under this Article 29, as such conditions are described in this Section 29(b), whereupon Tenant’s prior exercise of such renewal rights shall be valid and in full force and effect in all respects. Any such waiver by Landlord must be in writing in order to be effective for purposes of the preceding sentence.
     (c) Rent per square foot of rentable area of the Demised Premises payable during the Renewal Period with respect to all space included in the Demised Premises as of the Renewal Period Commencement Date and all other concessions shall be equal to or otherwise governed by the Market Rental Rate (as defined in Article 30 below) for the Demised Premises. Landlord shall give Tenant written notice of the Market Rental Rate within thirty (30) days following written request by Tenant, which request shall be made no earlier than fifteen (15) months prior to the Renewal Period Commencement Date.
     (d) If Tenant has validly exercised said option, within thirty (30) days after request by either party hereto and determination of the Market Rental Rate, Landlord and Tenant shall enter into a mutually acceptable written amendment to this Lease, confirming the terms, conditions and provisions applicable to the Renewal Period as determined in accordance herewith, with such revisions to the rental provisions of this Lease as may be necessary to conform such provisions to the Market Rental Rate.
     (e) Tenant shall have no right to extend the Term of this Lease beyond the expiration of the Renewal Period.

ARTICLE 30
MARKET RENTAL RATE
     (a) As used herein, the term “Market Rental Rate” per square foot of rentable area shall mean (i) the annual rate of net or base or fixed rent reasonably determined to be the prevailing market net or base or fixed rental rate for comparable space in the Lisle/Naperville, Illinois area which has been built out for occupancy (taking into consideration the age of the build-out and the duration of the terms for which such space is being leased, location and/or floor level within a building, when the applicable rate becomes effective, quality and location of the applicable building, differences in rentable area for the applicable building, and differences in base building standards at the applicable building) and shall include prevailing concessions such as, but not limited to, rental concessions, tenant improvement work, allowances, brokerage commissions, time following delivery of the space for construction of tenant improvements without payment of Rent, etc, for terms commencing on or about the commencement date for the term for which Market Rental Rate is being determined hereunder (provided however, that in determining Market Rental Rate, there shall be no further rent abatement periods following delivery of the space for construction of tenant improvements, with respect to the First Offer Space under Article 27 and with respect to Expansion Space B under Expansion Option 2 pursuant to Article 28 above, if applicable, in that the rental abatement periods for construction of tenant improvements have already been agreed to by the parties and set forth in Section 27(f)(l) and Section 28(h)(l), respectively, above; and in the event that any such pre-agreed free-rent construction periods differ from “market” at the time of determination of Market Rental Rate, then the other components of Market Rental Rate shall be equitably adjusted accordingly), plus (ii) additional components of the Market Rental Rate consistent with additional components of rent charged for comparable space in the Lisle/Naperville, Illinois area, which may include, among the other then prevailing components of rent, periodic adjustments or additions to a fixed rent based on a share of real estate taxes and other expenses (such as Tenant’s Proportionate Share of Operating Costs and Taxes) and increases to adjust for inflation, and which may also include an additional market-level security deposit based upon security deposits being imposed upon other tenants at comparable office buildings in Lisle/Naperville, Illinois leasing comparable space and having comparable concession packages and being of comparable credit worthiness as that of Tenant. Comparable arms length lease transactions (and, as it relates to a determination under Article 29, renewal transactions) at the Building and/or bona fide written proposals or offers to lease comparable space at the Building (and, as it relates to a determination under Article 29, to renew leases of comparable space) received by Landlord from third parties (at arm’s length) or given by Landlord to third parties (at arm’s length) may be used by Landlord and thereupon have preferential value as an indication of the Market Rental Rate.

     (b) If Tenant disagrees with Landlord’s determination of Market Rental Rate with respect to any first offer space under Article 27 above which is greater than 5,000 square feet of rentable area, or with respect to Expansion Space B under Article 28 above, or with respect to any renewal option under Article 29 above (which Tenant must do, if at all, in writing setting forth Tenant’s determination of Market Rental Rate within fifteen (15) business days after Tenant’s receipt of notice of Landlord’s determination of Market Rental Rate), and if the parties cannot agree on the Market Rental Rate within thirty (30) days (or, as it relates to the renewal option under Article 29 hereof, sixty (60) days) thereafter, then, at Tenant’s election, and provided that Tenant has theretofore exercised its option for which Market Rental Rate is being determined, such dispute shall be determined by arbitration as hereinafter provided (it being understood and agreed that the binding arbitration process described in this Section 30(b) may only commence if and to the extent Tenant has validly exercised its option for which Market Rental Rate is being so determined). Tenant may initiate the arbitration process by written notice to that effect given to Landlord within fifteen (15) business days after the expiration of such thirty (30) day (or, if applicable, as it relates to a renewal under Article 29, sixty (60) day) period (time being of the essence), and if Tenant fails to so timely deliver such notice so initiating the arbitration process, then Tenant shall be deemed to have waived such right, and Landlord’s determination of Market Rental Rate shall be deemed the applicable Market Rental Rate for all purposes. If Tenant timely exercises such right to initiate the foregoing arbitration process, as described in the preceding sentence, then, within fifteen (15) business days after the giving of such notice, Landlord and Tenant will each select an arbitrator who shall be disinterested and shall be a person that has been actively engaged in the development or leasing of Class A office buildings in the Lisle/Naperville, Illinois area for a period not less than five (5) years immediately preceding his or her appointment. If a party fails to timely select an arbitrator, which failure continues for five (5) business days after written notice thereof from the other, then the arbitrator timely selected shall be the sole arbitrator. Within five (5) business days after the selection of both arbitrators, Landlord and Tenant shall each simultaneously submit to the arbitrators a determination of Market Rental Rate with such supporting materials as they deem appropriate (“Market Rate Supporting Materials”). (If no submittal is made by a party, that party shall be deemed to have submitted its original determination.) The arbitrators shall be directed to select, within fifteen (15) business days after the receipt of such submittals, from the two determinations submitted by Landlord and Tenant the one that is closer to the Market Rental Rate as determined by the arbitrators, and said selection shall thereafter be deemed the Market Rental Rate. If the two arbitrators so appointed fail to agree, within such fifteen (15) business day period, as to which of the determinations submitted by Landlord and Tenant is closer to the actual Market Rental Rate, the two arbitrators shall, within ten (10) business days thereafter, appoint a third arbitrator, using the criteria described above, to decide upon which of the two determinations submitted is closest to the actual

Market Rental Rate. In the event the two arbitrators are not able to so agree upon a third arbitrator within such ten (10) business day period, then either party may request that the third arbitrator be appointed by the American Arbitration Association, using the criteria described above. The third arbitrator shall be directed to select, within ten (10) business days after his or her appointment, from the two determinations submitted by the parties the one that is closer to the Market Rental Rate as determined by the third arbitrator, and that selection shall thereafter be deemed the Market Rental Rate. The cost of the foregoing arbitration process shall be borne by the losing party. The determination made by the two arbitrators or the third arbitrator, as the case may be, will be final and binding upon Landlord and Tenant, and will not be subject to reconsideration by the two arbitrators or the third arbitrator, as the case may be, or to review, appeal, or challenge in any court. The determination made by the two arbitrators or the third arbitrator, as the case may be, will have the same force and effect as if a court of final resort had entered a final and binding and unappealable judgment enforcing that determination, and the determination will be an enforceable term of this Lease. If no determination is made prior to the date for commencement of payment of rent for which Market Rental Rate must be determined, then Landlord’s determination shall be used until the arbitration process is completed. If Tenant’s determination is later selected, Landlord shall promptly refund any overpayments to Tenant.
ARTICLE 31
OPTION TO TERMINATE
     Tenant shall have the option, to be exercised as hereinafter provided, to terminate this Lease effective as of January 31, 2014 (the “Termination Date”), subject to the terms and conditions hereinafter set forth.
     (a) Tenant’s option to terminate this Lease shall be exercised, time being of the essence, by written notice to Landlord given on or before January 31, 2013 (the “Latest Termination Exercise Date”). If Tenant fails to so timely exercise its termination right as described in the preceding sentence, then Tenant shall be deemed to have waived such right, and this Article 31 shall thereupon be deemed null and void. Fifty percent (50%) of the Termination Fee (as hereinafter defined) shall be due from Tenant to Landlord on or before the date Tenant so exercises its termination option, hereunder, and the remaining balance of such Termination Fee shall be due on or before the Termination Date, and each such payment shall (at Landlord’s option, at its sole discretion), be an express condition to the effectiveness of Tenant’s early termination election hereunder. Payment of the Termination Fee shall be made in cash or by check or by wire transfer of readily available funds. “Termination Fee” shall mean the “Unamortized Demised Premises Space Costs” (as hereinafter defined). For purposes hereof, “Unamortized Demised Premises Space Costs”, shall be determined for each portion of the Demised Premises being demised hereunder as of the date Tenant delivers its termination notice (including, without limitation, the initial Demised Premises and any First Offer Space and Expansion Space leased by Tenant hereunder), and shall mean an amount calculated in each instance by determining the outstanding principal balance of a loan as of the Termination Date, which loan has (A) an original principal balance equal to the amount of all rent abatements, tenant improvements costs, allowances, concessions (including, without limitation, the One Time Existing Lease Payment described in Article 33 below) and brokerage commissions given or incurred by Landlord and directly associated with the lease of the then Demised Premises (which loan shall be deemed to have been made and disbursed as of the Commencement Date, as it relates to the initial Demised Premises, and as of the respective rent commencement date for each additional portion of the then Demised Premises), (B) an interest rate of nine percent (9%) per annum, (C) a term and full amortization period equal to the scheduled initial Term of the Lease for each portion of the Demised Premises (i.e., meaning from and after the Commencement Date, as it relates to the initial Demised Premises, and from and after the respective rent commencement date for any additional space then included as part of the Demised Premises, and in any such case, through the expiration of the initial Term of this Lease), and (D) payments of principal and interest made, in equal monthly installments, with interest paid in arrears, and assuming that the first payment was made as of the Commencement Date, as it relates to the initial Demised Premises, and as of the respective rent commencement date for any additional space then included as part of the Demised Premises.
     (b) Unless Landlord otherwise agrees (at its discretion), Tenant may only exercise its termination option hereunder, and an exercise thereof shall only be effective, if at the time of Tenant’s exercise of said option and on the Termination Date hereunder, Tenant is not in monetary default under this Lease, or in non-monetary default beyond applicable cure periods under this Lease. Nothing herein shall be deemed a waiver of any rights or remedies available to Landlord or Tenant hereunder in the event of any default by the other party at the time Tenant exercises its termination rights hereunder, or as of the Termination Date, which default remains uncured beyond applicable cure periods hereunder. Any notice to terminate shall be irrevocable by Tenant once given.
     (c) If Tenant so elects to terminate this Lease and pays to Landlord the Termination Fee as and when due hereunder, then effective as of the Termination Date this Lease shall be deemed to have expired by lapse of time. Tenant shall be responsible for all Rent and other charges relating to the Demised Premises which accrue on or before the Termination Date.
     (d) If Tenant exercises its termination right under this Article 31, then Tenant shall vacate and deliver possession of the Demised Premises to Landlord on or before the Termination Date and deliver the Demised Premises to Landlord in the manner set forth in, and the condition required by, this Lease for surrender of the Demised Premises. Any retention of possession by Tenant of all or part of the Demised Premises after the Termination Date shall be deemed a holding over under Article 19 of this Lease without consent of Landlord, and shall be subject to the terms and conditions of said Article 19 with respect to such holdover.
     (e) Unless Landlord otherwise agrees, any exercise of the termination right under this Article 31, in order to be effective, must be signed by the original named Tenant hereunder and each subsequent permitted assignee of Tenant’s interest under this Lease (unless, however, any such party no longer exists as a separate legal entity as a direct result of the transaction giving rise to the assignment of this Lease, such as in the case of a merger). If Tenant exercises its option to terminate under this Article 31, unless Landlord otherwise agrees, Tenant shall be deemed to have represented and warranted to Landlord the following matters as of the Termination Date:
     (1) Tenant owns and holds the entire interest of Tenant under this Lease; and
     (2) There exists no subleases, assignments, liens or encumbrances affecting the Demised Premises or assignments of Tenant’s interest under this Lease which shall survive the Termination Date.
     (f) Tenant acknowledges that the Termination Fee constitutes a non- refundable payment, notwithstanding any subsequent leasing of the Demised Premises by Landlord. Landlord, in its sole discretion, may invalidate the effectiveness of any prior exercise of Tenant’s termination rights under this Article 31, if Tenant fails to pay the Termination Fee when the same is due hereunder; provided that Landlord’s failure to so invalidate the effectiveness of Tenant’s termination of this Lease on the Termination Date shall not affect Tenant’s continued obligation to pay the Termination Fee or any rights and remedies of Landlord on account of any such default by Tenant in paying the Termination Fee as and when due hereunder.
     (g) If Tenant exercises its termination right under this Article 31, then Tenant shall no longer have any additional first offer/expansion rights under Article 27 or Article 28 hereof. Further, if Tenant exercises its right to lease any First Offer Space under Article 27 hereof at any time after January 31, 2012, then, in any such case, Tenant shall no longer have any termination rights under this Article 31, and this Article 31 shall thereupon be null and void.
ARTICLE 32
GENERATOR
     Subject to the terms and conditions hereinafter set forth, Landlord grants to Tenant, during the Term, the right to install one (1) commercially reasonable emergency generator relating to Tenant’s business in the Demised Premises at a location at the Building designated by Landlord and approved by Tenant in its reasonable discretion, for supplying emergency power to the Demised Premises and, except as otherwise provided, to connect such equipment through existing mechanical shafts or vertical riser paths to the Demised Premises. The rights to own, install and use such additional generator under this Article 32 shall be in addition to the Tenant’s exclusive right to use the existing generator currently serving and connected to the Demised Premises and the existing Liebert units located at the Demised Premises as of the Turnover Date (the “Existing Generator/Liebert Units”). Without limitation of the foregoing, Tenant shall have the right, exercised by written notice thereof given on or before one (1) year prior to the Expiration Date (or, if Tenant has exercised its renewal option under Article 29 above, then on or before one (1) year prior to the end of the Renewal Period), to have Landlord convey the Existing Generator/Liebert Units to Tenant, in consideration for the payment of One Dollar ($1.00), in which case (i) Landlord shall convey such Existing Generator/Liebert Units to Tenant effective as of the Expiration Date (or, if Tenant has exercised its renewal option under Article 29 above, then effective as of the last day of the Renewal Period), by quit-claim bill of sale (i.e., without any representations or warranties of any kind or nature whatsoever, express or implied), and (ii) Tenant shall remove such Existing Generator/Liebert Units from the Demised Premises as of the Expiration Date (or, if Tenant has exercised its renewal option under Article 29 above, then as of the last day of the Renewal Period), in accordance with the removal/restoration and other obligations set forth in Section 8.2 above relative to other equipment and improvements which must be removed by Tenant thereunder. In no event shall Tenant have any right to obtain a conveyance of the Existing Generator/Liebert Units pursuant to this Section 32.1 if the Term of this Lease, or Tenant’s right to possession hereunder, is terminated for any reason prior to the stated Expiration Date (or, if Tenant has exercised its renewal option under Article 29 above, then prior to the last day of the Renewal Period) hereunder (i.e., whether due to a default by Tenant, or due to Tenant’s exercise of any early termination rights hereunder, or otherwise). If, during the Term, Tenant’s service provider for the maintenance, repair or operation of the Existing Generator/Liebert Units requests authority from Landlord, as the owner of such items, to allow such service provider to so provide the applicable servicing activities, then Landlord shall promptly respond to such request, provided that any such servicing of the Existing Generator/Liebert Units, and the service arrangement with any such service provider relative thereto, shall otherwise comply with all terms and conditions set forth in this Lease governing the same.
     Section 32.1. Installation. If Tenant desires to exercise such right, Tenant shall give a written notice to that effect to Landlord (a “Generator Notice”). The Generator Notice shall specify in detail the requirements of such installation, all of which shall be subject to the approval of Landlord. Landlord shall not unreasonably withhold or delay its approval provided that such installation and the subsequent use of such generator equipment shall (i) be subject to Landlord’s reasonable supervision, (ii) not adversely affect the structural safety or integrity of the Building or otherwise adversely affect any Building systems or operations, (iii) meet reasonable aesthetic and other standards of Landlord and Landlord’s architect and (iv) satisfy other reasonable conditions hereinafter set forth. If Tenant delivers a Generator Notice to Landlord, then Landlord shall designate by written notice to Tenant an appropriate area for such installation (“Installation Area”), which Installation Area shall be subject to reasonable approval of Tenant. The right granted to Tenant under this Article 32 shall be subject to the following conditions precedent: (1) Landlord’s architect (acting reasonably) shall approve of the location of the Installation Area and the appearance of those portions of the equipment to be visible to the public; (2) Landlord’s structural engineer (acting reasonably) shall approve of the location of the Installation Area, the design and specifications of the equipment, the load to the affected Building areas caused by such equipment, and other structural requirements of the installation; (3) the installation must comply with the applicable requirements of any covenant, condition or restriction of record and any municipal, county, state, federal or other governmental ordinance, law, rule or regulation including, but not limited to zoning ordinances, and with all rules and regulations for the Building; (4) the installation and operation of such equipment shall not interfere with the safety or operations of the Building or reduce or affect its structural integrity, and shall comply with the terms of this Lease; and (5) at Landlord’s request, Tenant shall enter into Landlord’s standard form license agreement used at the Building relative to the rights granted under this Article 32, the terms of which shall not conflict with the terms set forth in this Section.
     Section 32.2. Maintenance and Repair. Tenant shall pay all costs and expenses of any kind related to the installation, operation, maintenance, repair or removal of its generator equipment and the maintenance, repair or operation of the Existing Generator/Liebert Units, including any reasonable architect’s or engineering fees incurred by Landlord in connection with required approvals and any other reasonable out-of-pocket costs incurred by Landlord; provided that Tenant shall not be obligated to pay any rental or license fee on account of usage of the Installation Area or other Building areas as contemplated by this Article 32. Tenant shall maintain all such equipment in good repair. Subject to the terms of this Lease, Tenant shall be responsible for any damage, loss or injury to the Building or other property and for any injury to persons caused by installation, operation, maintenance or removal of such equipment. Upon the expiration or earlier termination of this Lease, Tenant shall, at its sole cost and expense, (i) remove the generator equipment and restore that portion of the Building where the generator equipment was located to its condition existing prior to the installation thereof, ordinary wear and tear excepted, and (ii) repair any damage or destruction caused by such removal. Restoration and repair herein required to be performed by Tenant shall be completed under the reasonable supervision of Landlord or Landlord’s representative. Notwithstanding the foregoing, unless Landlord otherwise requires Tenant to do so, Tenant shall not remove, and shall not be reimbursed for the cost thereof, any portion of the generator equipment which is embedded or permanently attached in or to the Building including, but not limited to, cables and other wiring. To the extent not expressly prohibited by law, and except to the extent resulting from the negligence or willful misconduct of Landlord, Tenant agrees to hold Landlord and its constituent partners, and their agents, and employees, harmless and to indemnify each of them against claims and liabilities, including reasonable attorney’s fees, for injuries to persons and damage to or theft, misappropriation or loss of property occurring in or about the Building and arising out of the installation, maintenance, operation, removal or other use of the generator equipment installed hereunder.
     Section 32.3. Assignability. All work performed by or on behalf of Tenant under this Article 32 shall comply and be performed in accordance with the terms and conditions described in Article 25 (i.e., if included as part of the Tenant’s Work) and in Article 8 of this Lease. The generator and other rights of Tenant set forth in this Article 32 may not be assigned to any party, and may be exercised only by Tenant or any permitted assignee under this Lease designated by Tenant in writing to Landlord (it being understood that only one such party shall have the right, at any given time, to have any generator equipment located at the Building pursuant to this Article 32), and no other party shall have the right to exercise such rights under this Article 32 without the express written consent of Landlord (at Landlord’s sole discretion).
     Section 32.4. Representation. Notwithstanding anything to the contrary contained herein, Landlord does not hereby represent that the Building is suitable for Tenant’s intended use or operation of the generator equipment contemplated by this Article 32.
ARTICLE 33
EXISTING LEASE PAYMENT
     Section 33.1. Payment. Tenant hereby represents to Landlord that Tenant has an early termination charge of $757,815.00 which is due and owing to Tenant’s existing landlord under Tenant’s existing lease for space at the building known as Finley Business Center (2505 Finley) (“Existing Building”), which termination charge is due on or before March 30, 2006. Landlord hereby agrees to pay Tenant, within three (3) business days after the mutual execution and delivery of this Lease by both parties, the sum of $757,815.00 (the “One Time Existing Lease Payment”) as consideration for Tenant obtaining such early termination of its existing lease at the Existing Building, and Tenant shall promptly deliver to Landlord evidence of such payment made by Tenant to its existing landlord at the Existing Building for the early termination of such existing lease, once such payment has been made (which payment shall be made on or before March 30, 2006, as described above). If Landlord has not returned a fully executed original of this Lease to Tenant and otherwise paid the One Time Existing Lease Payment to Tenant on or before 5:00 p.m., Central Time, on March 29, 2006, then Tenant shall have the right, exercised by written notice thereof delivered to Landlord at any time prior to Landlord’s delivery of such executed Lease and such payment to Tenant, to terminate this Lease and any further rights and obligations of the parties hereunder, whereupon Landlord shall return any Security Deposit theretofore deposited by Tenant hereunder, and neither party shall have any further rights or obligations under this Lease. If this Lease has not been terminated pursuant to the preceding sentence, and if Landlord has delivered a fully executed original of this Lease, together with the One Time Existing Lease Payment, to Tenant, then, at either party’s request, the parties shall promptly enter into an instrument confirming that such termination right of Tenant as set forth in this Article 33 is no longer applicable, and that such termination right is null and void in its entirety.
ARTICLE 34
SECURED AREA
     Section 34.1. Secured Area. Prior to termination or expiration of this Lease or Tenant’s right to possession of the Demised Premises hereunder, Landlord shall not, in the exercise of any access rights set forth in this Lease, enter (except in the case of an emergency or as otherwise provided below in this Article 34) certain areas of the Demised Premises that Tenant shall reasonably designate for security purposes from time to time (herein, the “Secured Areas”) (and

Landlord shall have no obligation to perform any janitorial or other services therein). If Landlord determines that it is reasonably necessary to enter the foregoing Secured Areas, due to an emergency, it may use such force as it determines, in good faith, to be necessary to gain such access, and shall have no responsibility for damage or injury caused or otherwise resulting from such entry. In the absence of an emergency which Landlord, in good faith, determines to require immediate access to any such Secured Areas, Landlord shall endeavor to give advance written or oral notice to Tenant prior to such entry to such Secured areas so as to permit Tenant to have a representative present during any such entry. In the event Landlord so enters a Secured Area without a representative of Tenant being present, then promptly after such entry, Landlord shall provide Tenant with a written notice of Landlord’s reason for such entry.
[signature page follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Lease to be executed as of the 24 day of March  , 2006.

LANDLORD: HINES VAF WESTWOOD OF LISLE II, L.P.
	By:	Hines VAF Westwood of Lisle II GP LLC, its
general partner

	By:	Hines Interests Limited Partnership,
its authorized agent

	By:	Hines Holdings, Inc., its
general partner

TD’A	By:	/s/ Thomas J. Danilek
		Name:	Thomas J. Danilek
		Title:	Senior Vice President

TENANT: SXC HEALTH SOLUTIONS, INC., a Texas corporation
	By:	/s/ IRWIN STUDEN
		Name:	IRWIN STUDEN
		Title:	CFO

EXHIBIT A
PLAN SHOWING TENANT’S INITIAL DEMISED PREMISES

EXHIBIT B
LEGAL DESCRIPTION OF LAND
PARCEL 1:
LOTS 2 AND 3 IN LISLE OFFICE PARK, BEING A SUBDIVISION IN SECTION 4, TOWNSHIP 38 NORTH, RANGE 10 EAST OF THE THIRD PRINCIPAL MERIDIAN. ACCORDING TO THE PLAT THEREOF RECORDED JULY 22, 1988 AS DOCUMENT RBB-80228, IN DUPAGE COUNTY, ILLINOIS.
PARCEL 2:
A NON-EXCLUSIVE, IRREVOCABLE AND PERPETUAL EASEMENT IN FAVOR OF PARCEL 1 AFORESAID FOR INGRESS AND EGRESS TO PROVIDE ACCESS FOR MOTOR VEHICLE AND PEDESTRIAN TRAFFIC TO AND FROM THE UNDERGROUND PARKING STRUCTURE AS CREATED BY ACCESS EASEMENT AGREEMENT DATED FEBRUARY 20, 1990 AND RECORDED MARCH 8, 1990 AS DOCUMENT R90-028602 MADE BY AND BETWEEN BOULEVARD BANK NATIONAL ASSOCIATION AS TRUSTEE UNDER TRUST AGREEMENT DATED MAY 17, 1988 AND KNOWN AS TRUST NUMBER 8775 AND BOULEVARD BANK NATIONAL ASSOCIATION AS TRUSTEE UNDER TRUST AGREEMENT DATED DECEMBER 5, 1989 AND KNOWN AS TRUST NUMBER 9118 OVER, UPON AND ACROSS THE FOLLOWING DESCRIBED LAND:
THAT PART OF LOT 1 IN LISLE OFFICE PARK, BEING A SUBDIVISION IN SECTION 4, TOWNSHIP 38 NORTH, RANGE 10 EAST OF THE THIRD PRINCIPAL MERIDIAN, DESCRIBED AS FOLLOWS: BEGINNING AT A POINT ON THE EAST LINE OF SAID LOT 1 WHICH IS 175.94 FEET SOUTHERLY OF THE NORTHEAST CORNER THEREOF: THENCE CONTINUING ALONG SAID EAST LINE OF LOT 1 SOUTH 01 DEGREE 24 MINUTES 17 SECONDS EAST, 13.06 FEET TO A CORNER OF LOT 1: THENCE SOUTH 88 DEGREES 35 MINUTES 43 SECONDS EAST ALONG THE EAST LINE OF SAID LOT 1, A DISTANCE OF 18.00 FEET TO A CORNER OF LOT 1: THENCE SOUTH 01 DEGREE 24 MINUTES 17 SECONDS EAST ALONG THE EAST LINE OF SAID LOT 1, A DISTANCE OF 201.50 FEET TO A CORNER OF LOT 1: THENCE NORTH 88 DEGREES 35 MINUTES 43 SECONDS WEST 12.00 FEET: THENCE NORTH 01 DEGREE 24 MINUTES 17 SECONDS EAST 181.57 FEET TO A POINT OF CURVATURE; THENCE NORTHWESTERLY ALONG A CURVE CONCAVE TO THE SOUTHWEST, HAVING A RADIUS OF 10.50 FEET, AN ARC DISTANCE OF 18.53 FEET’. THE CHORD OF SAID ARC HAVING A LENGTH OF 16.22 FEET AND A BEARING OF NORTH 49 DEGREES 09 MINUTES 30 SECONDS WEST: THENCE NORTH 09 DEGREES 43 MINUTES 17 SECONDS WEST, 21.00 FEET, THENCE NORTH 80 DEGREES 16 MINUTES 43 SECONDS EAST. 10.78 FEET TO THE PLACE OF BEGINNING, IN DUPAGE COUNTY, ILLINOIS.
PARCEL 3:
A NON-EXCLUSIVE, IRREVOCABLE AND PERPETUAL EASEMENT IN FAVOR OF PARCEL 1 AFORESAID FOR INGRESS AND EGRESS TO PROVIDE PEDESTRIANS WITH ACCESS TO AND USE OF THE PLAZA AREA AS CREATED BY ACCESS EASEMENT AGREEMENT DATED FEBRUARY 20, 1990 AND RECORDED MARCH 8, 1990 AS DOCUMENT R90-028602 MADE BY AND BETWEEN BOULEVARD BANK NATIONAL ASSOCIATION AS TRUSTEE UNDER TRUST AGREEMENT DATED MAY 17, 1988 AND KNOWN AS TRUST NUMBER 8775 AND BOULEVARD BANK NATIONAL ASSOCIATION AS TRUSTEE UNDER TRUST AGREEMENT DATED DECEMBER 5, 1989 AND KNOWN AS TRUST NUMBER 9118 OVER, UPON AND ACROSS THE FOLLOWING DESCRIBED LAND:
(SEE ATTACHED)

B-1

THAT PART OF LOT 1 IN LISLE OFFICE PARK, BEING A SUBDIVISION IN SECTION 4, TOWNSHIP 38 NORTH, RANGE TO EAST OF THE THIRD PRINCIPAL MERIDIAN, DESCRIBED AS FOLLOWS: BEGINNING AT A POINT ON THE EAST LINE OF SAID LOT 1 WHICH IS 78.50 FEET SOUTHERLY OF TIE NORTHEAST CORNER THEREOF: THENCE CONTINUING SOUTHERLY ALONG SAID EAST LINE, 66.00 FEET: THENCE WESTERLY AT RIGHT ANGLES TO SAID EAST LINE, 32.00 FEET: THENCE NORTHERLY PARALLEL WITH SAID EAST LINE, 18.00 FEET: THENCE WESTERLY AT RIGHT ANGLES TO SAID EAST LINE, 18.00 FEET; THENCE NORTHERLY PARALLEL WITH SAID EAST LINE, 18.00 FEET: THENCE EASTERLY AT RIGHT ANGLES TO SAID EAST LINE, 18.00 FEET: THENCE NORTHERLY PARALLEL WITH SAID EAST LINE, 30.00 FEET: THENCE EASTERLY AT RIGHT ANGLES TO SAID EAST LINE, 32.00 FEET TO THE PLACE OF BEGINNING, IN DUPAGE COUNTY, ILLINOIS.
     P.I.N. 08-04-400-010-0000 and 08-04-208-001-0000
     Commonly known as: 2441 Warrenville Road, Lisle, Illinois

B-2

EXHIBIT C
RULES AND REGULATIONS
1.	No sidewalks, entrance, passages, courts, elevators, vestibules, stairways, corridors or halls shall be obstructed or encumbered by Tenant or used for any purpose other than ingress and egress to and from the Demised Premises, the Building or the landscaping, parking facilities and other improvements and appurtenances.

2.	No awning or other projection shall be attached to the outside walls or windows of the Building without the prior written consent of Landlord. No curtains, blinds, shades, drapes or screens shall be attached to or hung in, or used in connection with any window or door of the Demised Premises, without the prior written consent of Landlord. Such awnings, projections, curtains, blinds, shades, drapes, screens and other fixtures must be of a quality, type, design, color, material and general appearance approved by Landlord, and shall be attached in the manner approved by Landlord. All electrical fixtures hung in offices or spaces along the perimeter of the Demised Premises must be fluorescent, of a quality, type, design, bulb color, size and general appearance approved by Landlord, which approval shall not be unreasonably withheld.

3.	No sign, advertisement, notice or other lettering shall be exhibited, inscribed, painted or affixed by Tenant on any part of the outside or inside of the Demised Premises or of the Building without the prior written consent of Landlord. In the event of the violation of the foregoing by Tenant, Landlord may remove same without liability, and may charge the expense incurred by such removal to Tenant. Interior signs on doors and directly tablet shall be inscribed, painted or affixed for Tenant by Landlord at the expense of Tenant, and shall be of a quality, quantity, type, design, color, size style, composition, material, location and general appearance acceptable to Landlord.

4.	The sashes, sash doors, skylights, windows, and doors that reflect or admit light or air into the halls passageways or other public places in the Building shall not be covered or obstructed by Tenant, nor shall any bottles, parcels, or other articles be placed on the window sills, or in the public portions of the Building.

5.	No show cases or other articles shall be put in front of or affixed to any part of the exterior of the Building, nor placed in public portions thereof without the prior written consent of Landlord.

6.	The water and wash closets and other plumbing fixtures shall not be used for any purposes other than those for which they were constructed, and no sweepings, rubbish, rags or other substances shall be thrown therein. All damages resulting from any misuse of the fixtures by Tenant shall be borne by Tenant to the extent that Tenant or Tenant’s agents, servants, employees, contractors, visitors, or licensees shall have caused the same.

7.	Except for hanging pictures, Tenant shall not paint, mark, drill into or in any way deface any part of the Demised Premises or the Building. No boring or cutting shall be permitted, except with the prior written consent of Landlord, and as Landlord may direct.

8.	No animal or bird of any kind shall be brought into or kept in or about the Demised Premises or the Building (except for service animals in the company of a handicapped person).

9.	Tenant shall not make, or permit to be made, any unseemly or disturbing noises or interfere with occupants of the Building or neighboring buildings or premises or those having business with them. Tenant shall not throw anything out of the doors, windows or skylights or down the passageways.

10.	Except as otherwise permitted under the Lease, neither Tenant nor any of Tenant’s agents, servants, employees, contractors, visitors or licensees shall at any time bring or keep upon the Demised Premises or in the Building any flammable, combustible or explosive fluid, chemical or substance.

11.	No additional locks, bolts or mail slots of any kind shall be placed upon any of the doors or windows by Tenant, nor shall any change be made in existing locks or the mechanism thereof; however, the foregoing shall not apply to any card key system which Tenant installs in full compliance with all other provisions of the Lease at its sole expense and with respect to which Landlord is provided with all access cards necessary to fully exercise all of its entry rights under the Lease with respect to the Demised Premises. Tenant must, upon the termination of the tenancy, restore to Landlord all keys of stores, offices and toilet rooms either furnished to or otherwise procured by Tenant and, in the event of the loss of any keys so furnished, Tenant shall pay to Landlord the cost thereof.

12.	All removals, or the carrying in or out of any safes, freight, furniture, fixtures, bulky matter or heavy equipment of any description must take place during the hours which Landlord or its agent may determine from time to time. Landlord reserves the right to prescribe the weight and position of all safes, which must be placed upon two-inch thick plank strips to distribute the weight. The moving of safes, freight, furniture, fixtures, bulky matter or heavy equipment of any kind must be made upon previous notice to the Superintendent of the Building and in a manner and at the time prescribed by him, and the persons employed by Tenant for such work are subject to Landlord’s prior approval. Landlord reserves the right to inspect all safes, freight or other bulky articles to be brought into the Building and to exclude from the Building all safes, freight or other bulky articles which violate any of these Rules and Regulations or the lease of which these Rules and Regulations are a part.

13.	Tenant shall not occupy or permit any portion of the Demised Premises to be occupied as an office that is not generally consistent with the character and nature of an ordinary desk-type office. Nor shall Tenant permit any portion of the Demised Premises to be used (a) for an employment agency, a public stenographer or typist, a labor union office, a physician’s or dentist’s office, a dance or music studio, a school, a beauty salon or barber shop, the business of photographic or multilith or multigraph reproductions or offset printing (not precluding using any part of the Demised Premises for photographic, multilith or multigraph reproductions solely in connection with Tenant’s own business and/or activities), a restaurant or bar, an establishment for the sale of confectionery or soda or beverages or sandwiches or ice cream or baked goods, an establishment for the preparation or dispensing or consumption of food or beverages (of any kind) in any manner whatsoever, or as a news or cigar stand, or as a radio or television or recording studio, theater or exhibition hall, for manufacturing, for the storage of merchandise or for the sale of merchandise, goods or property of any kind at auction, or for lodging, sleeping or for any immoral purpose, or for a banking, trust company, depository, guarantee, or safe deposit business, or as a savings bank, or as savings and loan association, or as a loan company, or for the sale of travelers checks, money orders, drafts, foreign exchange or letters of credit or for the receipt of money for transmission, or as a stock broker’s or dealer’s office or for the underwriting of securities, or as a government office or foreign embassy or consulate, or as tourist or travel bureau, or (b) a use which conflicts with any so-called “exclusive” then in favor of, or is for any use the same as that stated in any percentage lease to, another tenant of the Building (provided that Tenant’s use of the Demised Premises for general office purposes or for customer data processing center operations does not violate any such exclusive), or (c) a use which would be prohibited by any other portion of this Lease (including but not limited to any Rules and Regulations then in effect) or in violation of law. Tenant shall not engage or pay for any employees on the Demised Premises other than those working at the Demised Premises, nor shall Tenant advertise for laborers giving an address at the Demised Premises.

14.	Tenant shall not purchase spring water, towels, janitorial or maintenance or other like service from any company or persons not reasonably approved by Landlord. Landlord shall approve a sufficient number of sources of such service to provide Tenant with a reasonable selection, but only in such instances and to such extent as Landlord in its judgment shall consider consistent with security and proper operation of the Building.

15.	Landlord shall have the right to prohibit any advertising or business conducted by Tenant referring to the Building which, in Landlord’s opinion, tends to impair the reputation of the Building or its desirability as a first class building for offices and, upon notice from Landlord, Tenant shall refrain from or discontinue such advertising.

16.	Landlord reserves the right to exclude from the Building between the hours of 6:00 p.m. and 8:00 a.m. on all days, and at all hours on Saturdays, Sundays and legal holidays, all persons who do not present a pass to the Building issued by Landlord. Landlord may furnish passes to Tenant so that Tenant may validate and issue same. Tenant shall safeguard said passes and shall be responsible for all acts of persons in or about the Building who possess a pass issued to Tenant.

17.	Tenant’s contractors shall, while in the Building, be subject to and under the control and direction of the Superintendent of the Building (but not as agent or servant of said Superintendent or of Landlord) except for supervision of work.

18.	If the Demised Premises is or becomes infested with vermin as a result of the use or any misuse or neglect of the Demised Premises by Tenant, its agents, servants, employees, contractors, visitors, or licensees, Tenant shall forthwith at Tenant’s expense cause the same to be exterminated from time to time to the satisfaction of Landlord and shall employ such licensed exterminators as shall be approved in writing in advance by Landlord.

19.	The requirements of Tenant will be attended to only upon application at or call to the office of the Building. Building personnel shall not perform any work or do anything outside of their regular duties, unless under special instructions from the office of the Landlord.

20.	Canvassing, soliciting and peddling in the Building are prohibited and Tenant shall cooperate to prevent the same.

21.	No water cooler, air conditioning unit or system or other apparatus shall be installed or used by Tenant without the written consent of Landlord.

22.	There shall not be used in any Common Areas, public halls, plaza areas, lobbies or other space in the Building, either by Tenant or by jobbers or others, in the delivery or receipt of merchandise, any hand trucks or dollies, except those equipped with rubber tires and side guards.

23.	Tenant, Tenant’s agents, servants, employees, licensees or visitors shall not park any vehicles in any driveways, service entrances, or areas posted “No Parking.”

24.	Tenant shall install and maintain, at Tenant’s sole cost and expense, an adequate visibly marked (at all times property operational) fire extinguisher next to any duplicating or photocopying machine or similar heat producing equipment, which may or may not contain combustible material, in the Demised Premises.

25.	Tenant shall not use the name of the Building for any purpose other than as the address of the business to be conducted by Tenant in the Demised Premises, nor shall Tenant use any picture of the Building in its advertising, stationary or in any other manner without the prior written permission of Landlord. Landlord expressly reserves the right at any time to change said name without in any manner being liable to Tenant therefor.

26.	No smoking, eating, drinking or loitering is permitted in the common areas of the Building except in designated areas, if any.

27.	Tenant shall cooperate and participate in all recycling programs, if any, established for the Building by Landlord or nay governmental agency.

28.	Landlord reserves the right to make such other and further reasonable rules and regulations as in Landlord’s judgment may from time to time be needful for the safety, care and cleanliness of the Demised Premises or the Building, or the Property, and for the preservation of good order therein, and upon publication or notice to Tenant, any such other or further rules and regulations shall be binding upon Tenant with the same force and effect as if they had been inserted herein at the time of the execution hereof.

EXHIBIT D
PARKING RIDER
     1. Provided Tenant is not in default under the Lease and has not violated the rules and regulations set forth in this Exhibit D and any attachment hereto, as amended or supplemented in any fashion by Landlord from time to time in its sole and absolute discretion, including without limitation any rules and regulations concerning parking at the Building that Landlord may promulgate from time to time pursuant to this Exhibit D (the “Parking Rules”), then during the term of the Lease, (A) Tenant and its employees and business invitees visiting or conducting business at the Demised Premises shall be entitled, on a non-exclusive and non-reserved basis, to the use the Building’s parking area (excluding, however, those areas thereof designated by Landlord from time to time for the exclusive use of certain occupants of the Building or for no parking), but not greater than use of an aggregate of 4.00 parking spaces per one thousand (1,000) square feet of the area of the Demised Premises (provided that Tenant shall not be in default under the Lease if it uses up to an aggregate of 4.55 parking spaces per one thousand (1,000) square feet of the area of the Demised Premises, notwithstanding anything herein to the contrary), and (B) Tenant and its designated employees shall have the right to use, on an exclusive basis, ten (10) parking spaces in the indoor heated parking garage serving the building (which 10 spaces shall be located in such designated areas within such garage as may be designated by Landlord from time to time, if Landlord so elects). Landlord reserves the right to designate certain of the surface parking area and covered parking area within the Building’s parking areas as reserved parking stalls for other occupants of the Building. Tenant agrees that, except as specifically provided to the contrary in the Lease, Landlord may from time to time and at any time impose charges for parking at or about the Building, which charges are currently (and shall remain fixed for Tenant during the Term at) $60.00 per month for each space in the heated parking garage described above (it being acknowledged that there are no current parking charges imposed by Landlord for the other parking areas described in this Paragraph 1, and that Landlord shall only impose charges for such other parking areas to the extent consistent with market parking charges for surface parking areas at other comparable buildings in Lisle/Naperville, Illinois). All of the payments and charges provided in this Exhibit D shall be collectible as additional rent under the Lease.
     2. Tenant and its employees and business invitees shall not park any vehicle in any stall designated for the exclusive use of any other person and Tenant further agrees to employ reasonable measures to assure that its employees do not park in any such stall. Tenant shall furnish Landlord with a list of its and its employees’ vehicle license numbers within thirty (30) days after the Commencement Date and thereafter notify Landlord of any change in such list within ten (10) days after such change occurs. Tenant agrees to assume responsibility for compliance by its employees with all Parking Rules and for all losses (including the loss of parking entrance key-cards, if any) and other damages caused by Tenant or Tenant’s agents, servants, employees, contractors, visitors or licensees occurring during or relating to any use of the Building’s parking facilities. Tenant hereby authorizes Landlord to tow away from the Building or attach violation stickers, devices or notices to any vehicle belonging to Tenant or its employees which Landlord in good faith determines is parked in violation of the Parking Rules.

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All costs of any such towing or violation device and all applicable violation fees shall be payable by Tenant immediately upon demand by Landlord and, at Landlord’s option, such payment may be required prior to the release of the towed vehicle to its owner.
     3. A condition of any parking shall be compliance by the vehicle operator with all Parking Rules, including, without limitation, displaying any sticker or complying with any other identification system from time to time established by Landlord. Landlord expressly reserves the right to refuse to permit any person or vehicle in violation of the Parking Rules to enter or remain in the parking areas of the Building and to demand return therefrom of all parking stickers or other identification supplied by Landlord and Tenant hereby agrees to assist Landlord in enforcing all Parking Rules.
     4. In the event any surcharge, regulatory fee or parking tax is at any time (even at a time when no parking charges are otherwise due under Section 1 above) imposed by any governmental authority, Tenant shall pay all such amounts applicable to Tenant’s parking privileges hereunder to Landlord either in advance on the first day of each calendar month concurrently with its installment of Monthly Fixed Rent or as otherwise billed from time to time by Landlord.
     5. All parking privileges relative to the parking spaces in the indoor heated parking garage serving the Building are personal to the original named Tenant and any Tenant Affiliate assignee, and may not be assigned to any other party without Landlord’s consent (at its discretion).
     6. Landlord shall not be responsible for enforcing Tenant’s exclusive right to use any of its reserved parking stalls under the Lease nor shall Tenant have any right to impound, tow or impose any penalty on vehicles occupying such spaces; provided, however, that upon notice from Tenant of any other person parking vehicles in Tenant’s reserved parking stalls, Landlord shall use reasonable efforts (e.g., installing “reserved parking” signage and using reasonable efforts to enforce the same) to stop such improper usage by other persons.

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EXHIBIT E
PRE-APPROVED GENERAL CONTRACTORS
Interior Construction Group (ICG)
JC Anderson
Executive Construction (ECI)
Edison
Clune

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EXHIBIT F
FORM OF SNDA
SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT
          THIS SUBORDINATION, NON-DISTURBANCE AND ATTORNMENT AGREEMENT (“Agreement”) is entered into as of                                         , 200__(the “Effective Date”) by and between GREENWICH CAPITAL FINANCIAL PRODUCTS, INC., a Delaware corporation (together with its successors and assigns, the “Mortgagee”), and                                                             , a                                           (hereinafter, collectively the “Tenant”), with reference to the following facts:
          A.                                         , a                                          , whose address is                                                               (the “Landlord”) owns fee simple title or a leasehold interest in the real property described in Exhibit “A” attached hereto (the “Property”).
          B. Mortgagee has made or intends to make a loan to Landlord (the “Loan”).
          C. To secure the Loan, Landlord has or will encumber the Property by entering into a mortgage or deed of trust in favor of Mortgagee (as amended, increased, renewed, extended, spread, consolidated, severed, restated, or otherwise changed from time to time, the “Mortgage”) to be recorded in the [Recorder of Deeds’ Office] in and for the County of                                         , State of                                         .
          D. Pursuant to the Lease effective                                         , (the “Lease”), Landlord demised to Tenant [all] [a portion] of the Property consisting of the following (the “Leased Premises”):                                                                                                                           .
          E. Tenant and Mortgagee desire to agree upon the relative priorities of their interests in the Property and their rights and obligations if certain events occur.
          NOW, THEREFORE, for good and sufficient consideration, Tenant and Mortgagee agree:
     1. Definitions. The following terms shall have the following meanings for purposes of this Agreement.
     a. Foreclosure Event. A “Foreclosure Event” means: (i) foreclosure under the Mortgage; (ii) any other exercise by Mortgagee of rights and remedies (whether under the Mortgage or under applicable law, including bankruptcy law) as holder of the Loan and/or the Mortgage, as a result of which a Mortgagee becomes owner of the Property; or (iii) delivery by Landlord to Mortgagee (or its designee or nominee) of a deed or other conveyance of Landlord’s interest in the Property in lieu of any of the foregoing.

     b. Former Landlord. A “Former Landlord” means Landlord and any other party that was landlord under the Lease at any time before the occurrence of any attornment under this Agreement.
     c. Offset Right. An “Offset Right” means any right or alleged right of Tenant to any offset, defense (other than one arising from actual payment and performance, which payment and performance would bind a Successor Landlord pursuant to this Agreement), claim, counterclaim, reduction, deduction, or abatement against Tenant’s payment of Rent or performance of Tenant’s other obligations under the Lease, arising (whether under the Lease or under applicable law) from Landlord’s breach or default under the Lease.
     d. Rent. The “Rent” means any fixed rent, base rent or additional rent under the Lease.
     e. Successor Landlord. A “Successor Landlord” means any party that becomes owner of the Property as the result of a Foreclosure Event.
     f. Termination Right. A “Termination Right” means any right of Tenant to cancel or terminate the Lease or to claim a partial or total eviction arising (whether under the Lease or under applicable law) from Landlord’s breach or default under the Lease.
     g. Other Capitalized Terms. If any capitalized term is used in this Agreement and no separate definition is contained in this Agreement, then such term shall have the same respective definition as set forth in the Lease.
     2. Subordination. The Lease, as the same may hereafter be modified, amended or extended, shall be, and shall at all times remain, subject and subordinate to the terms conditions and provisions of the Mortgage, the lien imposed by the Mortgage, and all advances made under the Mortgage.
     3.  Nondisturbance, Recognition and Attornment.
     a. No Exercise of Mortgage Remedies Against Tenant. So long as the Tenant is not in default under this Agreement or under the Lease beyond any applicable grace or cure periods (an “Event of Default”), Mortgagee (i) shall not terminate or disturb Tenant’s possession of the Leased Premises under the Lease, except in accordance with the terms of the Lease and this Agreement and (ii) shall not name or join Tenant as a defendant in any exercise of Mortgagee’s rights and remedies arising upon a default under the Mortgage unless applicable law requires Tenant to be made a party thereto as a condition to proceeding against Landlord or prosecuting such rights and remedies. In the latter case, Mortgagee may join Tenant as a defendant in such action only for such purpose and not to terminate the Lease or otherwise adversely affect Tenant’s rights under the Lease or this Agreement in such action.
     b. Recognition and Attornment. Upon Successor Landlord taking title to the Property (i) Successor Landlord shall be bound to Tenant under all the terms and conditions of the Lease (except as provided in this Agreement); (ii) Tenant shall recognize and attorn to Successor Landlord as Tenant’s direct landlord under the Lease as affected by this Agreement;

and (iii) the Lease shall continue in full force and effect as a direct lease, in accordance with its terms (except as provided in this Agreement), between Successor Landlord and Tenant. Tenant hereby acknowledges notice that pursuant to the Mortgage and assignment of rents, leases and profits, Landlord has granted to the Mortgagee an absolute, present assignment of the Lease and Rents which provides that Tenant continue making payments of Rents and other amounts owed by Tenant under the Lease to the Landlord and to recognize the rights of Landlord under the Lease until notified otherwise in writing by the Mortgagee. After receipt of such notice from Mortgagee, the Tenant shall thereafter make all such payments directly to the Mortgagee or as the Mortgagee may otherwise direct, without any further inquiry on the part of the Tenant. Landlord consents to the foregoing and waives any right, claim or demand which Landlord may have against Tenant by reason of such payments to Mortgagee or as Mortgagee directs.
     c. Further Documentation. The provisions of this Article 3 shall be effective and self-operative without any need for Successor Landlord or Tenant to execute any further documents. Tenant and Successor Landlord shall, however, confirm the provisions of this Article 3 in writing upon request by either of them within ten (10) days of such request.
     4. Protection of Successor Landlord. Notwithstanding anything to the contrary in the Lease or the Mortgage, Successor Landlord shall not be liable for or bound by any of the following matters:
     a. Claims Against Former Landlord. Any Offset Right that Tenant may have against any Former Landlord relating to any event or occurrence before the date of attornment, including any claim for damages of any kind whatsoever as the result of any breach by Former Landlord that occurred before the date of attornment. The foregoing shall not limit either (i) Tenant’s right to exercise against Successor Landlord any Offset Right otherwise available to Tenant because of events occurring after the date of attornment or (ii) Successor Landlord’s obligation to correct any conditions that existed as of the date of attornment and violate Successor Landlord’s obligations as landlord under the Lease.
     b. Prepayments. Any payment of Rent that Tenant may have made to Former Landlord more than thirty (30) days before the date such Rent was first due and payable under the Lease with respect to any period after the date of attornment other than, and only to the extent that, the Lease expressly required such a prepayment.
     c. Payment; Security Deposit; Work. Any obligation: (i) to pay Tenant any sum(s) that any Former Landlord owed to Tenant unless such sums, if any, shall have been actually delivered to Mortgagee by way of an assumption of escrow accounts or otherwise; (ii) with respect to any security deposited with Former Landlord, unless such security was actually delivered to Mortgagee; (iii) to commence or complete any initial construction of improvements in the Leased Premises or any expansion or rehabilitation of existing improvements thereon; (iv) to reconstruct or repair improvements following a fire, casualty or condemnation; or (v) arising from representations and warranties related to Former Landlord.
     d. Modification, Amendment or Waiver. Any modification or amendment of the Lease, or any waiver of the terms of the Lease, made without Mortgagee’s written consent.

     e. Surrender, Etc. Any consensual or negotiated surrender, cancellation, or termination of the Lease, in whole or in part, agreed upon between Landlord and Tenant, unless effected unilaterally by Tenant pursuant to the express terms of the Lease.
     5. Exculpation of Successor Landlord. Notwithstanding anything to the contrary in this Agreement or the Lease, Successor Landlord’s obligations and liability under the Lease shall never extend beyond Successor Landlord’s (or its successors’ or assigns’) interest, if any, in the Leased Premises from time to time, including insurance and condemnation proceeds, security deposits, escrows, Successor Landlord’s interest in the Lease, and the proceeds from any sale, lease or other disposition of the Property (or any portion thereof) by Successor Landlord (collectively, the “Successor Landlord’s Interest”). Tenant shall look exclusively to Successor Landlord’s Interest (or that of its successors and assigns) for payment or discharge of any obligations of Successor Landlord under the Lease as affected by this Agreement. If Tenant obtains any money judgment against Successor Landlord with respect to the Lease or the relationship between Successor Landlord and Tenant, then Tenant shall look solely to Successor Landlord’s Interest (or that of its successors and assigns) to collect such judgment. Tenant shall not collect or attempt to collect any such judgment out of any other assets of Successor Landlord.
     6. Mortgagee’s Right to Cure. Notwithstanding anything to the contrary in the Lease or this Agreement, before exercising any Offset Right or Termination Right:
     a. Notice to Mortgagee. Tenant shall provide Mortgagee with notice of the breach or default by Landlord giving rise to same (the “Default Notice”) and, thereafter, the opportunity to cure such breach or default as provided for below.
     b. Mortgagee’s Cure Period. After Mortgagee receives a Default Notice, Mortgagee shall have a period of thirty (30) days beyond the time available to Landlord under the Lease in which to cure the breach or default by Landlord. Mortgagee shall have no obligation to cure (and shall have no liability or obligation for not curing) any breach or default by Landlord, except to the extent that Mortgagee agrees or undertakes otherwise in writing. In addition, as to any breach or default by Landlord the cure of which requires possession and control of the Property, provided that Mortgagee undertakes by written notice to Tenant to exercise reasonable efforts to cure or cause to be cured by a receiver such breach or default within the period permitted by this paragraph, Mortgagee’s cure period shall continue for such additional time as Mortgagee may reasonably require to either: (i) obtain possession and control of the Property with due diligence and thereafter cure the breach or default with reasonable diligence and continuity; or (ii) obtain the appointment of a receiver and give such receiver a reasonable period of time in which to cure the default.
     7. Miscellaneous.
     a. Notices. Any notice or request given or demand made under this Agreement by one party to the other shall be in writing, and may be given or be served by hand delivered personal service, or by depositing the same with a reliable overnight courier service or by deposit in the United States mail, postpaid, registered or certified mail, and addressed to the party to be notified, with return receipt requested or by telefax transmission, with the original machine-

generated transmit confirmation report as evidence of transmission. Notice deposited in the mail in the manner hereinabove described shall be effective from and after the expiration of three (3) days after it is so deposited; however, delivery by overnight courier service shall be deemed effective on the next succeeding business day after it is so deposited and notice by personal service or telefax transmission shall be deemed effective when delivered to its addressee or within two (2) hours after its transmission unless given after 3:00 p.m. on a business day, in which case it shall be deemed effective at 9:00 a.m. on the next business day. For purposes of notice, the addresses and telefax number of the parties shall, until changed as herein provided, be as follows:
i.	If to the Mortgagee, at:

Greenwich Capital Financial Products, Inc. 600 Steamboat Road Greenwich, Connecticut 06830 Attn: Mortgage Loan Department

Telecopy No.: (203) 618-2052

ii.	If to the Tenant, at:

Attn:

Telecopy No.: ( )
     b. Successors and Assigns. This Agreement shall bind and benefit the parties, their successors and assigns, any Successor Landlord, and its successors and assigns. If Mortgagee assigns the Mortgage, then upon delivery to Tenant of written notice thereof accompanied by the assignee’s written assumption of all obligations under this Agreement, all liability of the assignor shall terminate.
     c. Entire Agreement. This Agreement constitutes the entire agreement between Mortgagee and Tenant regarding the subordination of the Lease to the Mortgage and the rights and obligations of Tenant and Mortgagee as to the subject matter of this Agreement.
     d. Interaction with Lease and with Mortgage. If this Agreement conflicts with the Lease, then this Agreement shall govern as between the parties and any Successor Landlord, including upon any attornment pursuant to this Agreement. This Agreement supersedes, and constitutes full compliance with, any provisions in the Lease that provide for subordination of the Lease to, or for delivery of nondisturbance agreements by the holder of, the Mortgage.
     e. Mortgagee’s Rights and Obligations. Except as expressly provided for in this Agreement, Mortgagee shall have no obligations to Tenant with respect to the Lease. If an attornment occurs pursuant to this Agreement, then all rights and obligations of Mortgagee under this Agreement shall terminate, without thereby affecting in any way the rights and obligations of Successor Landlord provided for in this Agreement.
     f. Interpretation; Governing Law. The interpretation, validity and enforcement of this Agreement shall be governed by and construed under the internal laws of the State in which the Leased Premises are located, excluding such State’s principles of conflict of laws.
     g. Amendments. This Agreement may be amended, discharged or terminated, or any of its provisions waived, only by a written instrument executed by the party to be charged.
     h. Due Authorization. Tenant represents to Mortgagee that it has full authority to enter into this Agreement, which has been duly authorized by all necessary actions. Mortgagee represents to Tenant that it has full authority to enter into this Agreement, which has been duly authorized by all necessary actions.
     i. Execution. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
[THIS SPACE INTENTIONALLY LEFT BLANK]

          IN WITNESS WHEREOF, the Mortgagee and Tenant have caused this Agreement to be executed as of the date first above written.

MORTGAGEE: GREENWICH CAPITAL FINANCIAL PRODUCTS, INC., a Delaware corporation
By:
Name:
Title:

TENANT:

a

By:
Name:
Title:

LANDLORD’S CONSENT
     Landlord consents and agrees to the foregoing Agreement, which was entered into at Landlord’s request. The foregoing Agreement shall not alter, waive or diminish any of Landlord’s obligations under the Mortgage or the Lease. The above Agreement discharges any obligations of Mortgagee under the Mortgage and related loan documents to enter into a nondisturbance agreement with Tenant. Landlord is not a party to the above Agreement.

LANDLORD:

By:
Name:
Title:
Dated: ,

MORTGAGEE’S ACKNOWLEDGMENT

STATE OF	)
	)	ss.
COUNTY OF	)
          On the ___day of                      in the year                      before me, the undersigned, a Notary Public in and for said state, personally appeared                                                             , proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Signature of Notary Public

TENANT’S ACKNOWLEDGMENT

STATE OF	)
	)	ss.
COUNTY OF	)
          On the ___day of                      in the year                      before me, the undersigned, a Notary Public in and for said state, personally appeared                                                             , proved to me on the basis of satisfactory evidence to be the individual whose name is subscribed to the within instrument and acknowledged to me that he executed the same in his capacity, and that by his signature on the instrument, the individual, or the person upon behalf of which the individual acted, executed the instrument.

Signature of Notary Public

LIST OF EXHIBITS
     If any exhibit is not attached hereto at the time of execution of this Agreement, it may thereafter be attached by written agreement of the parties, evidenced by initialing said exhibit.
Exhibit “A” — Legal Description of the Land

EXHIBIT G
EXPANSION SPACE A

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EXHIBIT H
EXPANSION SPACE B

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EXHIBIT I
BUILDING SIGNAGE IDENTIFICATION — NAME/LOGO DEPICTION

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EXHIBIT J
CLEANING SPECIFICATIONS
The Landlord shall furnish janitorial services described below:
Daily — Five (5) times a week.
•	Sweep, dry mop or vacuum all floors. Remove gum, tar, etc. adhering to the floor.

•	Empty and damp wipe all ashtrays located on the outside of the Building.

•	Dust all horizontal surfaces, including tops of desks, file cabinets and counters, that can be reached without a ladder with a treated cloth, mitt or duster. (Papers and other objects on horizontal surfaces are not to be disturbed.)

•	Clean, polish and sanitize all drinking fountains.

•	Sweep all steps, sidewalks, plazas and interior landings leading to building.

•	Clean freight and passenger elevator cabs and landing doors including floors.

•	Empty all waste containers of waste paper and rubbish in quantities normal for office space.

•	Clean all common area washrooms and restrooms.

•	Spot clean all entrance doors, switch plates, walls and glass areas adjacent to such doors.

•	Dust exterior of all light fixtures other than ceiling fixtures with a feather duster.
Weekly
•	Wash glass in building directory.

•	Walk parking area and grounds (empty exterior waste container) and sweep areas.

•	Dust mop stairwells.

•	Damp wipe all waste containers.

•	Wash all glass entrance doors and side panels inside and out.
Monthly
•	Damp mop stairwell landings and treads.

•	Sweep and hose down exterior walks, trucking areas and shipping platforms.

•	Remove hard water stains from toilet fixtures.

•	Dust with treated dusters all Venetian blinds.

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Every Three Months
•	Machine scrub all common area lavatory and vestibule floors

•	Shampoo all elevator carpeting.

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EXHIBIT K
HVAC DESIGN STANDARDS
System Criteria — Systems operations are based upon population not to exceed one person/200 square feet of floor area.
Systems Operation Standards — Landlord provided HVAC system for all general office areas, in operation during regular business hours of all business days, shall be sufficient to maintain the following temperatures within the building:

Temperature	Heating Season	Cooling Season

Outside:	-10F.	94F. DB
74F. WB

Inside:	72F (+/-2F).	74F(±2°F).

Discharge Air Temperature:		55F.

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